================================================================================

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of July 17, 1995

                                    between

                              ENTERRA CORPORATION

                                      and

                            ENTERRA CANADA LIMITED,

                                      and

                              CHERCO-BARBER LTD.,

                                on the one hand,

                                      and

                  THE FINANCIAL INSTITUTIONS SIGNATORY HERETO,

                                      and

                            WELLS FARGO BANK, N.A.,

                                   as Agent,

                                      and

                     FIRST INTERSTATE BANK OF TEXAS, N.A.,

                                  as Co-Agent,

                               on the other hand

                                U.S.$175,000,000

================================================================================

                               TABLE OF CONTENTS

                                                                                                        Page
ARTICLE I            DEFINITIONS AND ACCOUNTING TERMS   . . . . . . . . . . . . . . . . . . . . . .       2
         1.1       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         1.2       Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
         1.3       Accounting Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
         1.4       Disclosure Statement and Exhibits  . . . . . . . . . . . . . . . . . . . . . . .      25
         1.5       Independence of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
         1.6       Currency Computations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
ARTICLE II           AMOUNT AND TERMS OF LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . .      26
         2.1       A Facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
         2.2       B Facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
         2.3       C Facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
         2.4       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
         2.5       Rate Designation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
         2.6       Interest Rates; Payment of Principal and Interest on Loans   . . . . . . . . . .      36
         2.7       Overdue Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
         2.8       Computation of Interest and Fees; Maximum Interest Rate  . . . . . . . . . . . .      38
         2.9       Notice of Borrowing Requirements   . . . . . . . . . . . . . . . . . . . . . . .      39
         2.10      Conversion or Continuation   . . . . . . . . . . . . . . . . . . . . . . . . . .      41
         2.11      Loans by Banks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
         2.12      Prepayments and Termination or Voluntary Reduction of Commitments  . . . . . . .      44
         2.13      Voluntary Reallocation of B Commitment and C Commitment  . . . . . . . . . . . .      46
         2.14      Canadian Exposure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
         2.15      Commitment Reductions; Mandatory Prepayments   . . . . . . . . . . . . . . . . .      47

                                                                                                        Page
         2.16      Agency Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
         2.17      Facility Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
         2.18      Commitment Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
         2.19      Letter of Credit Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
         2.20      Euro-Currency Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
         2.21      Special Euro-Currency Circumstances  . . . . . . . . . . . . . . . . . . . . . .      51
         2.22      Increased Risk-Based Capital Cost  . . . . . . . . . . . . . . . . . . . . . . .      51
         2.23      Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
         2.24      Holidays   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
         2.25      Place of Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
         2.26      Time and Place of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . .      55
         2.27      Survivability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55
         2.28      Outstanding Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55
ARTICLE III          NATURE OF CANADIAN OBLIGATIONS   . . . . . . . . . . . . . . . . . . . . . . .      56
         3.1       Joint and Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .      56
ARTICLE IV           CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      58
         4.1       Conditions Precedent to Effectiveness  . . . . . . . . . . . . . . . . . . . . .      58
         4.2       Conditions Precedent to All Loans and Issuances of Letters of Credit   . . . . .      62
         4.3       Conditions Precedent to Certain Loans  . . . . . . . . . . . . . . . . . . . . .      62
         4.4       Determinations Under Section 4.1   . . . . . . . . . . . . . . . . . . . . . . .      63
ARTICLE V            REPRESENTATIONS AND WARRANTIES OF BORROWER   . . . . . . . . . . . . . . . . .      63
         5.1       Organization, Powers, Good Standing, and Subsidiaries  . . . . . . . . . . . . .      64
                       5.1.1  Organization and Powers . . . . . . . . . . . . . . . . . . . . . . .      64
                       5.1.2  Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
                       5.1.3  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
         5.2       Authorization of Borrowing, etc.   . . . . . . . . . . . . . . . . . . . . . . .      65
                       5.2.1  Authorization of Borrowing  . . . . . . . . . . . . . . . . . . . . .      65





                                                                                                        Page
                       5.2.2  Authorization of Loan Documents by Subsidiary Guarantors  . . . . . .      65
                       5.2.3  No Conflict - Borrower  . . . . . . . . . . . . . . . . . . . . . . .      65
                       5.2.4  No Conflict - Canadian Obligors . . . . . . . . . . . . . . . . . . .      65
                       5.2.5  No Conflict - Subsidiary Guarantors . . . . . . . . . . . . . . . . .      66
                       5.2.6  Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . .      66
                       5.2.7  Binding Obligations . . . . . . . . . . . . . . . . . . . . . . . . .      66
                       5.2.8  Lien Priority . . . . . . . . . . . . . . . . . . . . . . . . . . . .      67
         5.3       Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      67
         5.4       Changes, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      68
         5.5       Title to Properties; Liens   . . . . . . . . . . . . . . . . . . . . . . . . . .      68
         5.6       Litigation; Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . .      68
         5.7       Payment of Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      69
         5.8       Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      69
         5.9       Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      70
         5.10      Securities Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      70
         5.11      Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      70
         5.12      Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      72
         5.13      Debt     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      72
         5.14      Trademarks, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      72
         5.15      Existing Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      73
         5.16      Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      73
         5.17      Burdensome Agreements, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .      73
         5.18      Fire, Explosion, and Labor Disputes  . . . . . . . . . . . . . . . . . . . . . .      73
         5.19      Environmental Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      74
         5.20      Partnerships and Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . .      75
         5.21      No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      75
         5.22      Ownership Of Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .      75


                                                                                                        Page
         5.23      Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      75
ARTICLE VI           AFFIRMATIVE COVENANTS OF BORROWER  . . . . . . . . . . . . . . . . . . . . . .      75
         6.1       Accounting Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      75
         6.2       Financial Statements; Duty to Report   . . . . . . . . . . . . . . . . . . . . .      76
         6.3       Corporate Existence, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .      81
         6.4       Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . .      82
         6.5       Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .      82
         6.6       Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      82
         6.7       Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      82
         6.8       Compliance with Laws, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . .      83
         6.9       Pollution and Other Regulations  . . . . . . . . . . . . . . . . . . . . . . . .      83
         6.10      Schedule of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . .      83
         6.11      Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84
         6.12      Repatriation of Earnings   . . . . . . . . . . . . . . . . . . . . . . . . . . .      84
         6.13      Additional Subsidiary Guarantors   . . . . . . . . . . . . . . . . . . . . . . .      84
ARTICLE VII          NEGATIVE COVENANTS OF BORROWER   . . . . . . . . . . . . . . . . . . . . . . .      84
         7.1       Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      84
         7.2       Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      86
         7.3       Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      88
         7.4       Contingent Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      93
         7.5       Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      94
         7.6       Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      95
         7.7       Restriction on Fundamental Changes   . . . . . . . . . . . . . . . . . . . . . .      96
         7.8       Sales and Lease-Backs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      97
         7.9       Sale of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      97
         7.10      Transactions with Shareholders and Affiliates  . . . . . . . . . . . . . . . . .      98
         7.11      Disposal of Subsidiary Debt or Securities  . . . . . . . . . . . . . . . . . . .      98
         7.12      Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      98


                                                                                                        Page
         7.13      Amendments or Waivers of Certain Documents   . . . . . . . . . . . . . . . . . .      99
         7.14      Prepayment of Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      99
         7.15      Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      99
         7.16      ERISA    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     100
         7.17      Partnerships   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     101
         7.18      Restrictive Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102
         7.19      Margin Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     102
         7.20      Concentration of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     103
ARTICLE VIII         EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     103
         8.1       Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     103
                      8.1.1  Failure to Make Payments When Due  . . . . . . . . . . . . . . . . . .     103
                      8.1.2  Default in Other Agreements  . . . . . . . . . . . . . . . . . . . . .     103
                      8.1.3  Breach of Certain Covenants  . . . . . . . . . . . . . . . . . . . . .     104
                      8.1.4  Breach of Warranty   . . . . . . . . . . . . . . . . . . . . . . . . .     104
                      8.1.5  Other Defaults Under Agreement   . . . . . . . . . . . . . . . . . . .     105
                      8.1.6  Default Under Collateral Documents   . . . . . . . . . . . . . . . . .     105
                      8.1.7  Inability to Pay Debts . . . . . . . . . . . . . . . . . . . . . . . .     105
                      8.1.8  Involuntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . .     106
                      8.1.9  Voluntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . .     106
                      8.1.10 Judgments and Attachments    . . . . . . . . . . . . . . . . . . . . .     107
                      8.1.11 Dissolution    . . . . . . . . . . . . . . . . . . . . . . . . . . . .     107
                      8.1.12 ERISA Liabilities    . . . . . . . . . . . . . . . . . . . . . . . . .     107
                      8.1.13 Termination of Collateral Documents    . . . . . . . . . . . . . . . .     109
                      8.1.14 Change in Control    . . . . . . . . . . . . . . . . . . . . . . . . .     109
         8.2       Remedies     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     109
ARTICLE IX           THE AGENT AND THE BANKS    . . . . . . . . . . . . . . . . . . . . . . . . . .     111
         9.1       Appointment and Powers of Agent    . . . . . . . . . . . . . . . . . . . . . . .     111




                                                                                                        Page
         9.2       Nature of Duties; Independent Credit Investigation   . . . . . . . . . . . . . .     113
         9.3       Actions in Discretion of Agent; Instructions from Banks  . . . . . . . . . . . .     113
         9.4       Exculpatory Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     114
         9.5       Reliance by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     114
         9.6       Excess Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     114
         9.7       Obligations Separate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     115
         9.8       Resignation by Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     115
ARTICLE X            BANKS' REPRESENTATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . .     116
         10.1      Investment Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . .     116
         10.2      Participation in Notes; Compliance with Law  . . . . . . . . . . . . . . . . . .     116
         10.3      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     116
         10.4      Release of Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     117
ARTICLE XI           EXPENSES AND INDEMNITIES   . . . . . . . . . . . . . . . . . . . . . . . . . .     117
         11.1      Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     117
         11.2      Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     118
ARTICLE XII          MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     119
         12.1      Waivers; Modifications in Writing  . . . . . . . . . . . . . . . . . . . . . . .     119
         12.2      Failure or Delay   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     120
         12.3      Notices, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     120
         12.4      Confirmations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     120
         12.5      Benefit of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     121
         12.6      Availability of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     122
         12.7      Judgment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     122
         12.8      Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     123
         12.9      Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .     123
         12.10     Governing Law and Venue  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     123
         12.11     Severability of Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . .     124





                                                                                                        Page
         12.12     Changes in Accounting Principles   . . . . . . . . . . . . . . . . . . . . . . .     125
         12.13     Survival of Agreements, Representations, and Warranties  . . . . . . . . . . . .     125
         12.14     Set Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     125
         12.15     Obligations Separate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     126
         12.16     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     126
         12.17     Final Agreement of the Parties   . . . . . . . . . . . . . . . . . . . . . . . .     126
         12.18     Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     126





                               TABLE OF EXHIBITS

         Exhibit A - Assignment and Assumption Agreement
         Exhibit B-1 - Form of Amended and Restated Borrower Pledge Agreement Exhibit B-2 - Form of Canadian Pledge Agreement
         Exhibit C-1 - U.S. Banks and Commitments
         Exhibit C-2 - Canadian Bank Commitment
         Exhibit D-1 - Form of Amended and Restated Promissory Note
         Exhibit D-2 - Form of B Note
         Exhibit D-3 - Form of C Note
         Exhibit E - L/C Request Certificate
         Exhibit F - Notice of Borrowing
         Exhibit G - Notice of Conversion/Continuation
         Exhibit H - Form of Amended and Restated Subsidiary Guaranty
         Exhibit I - Form of Amended and Restated Subsidiary Pledge Agreement Exhibit J - Legal Opinion of Borrower's Counsel
         Exhibit K - Officer's Compliance Certificate
         Exhibit L - Regulation U Valuation Certificate
         Exhibit M - Addresses for Notice
         Exhibit N - Form of Subordinated Note

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 17, 1995, between ENTERRA CORPORATION, a Delaware corporation ("Borrower"), and Enterra Canada Limited, an Alberta corporation, and Cherco-Barber Ltd., an Alberta corporation (collectively, "Canadian Obligors"), on the one hand, and the banks and financial institutions which either now or in the future are signatories hereto (hereinafter collectively referred to as "Banks" and individually as a "Bank"), and WELLS FARGO BANK, N.A., a national banking association, as agent (hereinafter, in such capacity, together with any successors thereto in such capacity, referred to as "Agent") for Banks hereunder, and FIRST INTERSTATE BANK OF TEXAS, N.A., a national banking association, as co-agent (hereinafter, in such capacity, referred to as "Co-Agent"), on the other hand.

     PRELIMINARY STATEMENT. Borrower entered into a Loan Agreement, dated as of March 30, 1994, as amended by Waiver Letters dated as of March 30, 1994 and August 12, 1994 (the "Original Credit Agreement"), with the Banks parties thereto and Agent providing for a revolving loan facility in the aggregate principal amount not to exceed U.S.$40,000,000 at any time outstanding, including letters of credit in the aggregate stated amount not to exceed U.S.$10,000,000 at any time outstanding. The Original Credit Agreement was amended and restated pursuant to the Amended and Restated Credit Agreement, dated as of August 12, 1994, Waiver Letters dated as of November 14, 1994 and December 27, 1994 and the First Amendment to Amended and Restated Credit Agreement dated as of September 30, 1994 (collectively, the "First Restatement"), among Borrower, the Banks parties thereto, Agent and Co-Agent. Borrower desires to increase the revolving loan facility to the aggregate principal amount not to exceed U.S.$175,000,000 at any time outstanding, including letters of credit in the aggregate stated amount not to exceed U.S.$30,000,000 at any time outstanding, and including a Canadian facility for Borrower and Canadian Obligors in the aggregate principal amount not to exceed the amount of the commitment therefor, (which commitment is based upon the equivalent amount in Canadian Dollars of U.S.$35,000,000 on the date hereof and on the date of any adjustment to the commitment pursuant to this Agreement) and which includes letters of credit in an aggregate stated amount based upon the equivalent amount in Canadian Dollars of U.S.$10,000,000. The Banks named herein are willing to agree to such increases on the terms and conditions hereinafter set forth. Borrower, Canadian Obligors, such Banks, Agent and Co-Agent wish to amend and restate the First Restatement in connection with the foregoing.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     In consideration of the foregoing premises and the mutual covenants, conditions, and provisions hereinafter set forth, the parties hereto agree that the First Restatement is hereby amended and restated in its entirety, effective from and after the Second Restatement Date (as hereinafter defined), as follows:
                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

          "A Borrowing" means and refers to any borrowing pursuant to Section
2.1.

          "A Commitment" means and refers to, at the time any determination thereof is to be made, the total amount of U.S. Banks' commitments to make A Loans to Borrower under the Credit Facility, the amount of which shall be, subject to any and all voluntary reductions or terminations made hereunder of such commitments, the total of the amounts set forth opposite the name of U.S. Banks as their A Commitments in Exhibit C-1.

          "A Loan" means and refers to any loan made or to be made severally (not jointly and not jointly and severally) by U.S. Banks to Borrower pursuant to Section 2.1.

          "A Note" means and refers to any of the amended and restated promissory notes, substantially in the form of Exhibit D-1, executed by Borrower to the order of a U.S. Bank under the Credit Facility.

          "Affiliate" means and refers to, as to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agency Fee" shall have the meaning set forth in Section 2.16.

          "Agent" shall have the meaning set forth in the introduction to this Agreement.

          "Agreement" means and refers to this Second Amended and Restated Credit Agreement, dated as of July 17, 1995, between Borrower and Canadian Obligors, on the one hand, and Banks, Agent

SECOND AMENDED AND RESTATED CREDIT AGREEMENT and Co-Agent, on the other hand, together with all exhibits and schedules.

          "Assignment and Assumption Agreement" means and refers to any agreement substantially in the form of Exhibit A, under which an interest of a Bank hereunder is transferred to an assignee pursuant to Section 12.5(b).

          "B Borrowing" means and refers to any borrowing pursuant to Section
2.2.

          "B Commitment" means and refers to, at the time any determination thereof is to be made, the total amount of Canadian Bank's commitment to make B Loans to Borrower under the Credit Facility, the amount of which shall be, subject to any and all voluntary reallocations, increases, reductions or terminations made hereunder of such commitment, the amount set forth opposite the name of the Canadian Bank as its B Commitment in Exhibit C-2; provided, however, that Exhibit C-2 may be amended from time to time in accordance with
Section 2.13.

          "B Loan" means and refers to any loan made or to be made by Canadian Bank to Borrower pursuant to Section 2.2.

          "B Note" means and refers to the promissory note, substantially in the form of Exhibit D-2, executed by Borrower to the order of Canadian Bank under the Credit Facility.

          "Bank" and "Banks" shall have the respective meanings set forth in the introduction to this Agreement.

          "Bank Related Party" and "Bank Related Parties" shall have the respective meanings set forth in Section 12.19.

          "Basic Rate Borrowing" means and refers to any A Borrowing or B Borrowing designated by Borrower as a Borrowing based upon the U.S. Basic Rate or any such Borrowing which, pursuant to Section 2.10, is deemed to be converted to a Basic Rate Loan.

          "Basic Rate Loan" means and refers to any A Loan or B Loan bearing interest at the U.S. Basic Rate.

          "Borrower" shall have the meaning set forth in the introduction to this Agreement.

          "Borrower Pledge Agreement" means and refers to the Second Amended and Restated Pledge Agreement executed by the Borrower, in substantially the form of Exhibit B-1.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

          "Borrowing" means and refers to any borrowing under the Credit Facility, including an A Borrowing, a B Borrowing and a C Borrowing.

          "C Borrowing" means and refers to any Borrowing pursuant to Section
2.3.

          "C Commitment" means and refers to, at the time any determination thereof is to be made, the total amount of Canadian Bank's commitment to make C Loans to Canadian Obligors under the Credit Facility, the amount of which shall be, subject to any and all voluntary reallocations, increases, reductions or terminations made hereunder of such commitment the Equivalent Amount in Canadian Dollars of the amount set forth opposite the name of the Canadian Bank as its C Commitment in Exhibit C-2, as of the date stated in Exhibit C-2; provided, however, that Exhibit C-2 may be amended from time to time in accordance with Section 2.13.

          "C Letter of Credit Fee" shall have the meaning set forth in Section 2.19.

          "C Loan" means and refers to any loan made or to be made by Canadian Bank to any Canadian Obligor pursuant to Section 2.3.

          "C Note" means and refers to the promissory note, substantially in the form of Exhibit D-3, executed by Borrower and Canadian Obligors to the order of Canadian Bank under the Credit Facility, as the same may be amended in accordance with Section 2.13.

          "Canadian Bank" means and refers to Bank of Montreal.

          "Canadian Base LIBOR" means and refers to, for any applicable Interest Period, the rate, per annum (rounded upwards to the nearest one-hundredth of one percent (1/100%)), as determined by Canadian Bank's Chicago Money Market Desk in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error) at which Canadian Bank's Chicago Money Market Desk is able to borrow Canadian Dollars in the interbank market. Such interbank market shall be chosen by Canadian Bank's Chicago Money Market Desk and the determination made two (2) applicable Euro-Currency Business Days prior to the beginning of the applicable Interest Period for the proposed Euro-Currency Rate Borrowing for delivery on the first day of such Interest Period, for a term comparable thereto, and in an amount comparable to the amount of such Euro-Currency Rate Borrowing.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

          "Canadian Business Day" means and refers to a day, other than a Saturday or Sunday, on which major commercial banks are open for business in Toronto, Ontario and Chicago, Illinois.

          "Canadian Commitment Fee" shall have the meaning set forth in Section 2.18.

          "Canadian Dollars and Cdn.$" means and refers to Canadian dollars or such coin or currency of Canada as at the time of payment shall be legal tender for the payment of public and private debts in Canada.

          "Canadian Euro-Currency Rate" means and refers to, for any applicable Interest Period, an interest rate, per annum, equal to the lesser of: (a) the rate (rounded upwards if necessary to the nearest whole one-sixteenth of one percent (1/16%)), determined as the quotient of: (i) Canadian Base LIBOR; divided by (ii) the number equal to one hundred percent (100%) minus, if applicable, the LIBOR Reserve Percentage; plus three-quarters of one percent (.75%) per annum; and (b) the Highest Lawful Rate. The Canadian Euro-Currency Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, if applicable, such adjustment to affect any Euro-Currency Rate Loans bearing interest at the Canadian Euro-Currency Rate outstanding on such effective date. Each determination of a Canadian Euro-Currency Rate by Canadian Bank, including any determination as to the applicability or allocability of reserves to euro-currency liabilities or as to the amount of such reserves, shall be conclusive and final in the absence of manifest error.

          "Canadian Facility Fee" shall have the meaning set forth in Section 2.17.

          "Canadian Issuing Bank" means and refers to, with respect to a Canadian Letter of Credit, Bank of Montreal.

          "Canadian L/C Rate" means and refers to, with respect to each Canadian Reimbursement Obligation owing with respect to a drawing under a Canadian Letter of Credit, an interest rate, per annum, equal to the lesser of: (a) the Canadian Euro-Currency Rate that would be applicable to a C Borrowing made on the date of payment of such drawing in an amount equal to such Canadian Reimbursement Obligation and for an Interest Period of one (1) month; and (b) the Highest Lawful Rate.

          "Canadian Letter of Credit" means and refers to each Standby Letter of Credit denominated in Canadian Dollars issued or outstanding pursuant to
Section 2.3(c).

          "Canadian Letter of Credit Amount" means and refers to, Cdn.$13,550,000 representing the Equivalent Amount of

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

U.S.$10,000,000 as of July 17, 1995, subject to any and all voluntary or mandatory reductions or terminations made hereunder.

        "Canadian Letter of Credit Fee" shall have the meaning set forth in
Section 2.19.

        "Canadian Letter of Credit Usage" means and refers to, as of the date of determination thereof, the sum of: (a) the aggregate Stated Amount of each outstanding Canadian Letter of Credit; and (b) the aggregate amount of all Unpaid Drawings on Canadian Letters of Credit.

        "Canadian Obligors" shall have the meaning set forth in the introduction to this Agreement.

        "Canadian Overdue Rate" shall have the meaning set forth in
Section 2.7.

        "Canadian Pledge Agreement" means and refers to the Pledge Agreement executed by Canadian Obligors in substantially the form of Exhibit B-2.

        "Canadian Reimbursement Obligation" has the meaning specified in Section 2.3(c)(ii).

        "Capitalized Lease" means and refers to any lease of property (whether real, personal, or mixed real and personal) by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

        "Capitalized Lease Obligations" means and refers to any and all lease obligations which, in accordance with GAAP, have been or are required to be capitalized on the books of a lessee.

        "CERCLA" means and refers to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (by SARA or otherwise), set forth at 42 U.S.C. Section 9601 et seq., and any successor statute, and all rules and regulations promulgated thereunder.

        "Change in Control" means and refers to (i) a sale of all or substantially all of the assets of Borrower to any Person (other than a wholly-owned domestic Subsidiary of Borrower, acting individually or jointly) or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons (other than any wholly-owned domestic Subsidiaries of Borrower, acting individually or jointly), (ii) the first day on which a majority of the members of the Board of Directors of Borrower are not Continuing Directors, (iii) the acquisition by any Person or group (as defined in clause (i) above) of Persons (other than wholly-owned domestic Subsidiaries of Borrower, acting

SECOND AMENDED AND RESTATED CREDIT AGREEMENT individually or jointly), of more than fifty percent (50%) of the total voting power of the capital stock of Borrower, (iv) the first day on which the Agreement, dated as of May 2, 1994, among Borrower, American Gas & Oil Investors, AMGO II, AMGO III, First Reserve Secured Energy Assets Fund, Limited Partnership, First Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited Partnership, First Reserve Fund VI, Limited Partnership and First Reserve Corporation shall cease to be in effect while the FRC Group (as defined in such agreement) as a group (as defined in clause (i) above) beneficially owns more than twenty-five percent (25%) of the total voting power of the capital stock of Borrower, or (v) the liquidation or dissolution of Borrower. As used herein, "Continuing Directors" means any member of the Board of Directors of Borrower who (a) is a member of such Board of Directors as of August 12, 1994 or
(b) was nominated for election or elected to such Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Co-Agent" shall have the meaning set forth in the introduction to this Agreement.

        "Code" means and refers to the Internal Revenue Code of 1986, as amended from time to time, or any successor or superseding tax laws of the United States of America, together with all regulations promulgated thereunder.

        "Collateral" means and refers to (a) the interests of Borrower and of the Subsidiary Guarantors in the capital stock of and other equity interests in other Persons (including, unless prohibited by any existing charter or bylaw provisions, minority interests held by Borrower or a Subsidiary Guarantor), other than Inactive Subsidiaries, pledged under the Pledge Agreements, (b) indebtedness owed to Borrower or any of the Subsidiary Guarantors by any Subsidiary of Borrower, (c) indebtedness owed to Borrower or any Subsidiary Guarantor by any Joint Venture, (d) indebtedness owed to any Canadian Obligor by any Subsidiary of any Canadian Obligor, (e) all certificates, notes or other instruments evidencing such interests or indebtedness, and (f) all other collateral referred to in the Collateral Documents. The stock and other equity interests referred to in clause (a) above shall not exceed, in the case of foreign Persons, the lesser of (i) sixty-five percent (65%) of the outstanding shares or other equity interest or (ii) all of the stock and other equity interest owned by Borrower or any Subsidiary Guarantor. The stock and other equity interests referred to in clause (a) above shall not include
Margin Stock.

        "Collateral Documents" means and refers to the Borrower Pledge Agreement, the Subsidiary Guaranty, the Subsidiary Pledge Agreement, the Canadian Pledge Agreement, and any and all other

SECOND AMENDED AND RESTATED CREDIT AGREEMENT documents, agreements, or instruments executed or delivered in connection therewith by Borrower, any of the Subsidiary Guarantors or any of the Canadian Obligors in connection with the transactions contemplated by this Agreement, including financing statements.

        "Commitment Fees" means and refers to the U.S. Commitment Fee and the Canadian Commitment Fee.

        "Consolidated Cash Flow" means and refers to, for any period, EBITDA for such period minus consolidated income tax expense included in determining Consolidated Net Income for such period.

        "Consolidated Current Assets" means and refers to the total of all assets of Borrower and its Subsidiaries which have been or properly may be classified as current assets, less any applicable reserve or allowance, in accordance with GAAP and determined on a consolidated basis, after elimination of all intercompany items, and excluding current assets of Borrower or its Subsidiaries consisting of cash or cash equivalents to the extent that such current assets have been hypothecated as collateral for liabilities (or a letter of credit supporting same) of Borrower or any of its Subsidiaries.

        "Consolidated Current Liabilities" means and refers to the total of all of the liabilities of Borrower and its Subsidiaries which have been or properly may be classified as current liabilities in accordance with GAAP and determined on a consolidated basis, after elimination of all intercompany items, and excluding (a) current liabilities to pay principal and interest under the Notes and (b) current liabilities of Borrower or any of its Subsidiaries to the extent that such current liabilities (or a letter of credit supporting same) have been collateralized by cash or cash equivalents.

        "Consolidated Debt" means and refers to the total Debt of Borrower and its Subsidiaries, on a consolidated basis, after elimination of all intercompany items.

        "Consolidated Interest Expense" means and refers to the interest expense of Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, after elimination of all intercompany items, including computed interest in respect of Capitalized Lease Obligations, all commissions, fees and other charges with respect to letters of credit or acceptances, the net costs associated with currency exchange and interest rate protection agreements, amortization of discount or premium, if any, and all other noncash interest expense; provided that if a determination of Consolidated Interest Expense is required to be made in respect of any period prior to the First Restatement Date, Consolidated Interest Expense for such period shall be

SECOND AMENDED AND RESTATED CREDIT AGREEMENT deemed to equal the product of (a) U.S.$574,667 times (b) the number of months, including any portion thereof (rounded to the nearest thirtieth of a month), in such prior period.

        "Consolidated Net Income" means and refers to, for any period, the net income of Borrower and its Subsidiaries for such period (on a consolidated basis); provided, however, that there shall be excluded: (i) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or such Person's assets are acquired by Borrower or any of its Subsidiaries; (ii) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income has been actually received by Borrower or such Subsidiary in the form of dividends or similar distributions; and (iii) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary; provided, however, that the foregoing exception shall not be applicable if, and to the extent that, such undistributed earnings are used by such Subsidiary to repay Debt owed to Borrower or any Subsidiary Guarantor.

        "Consolidated Net Worth" means and refers to, on the date of determination thereof, the amount calculated as follows: (a) the consolidated stockholders' equity of Borrower; plus (b) minority interests; minus (c) the consolidated Intangible Assets of Borrower and its Subsidiaries.

        "Consolidated Total Liabilities" means and refers to the total of all of the liabilities of Borrower and its Subsidiaries which have been or properly may be classified as liabilities in accordance with GAAP and determined on a consolidated basis, after elimination of all intercompany items, and excluding liabilities of Borrower or its Subsidiaries to the extent that such liabilities have been collateralized by cash or cash equivalents.

        "Contingent Obligation" means and refers to, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including any such obligation for which that Person is in effect liable through any

SECOND AMENDED AND RESTATED CREDIT AGREEMENT agreement (contingent or otherwise) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain the solvency or any balance sheet, income, or other financial condition of the obligor of such obligation, or to make payment for any products, materials, or supplies or for any transportation, services, or lease regardless of the non-delivery or non- furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, and any other obligation which, in economic effect, is substantially equivalent to a Contingent Obligation. The amount of any Contingent Obligation shall be equal to the amount of the outstanding obligation so guaranteed or otherwise supported.

        "Contractual Obligation" means and refers to, as to any Person, any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, lease, contract, undertaking, agreement, or other instrument to which that Person is a party or by which it or any of its owned properties is bound or to which it or any of its owned properties is subject.

        "CRC-Evans" means and refers to CRC-Evans Pipeline International, Inc., a Delaware corporation.

        "Credit Facility" shall mean the revolving facility described in Article II.

        "Damage(s)" shall have the meaning set forth in 42 U.S.C. Section 9601, 42 U.S.C. Section 9607(a), and 42 U.S.C. Section 9611(b).

        "Debt" means and refers to, with respect to any Person, the aggregate amount of, without duplication: (a) all obligations for borrowed money or (whether contingent or otherwise) under any acceptance, letter of credit or similar facility; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) all Capitalized Lease Obligations; (d) all obligations or liabilities of others secured by a Lien on any asset owned by such Person, irrespective of whether such obligation or liability is assumed;
(e) all Contingent Obligations of such Person; and (f) any obligation owed for all or any part of the deferred purchase price of property or services (other than an obligation arising out of an earnout or similar contingent arrangement for the deferred payment of such purchase price) which purchase price is due more than six (6) months from the date of the incurrence of the obligation in respect thereto or is evidenced by a note or similar instrument or a conditional sale or other title retention agreement with

SECOND AMENDED AND RESTATED CREDIT AGREEMENT respect to the property acquired (even though the rights and remedies of the seller or lender under such agreement upon default are limited to repossession or sale).

        "De Minimis Letter of Credit" means and refers to each U.S. Letter of Credit issued or outstanding pursuant to Section 2.1(c) in a Stated Amount not to exceed U.S.$30,000, which De Minimis Letters of Credit shall not exceed U.S.$300,000 in the aggregate Stated Amount at any time outstanding, and shall not be subject to the participation requirements set forth in this Agreement for other U.S. Letters of Credit.

        "Disclosure Statement" means and refers to the disclosure statement executed and delivered by a Responsible Officer of Borrower, dated as of the Second Restatement Date, delivered on the date of execution hereof, which statement sets forth information regarding or exceptions to the representations, warranties, and covenants made by Borrower or any Canadian Obligor hereunder.

        "EBITDA" means and refers to, for any period, Consolidated Net Income; plus the sum of (a) Consolidated Interest Expense and (b) consolidated income tax expense, depreciation and amortization, and other non-cash items (excluding any non-cash charge to the extent that such non-cash charge requires an accrual of or a reserve for cash charges for any future period) included in determining such Consolidated Net Income; and less net extraordinary gains and net gains on the sale or other disposition of any business, property, or assets (other than in the ordinary course of business), included in determining such Consolidated Net Income; provided that if a determination of EBITDA is required to be made in respect of any period prior to the First Restatement Date, EBITDA for Borrower and its Subsidiaries for such prior period shall be deemed to be equal to the product of (a) U.S.$6,250,000 times (b) the number of months, including any portion thereof (rounded to the nearest thirtieth of a month), in such prior period.

        "Environment" and "Environmental" shall have the meaning set forth in 42 U.S.C. Section 9601(8).

        "Environmental Protection Statute" means and refers to (a) any state or federal law, statute or regulation enacted in connection with or relating to the protection or regulation of the Environment with respect to Pollutants or Contaminants, including those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Waste or Hazardous Substances and any regulations issued or promulgated in connection with such statutes by any governmental agency or instrumentality; and (b) any Canadian municipal, provincial or federal environmental law, statute or regulation.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        "EPA" means and refers to the United States Environmental Protection Agency, or any successor thereto.

        "Equivalent Amount" means and refers to, as of the date of determination, the amount of Canadian Dollars into which U.S. Dollars may be converted at the Exchange Rate or the amount of U.S. Dollars into which Canadian Dollars may be converted at the Exchange Rate, as the context requires.

        "ERISA" means and refers to the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

        "ERISA Affiliate" means and refers to, with respect to any Person, any trade or business (irrespective of whether incorporated) which together with such Person is, under common control within the meaning of Section 414(b) and
(c) of the Code and the regulations promulgated thereunder (except that such rules and regulations shall also be deemed to apply to foreign corporations), or to the extent applicable, is required to be included with such Person in accordance with Section 414(m) and (o) of the Code and the regulations promulgated thereunder.

        "Euro-Currency Business Day" means and refers to any U.S. Business Day in the case of A Loans and B Loans or any Canadian Business Day in the case of C Loans, in each case on which dealings in U.S. Dollar deposits or Canadian Dollar deposits, as the case may be, are carried out in the applicable interbank market.

        "Euro-Currency Rate Borrowing" means and refers to any A Borrowing or B Borrowing designated by Borrower as a Borrowing based upon the U.S. Euro-Currency Rate or any C Borrowing.

        "Euro-Currency Rate Loan" means and refers to any A Loan or B Loan bearing interest at the U.S. Euro-Currency Rate or any C Loan.

        "Event of Default" shall have the meaning set forth in Section 8.1.

        "Exchange Act" means and refers to the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations thereunder.

        "Exchange Rate" means and refers to the nominal rate of exchange of Agent or Canadian Bank, as the context requires, in a chosen exchange market for the purchase by Agent or Canadian Bank (by cable or transfer) of any Canadian Dollars at 12:00 noon, San Francisco time or Chicago time, one (1) U.S. Business Day prior to any date of determination, expressed as the number of Canadian

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dollars, or fraction thereof, per one (1) U.S. Dollar or the number of U.S. Dollars, or fraction thereof, per one (1) Canadian Dollar, as applicable.

        "Facility Fee" shall have the meaning set forth in Section 2.17.

        "Federal Funds Rate" means and refers to, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a U.S. Business Day, for the next preceding U.S. Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a U.S. Business Day, the average of the quotations for such date on such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

        "Federal Reserve Board" means and refers to the Board of Governors of the Federal Reserve System, or any successor thereto.

        "Fee(s)" means and refers to, depending on the context, any or all of the Agency Fee, the Facility Fee, the Increased Facility Fee, the Canadian Facility Fee, the Commitment Fees, or the Letter of Credit Fees.

        "First Interstate" means and refers to First Interstate Bank of Texas, N.A., a national banking association.

        "First Restatement" shall have the meaning set forth in the introduction to this Agreement.

        "First Restatement Date" means and refers to August 12, 1994, the date of the First Restatement on or after the effective time of the merger of Total into a wholly-owned subsidiary of Borrower effected on such date.

        "Fund", "Trust Fund", or "Super Fund" mean and refer to the Hazardous Substance Superfund, established pursuant to 42 U.S.C. Section 9631 and the Post-Closure Liability Fund, established pursuant to 42 U.S.C. Section 9641.
The above provisions have been amended or repealed by SARA and the "Fund," "Trust Fund," or "Super Fund" are now maintained pursuant to Section 9507 of the Code.

        "GAAP" means and refers to generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other U.S. entity as may be

SECOND AMENDED AND RESTATED CREDIT AGREEMENT approved by a significant segment of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

          "Hazardous Substance" shall have the meaning set forth in 42 U.S.C.
Section 9601(14).

          "Hazardous Waste" shall have the meaning set forth in 42 U.S.C.
Section 6903(5).

          "Highest Lawful Rate" means and refers to, with respect to any Bank, the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by such Bank in connection with this Agreement, the Notes, or any of the other Loan Documents.

          "Inactive Subsidiaries" means and refers to each of the Subsidiaries of Borrower identified in the Disclosure Statement as Inactive Subsidiaries, so long as such Subsidiaries have no material assets or obligations and are not makers of any promissory note payable to Borrower or any Subsidiary Guarantor, other than a promissory note evidencing Debt permitted under Section 7.3(c)(iv).

          "Increased Facility Fee" shall have the meaning set forth in Section 2.17.

          "Indemnified Liabilities" shall have the meaning set forth in Section 11.2.

          "Indemnitee(s)" shall have the meaning set forth in Section 11.2.

          "Intangible Assets" means and refers to, with respect to any Person, that portion of the book value of all of such Person's assets which would be treated as intangibles under GAAP, including all items such as goodwill, all trademarks, trade names, brands, trade secrets, customer lists, computer software, copyrights, patents, licenses and rights with respect to any of the foregoing, all unamortized debt discount and expenses and all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business within 12 months after the acquisition thereof in accordance with GAAP) subsequent to March 31, 1994 in the book value of any asset.

          "Interest Payment Date" means and refers to, with respect to any Euro-Currency Rate Loan, the last day of the Interest Period applicable to such Loan; provided, however, that, in the case of any Interest Period in excess of three (3) months, "Interest Payment Date" shall also include each three-month anniversary of the commencement of that Interest Period.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        "Interest Period" means and refers to, with respect to each Euro-Currency Rate Borrowing, the period commencing on the date of such Euro-Currency Rate Borrowing and, subject to availability of funds, ending one
(1), two (2), three (3), or six (6) months thereafter, as Borrower or a Canadian Obligor may elect pursuant to the applicable Notice of Borrowing; provided, however, that:

                (i) any Interest Period which would otherwise end on a day which is not a Euro- Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month in which case such Interest Period shall end on the next preceding Euro-Currency Business Day;

                (ii) any Interest Period which begins on the last Euro-Currency Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Euro-Currency Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

                (iii) if any Interest Period includes a date on which a payment of principal or interest on the Loan is required to be made under this Agreement, but does not begin or end on such date, then (x) the principal amount of each Euro-Currency Rate Borrowing required to be repaid on such date shall have an Interest Period ending on such date; and (y) the remainder (if any) of such Euro- Currency Rate Borrowing shall have an Interest Period determined as set forth above; provided, however, that the foregoing shall not be deemed to relieve Borrower or Canadian Obligors from any of their respective obligations under Section 2.20.

        "Investment" means and refers to, with respect to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock or other Securities of any other Person, or any direct or indirect loan, advance or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary and usual course of business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto and less the amount of any return of capital on such Investment and the book value of any portion of such Investment that is sold or disposed of, without any adjustments for increases or

SECOND AMENDED AND RESTATED CREDIT AGREEMENT decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

        "Issuing Bank" means and refers to, any U.S. Issuing Bank or the Canadian Issuing Bank.

        "Joint Venture" means and refers to joint ventures, limited liability companies or partnerships engaged in an energy related business except for businesses or activities regulated by the Nuclear Regulatory Commission or any successor thereto. Notwithstanding the foregoing, Watson shall be deemed to be a Joint Venture so long as Borrower or any of its Subsidiaries owns stock thereof and Watson is deemed not to be a Subsidiary of Borrower.

        "L/C Request Certificate" means and refers to (a) with respect to U.S. Letters of Credit, an irrevocable notice from Borrower, CRC-Evans, Total or TEST to Agent and any applicable U.S. Issuing Bank of Borrower's request that such Issuing Bank issue a U.S. Letter of Credit or (b) with respect to Canadian Letters of Credit, an irrevocable notice from Borrower or a Canadian Obligor to Agent and Canadian Issuing Bank of Borrower's or such Canadian Obligor's request that Canadian Issuing Bank issue a Canadian Letter of Credit, each substantially in the form of Exhibit E, executed by a Responsible Officer of Borrower or a Canadian Obligor, as the case may be, and delivered to Agent and the appropriate Issuing Bank pursuant to Section 2.1(c) or 2.3(c).

        "Letter of Credit" means and refers to any U.S. Letter of Credit or any Canadian Letter of Credit.

        "Letter of Credit Fees" means and refers to the U.S. Letter of Credit Fee and the Canadian Letter of Credit Fee.

        "LIBOR Reserve Percentage" means and refers to, as of the date of determination thereof, the maximum percentage (rounded upward to the nearest one-hundredth (1/100) of one percent (1%)), as determined by Agent in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), which is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of a member bank in the Federal Reserve System.

        "Lien" means and refers to any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain

SECOND AMENDED AND RESTATED CREDIT AGREEMENT from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

        "Loan" means and refers to any A Loan, any B Loan or any C Loan.

        "Loan Documents" means and refers to this Agreement, the Notes, the Collateral Documents and any agreement, instrument or other document executed in connection herewith or therewith.

        "Majority Banks" means and refers to, as of the date of determination thereof, Banks having at least sixty- five percent (65%) of the Total Commitment on the date of determination or, in the event of an acceleration of the Loans pursuant to Section 8.1, on the date of such acceleration, immediately prior thereto.

        "Margin Stock" shall have the meaning ascribed thereto in Regulations G, T, or U of the Federal Reserve Board (12 CFR, Ch. 11, Part 221).

        "Maturity Date" means and refers to March 30, 1998, or such earlier date on which the Total Commitment is terminated pursuant to Section 2.12 or Section 8.2.

        "Monthly Payment Date" means and refers to (a) the first day of each calendar month at any time that any Loans or any portion of the Total Commitment are outstanding and (b) the Maturity Date.

        "Multiemployer Plan" means and refers to a "multiemployer plan" as defined in Section 4001(a) (3) of ERISA or a "multi-employer pension plan" as defined in Section 3(37) of ERISA, Section 414 of the Code, or any similar type of plan established and regulated under the laws of any foreign country, which is maintained for employees of such Person or any of its ERISA Affiliates.

        "Net Cash Proceeds" means and refers to: (a) the gross cash proceeds received from: (i) the sale or disposition of any business, property, or asset of Borrower or any of its Subsidiaries; or (ii) the sale and lease-back of the Real Property; plus (b) without duplication, all payments received subsequent to such sale or disposition representing any deferred portion of the purchase price therefor; minus (c) a reasonable reserve for Taxes payable incident to such sale or disposition; minus (d) the reasonable costs and expenses incurred by Borrower or any of its Subsidiaries to third Persons in connection with such sale or disposition; and minus (e) the amount paid concurrent with such sale or disposition to retire any Debt secured by Permitted Liens on the business, property, asset, or Real Property to be sold or disposed of, all as reflected in a certificate delivered pursuant to Section 7.9.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        "Note" means and refers to any A Note, the B Note or the C Note.

        "Notice of Borrowing" means and refers to (a) an irrevocable notice from Borrower to Agent of Borrower's intention to borrow all or any portion of the A Loans or B Loans, substantially in the form of Exhibit F, executed by a Responsible Officer of Borrower and delivered to Agent pursuant to Section 2.9 or (b) an irrevocable notice from Borrower or any Canadian Obligor to Canadian Bank of Borrower's or such Canadian Obligor's intention to borrow all or any portion of the C Loans, substantially in the form of Exhibit F, executed by a Responsible Officer of Borrower or such Canadian Obligor and delivered to Canadian Bank, with a copy to Agent, pursuant to Section 2.9.

        "Notice of Conversion/Continuation" means and refers to (a) a written notice from Borrower to Agent substantially in the form of Exhibit G, executed by a Responsible Officer of Borrower, and delivered to Agent pursuant to Section
2.10 or (b) a written notice from Borrower or a Canadian Obligor to Canadian Bank substantially in the form of Exhibit G, executed by a Responsible Officer of Borrower or such Canadian Obligor, and delivered to Canadian Bank, with a copy to Agent, pursuant to Section 2.10.

        "Officer's Compliance Certificate" means and refers to a certificate of a Responsible Officer of Borrower in substantially the form of Exhibit K.

        "Operating Lease" means and refers to, as applied to any Person, any lease of any property (whether real, personal, or mixed) which is not a Capitalized Lease, other than any such lease under which that Person is the lessor.

        "Original Credit Agreement" shall have the meaning set forth in the Preliminary Statement hereto.

        "PBGC" means and refers to the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

        "Pension Plan" or "Plan" means and refers to any pension, retirement, disability, health, welfare, life insurance or other employee benefit plan, defined benefit, defined contribution, profit sharing, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, bonus or other incentive plan, vacation benefit, fringe benefit, severance, thrift or other employee benefit plan or arrangement, excluding any Multiemployer Plan, but including any plan similar to any of those plans described above which is established or maintained under the laws of any foreign country, irrespective of whether any of the foregoing is funded, which was, is or will be sponsored, maintained, or

SECOND AMENDED AND RESTATED CREDIT AGREEMENT contributed to by Borrower or its ERISA Affiliates (excluding any plans in which personnel of Borrower or its ERISA Affiliates are not participating) in which any personnel of Borrower or its ERISA Affiliates participate or from which any such personnel may derive a benefit.

        "Permitted Liens" shall have the meaning set forth in Section 7.2.

        "Person" means and refers to natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, vehicle trusts, business trusts or other organizations irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

        "Pledge Agreements" means and refers to the Borrower Pledge Agreement, the Subsidiary Pledge Agreement and the Canadian Pledge Agreement.

        "Pollutants or Contaminants" shall have the meaning set forth in 42 U.S.C. Section 9601(33).

        "Prime Rate" means and refers to, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the higher of: (a) the rate of interest publicly announced by Agent at its headquarters office in San Francisco from time to time as its "prime rate"; and (b) one quarter (1/4) of one percent (1%) per annum above the Federal Funds Rate. The "prime rate" is one of Agent's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The "prime rate" is evidenced by the recording thereof after its announcement in such internal publication or publications as Agent may designate and may not be the lowest of Agent's base rates. Any change in any of the interest rates chargeable hereunder resulting from a change in the "prime rate" shall become effective as of 12:01 a.m., San Francisco time, on the day on which each change in the "prime rate" is announced by Agent.

        "Quarterly Payment Date" means and refers to the first (1st) day of each March, June, September and December at any time that any portion of the Total Commitment or any Loans is outstanding.

        "RCRA" means and refers to the Resource Conservation and Recovery Act of 1976, as amended, set forth at 42 U.S.C. Section 9601 et seq., including any rules or regulations issued in connection therewith, and all references to sections thereof

SECOND AMENDED AND RESTATED CREDIT AGREEMENT shall include such sections and any predecessor provisions thereto.

        "Real Property" means and refers to each of those parcels of real property owned by Borrower or one of its Subsidiaries.

        "Reimbursement Obligation" means the U.S. Reimbursement Obligation or the Canadian Reimbursement Obligation.

        "Reportable Event" means and refers to any event under Section 4043 (excluding subsection (b)(7)) of ERISA.

        "Responsible Officer" means and refers to the Chairman, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Controller, or Treasurer of Borrower or a Canadian Obligor, as the case may be, or such other senior officer of Borrower or a Canadian Obligor, as the case may be, designated by a Responsible Officer in a writing delivered to Agent and, in the case of a Canadian Obligor, to Canadian Bank.

        "SARA" means and refers to the Superfund Amendment and Reauthorization Act of 1986, as amended from time to time, set forth in Public Law 99-499 et seq., and all rules and regulations promulgated thereunder.

        "SEC" means and refers to the federal Securities and Exchange Commission, and any successor thereto.

        "Second Restatement Date" means and refers to the date hereof.

        "Securities" means and refers to common and preferred stock, notes, bonds, debentures, commercial paper, and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers, warrants, put and call options, and other options relating thereto or any combination thereof.

        "Securities Act" means and refers to the Securities Act of 1933, as amended from time to time, including any rules and regulations promulgated in connection therewith and any successor statute.

        "Solvent" means and refers to, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (c) such Person

SECOND AMENDED AND RESTATED CREDIT AGREEMENT does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

        "Standby Letter of Credit" means and refers to any letter of credit issued for the purpose of supporting: (a) workers' compensation liabilities of Borrower or its Subsidiaries; (b) the obligations of Borrower or its Subsidiaries to third party insurers; or (c) performance, payment, deposit, or surety obligations of Borrower or its Subsidiaries, in any case if required by law or governmental rule or regulation or if in accordance with the custom or practice in the industry of Borrower or its Subsidiaries, as applicable.

        "Stated Amount" means and refers to the maximum amount available to be drawn under each Letter of Credit, without regard to whether any conditions to drawing could then be met.

        "Subsidiary" means and refers to any corporation or other entity (a) a majority of whose stock or other equity interests having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) are, as of the date of determination thereof, owned by a Person or one or more of such Person's Subsidiaries or (b) of which the results of operations for financial reporting purposes is or, in accordance with GAAP, should be consolidated with the results of operations of such Person. A Subsidiary is "wholly-owned," as such term is used herein, if ownership of such stock or other equity interests, other than directors qualifying shares or shares held for residence requirements, is one hundred percent (100%) held. On and as of the First Restatement Date, Subsidiaries of Borrower shall include Total and its Subsidiaries. Notwithstanding the foregoing, Watson shall be deemed not to be a Subsidiary of Borrower so long as
(i) its results of operations for financial reporting purposes are not, and in accordance with GAAP should not be, consolidated with the results of operations of Borrower and (ii) the ownership of Borrower and its Subsidiaries in the stock thereof does not increase beyond their ownership as of the First Restatement Date.

        "Subsidiary Guarantors" means and refers to the following wholly-owned Subsidiaries of Borrower: CRC-Evans, Enterra Oil Field Rental Company (formerly known as Oil Field Rental Services Company), a Delaware corporation, Total, Enterra Compression Company, a Delaware corporation, successor by merger to Lantana Corporation, a Texas corporation, Gas Compressors Incorporated, a Texas corporation, and TEST, and each additional wholly-owned Subsidiary of Borrower that is required to execute a Subsidiary Guaranty pursuant to Section 6.13.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        "Subsidiary Guaranty" means and refers to the Second Amended and Restated Guaranty executed by the Subsidiary Guarantors in substantially the form of Exhibit H.

        "Subsidiary Pledge Agreement" means and refers to the Second Amended and Restated Pledge Agreement executed by the Subsidiary Guarantors in substantially the form of Exhibit I.

        "Taxes" means and refers to any taxes, charges, fees, levies, duties, imports, withholding, or other assessments, including without limitation those amounts based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property, together with any interest, penalties, additions to tax and additional amounts imposed by any federal, state, local, municipal or provincial or foreign taxing authority upon any Person.

        "TCB" means and refers to Texas Commerce Bank National Association, a national banking association.

        "Termination Event" means and refers to: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the filing by Borrower or any of its ERISA Affiliates of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section
4041 of ERISA; (d) the institution of proceedings to terminate a Pension Plan under Title IV of ERISA by the PBGC; or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

        "TEST" means and refers to Total Engineering Services, Team, Inc., a Louisiana corporation.

        "Total" means and refers to Enterra Petroleum Equipment Group, Inc., a Delaware corporation, formerly known as Total Energy Services Company.

        "Total Commitment" shall mean, at the time any determination thereof is to be made, the total amount of the A Commitment plus the B Commitment plus the C Commitment.

        "Total Credit Facility" means and refers to the Credit Agreement, dated as of December 21, 1993, by and among Total, Enterra Compression Company, successor by merger to Lantana Corporation, the financial institutions party thereto, First Interstate as administrative agent and TCB as syndication agent and the documents executed in connection therewith.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        "Total IRB/Stockholder Indebtedness" means and refers to (a) Total Debt in respect of Industrial Revenue Bonds in the principal amount of U.S.$3,485,000 as of December 31, 1993, as the same may be reduced thereafter, secured by a letter of credit in the Stated Amount of U.S.$3,554,000 and (b) Total Debt evidenced by certain unsecured notes payable to former stockholders of Enterra Compression Company, formerly known as Lantana Corporation, in the principal amount of U.S.$2,073,000 as of December 31, 1993, as the same may have been or may be reduced thereafter.

        "Unmatured Event of Default" means and refers to an event, act, or occurrence which with the giving of notice or the lapse of time (or both) would or could become an Event of Default.

        "Unpaid Drawings" means all drawings under any Letter of Credit paid by the appropriate Issuing Bank for which such Issuing Bank has not been reimbursed by Borrower or a Canadian Obligor, as the case may be.

        "U.S. Banks" means and refers to all of the Banks other than the Canadian Bank.

        "U.S. Base LIBOR" means and refers to, for any applicable Interest Period, the rate, per annum (rounded upward to the nearest one-hundredth of one percent (1/100%)), as determined by Agent in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), at which Agent is offered U.S. Dollar deposits in an interbank market dealing in U.S. Dollar deposits in foreign banks (or foreign branches of United States banks) and owned by a non-resident of the United States of America. Such interbank market shall be chosen by Agent and the determination made at approximately 9:00 a.m., San Francisco time, two (2) applicable Euro-Currency Business Days prior to the beginning of the applicable Interest Period for the proposed Euro-Currency Rate Borrowing for delivery on the first day of such Interest Period, for a term comparable thereto, and in an amount comparable to the amount of such Euro-Currency Rate Borrowing.

        "U.S. Basic Rate" means and refers to, for any period, a fluctuating interest rate, per annum, equal to the lesser of: (a) the Prime Rate; and (b) the Highest Lawful Rate.

        "U.S. Business Day" means and refers to a day, other than a Saturday or Sunday, on which major commercial banks are open for business in each of Houston, Texas, San Francisco, California and Chicago, Illinois.

        "U.S. Commitment Fee" shall have the meaning set forth in Section 2.18.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        "U.S. Dollar(s) and U.S.$" means and refers to United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

        "U.S. Euro-Currency Rate" means and refers to, for any applicable Interest Period, an interest rate, per annum, equal to the lesser of: (a) the rate (rounded upwards if necessary to the nearest whole one-sixteenth of one percent (1/16%)), determined as the quotient of: (i) U.S. Base LIBOR; divided by
(ii) the number equal to one hundred percent (100%) minus the LIBOR Reserve Percentage; plus three-quarters of one percent (.75%) per annum; and (b) the Highest Lawful Rate. The U.S. Euro-Currency Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, such adjustment to affect any Euro-Currency Rate Loans bearing interest at the U.S. Euro- Currency Rate outstanding on such effective date. Each determination of a U.S. Euro-Currency Rate by Agent, including any determination as to the applicability or allocability of reserves to eurocurrency liabilities or as to the amount of such reserves, shall be conclusive and final in the absence of manifest error.

        "U.S. Issuing Bank" means and refers to, with respect to any U.S. Letter of Credit, Wells Fargo, First Interstate or TCB, as the case may be.

        "U.S. Letter of Credit" means and refers to each Standby Letter of Credit denominated in U.S. Dollars issued or outstanding pursuant to Section 2.1(c), including without limitation each Letter of Credit referred to in
Section 2.28 and De Minimis Letters of Credit.

        "U.S. Letter of Credit Amount" means and refers to, as of the date of determination thereof, U.S.$30,000,000 minus the amount of the Contingent Obligations existing under Section 7.4(e).

        "U.S. Letter of Credit Fee" shall have the meaning set forth in Section 2.19.

        "U.S. Letter of Credit Usage" means and refers to, as of the date of determination thereof, the sum of: (a) the aggregate Stated Amount of each outstanding U.S. Letter of Credit; and (b) the aggregate amount of all Unpaid Drawings on U.S. Letters of Credit.

        "U.S. Overdue Rate" shall have the meaning set forth in Section 2.7.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        "U.S. Reimbursement Obligation" shall have the meaning set forth in
Section 2.1(c)(ii).

        "Watson" means and refers to Watson Packer, Inc., a Texas corporation.

        "Wells Fargo" means and refers to Wells Fargo Bank, N.A., a national banking association.

        "Working Capital Ratio" means and refers to the ratio, as of any date, of Consolidated Current Assets to Consolidated Current Liabilities.

        1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, the part includes the whole, "including" is not limiting, and "or" has the inclusive meaning represented by the phrase
"and/or". References in this Agreement to "determination" by Agent, any Issuing Bank or Majority Banks, as applicable, include good faith estimates by Agent, such Issuing Bank or Majority Banks, as applicable (in the case of quantitative determinations) and good faith beliefs by Agent, such Issuing Bank or Majority Banks, as applicable (in the case of qualitative determinations). The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified.

        Any references in this Agreement, the Notes, or any of the other Loan Documents to any of the following documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, restatements, or supplements thereto or thereof, as applicable: this Agreement, the Notes, any other Loan Documents and any and all financing statements, notices or other instruments or documents executed in connection herewith or therewith.

        1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time, including, without limitation, applicable statements, bulletins, and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations, and statements issued by the American Institute of Certified Public Accountants or its committees. When used herein, the term "financial statements" shall include any notes and schedules thereto.


        1.4 Disclosure Statement and Exhibits. The Disclosure Statement delivered by Borrower hereunder and all of the exhibits

SECOND AMENDED AND RESTATED CREDIT AGREEMENT and schedules referenced in or attached to this Agreement shall be deemed incorporated herein by reference.

        1.5 Independence of Covenants. All covenants contained in this Agreement and each of the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any covenant, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not constitute permission under the covenant which does not permit such action or condition.

        1.6 Currency Computations. In the event that any provision of this Agreement shall require, at any time, a determination involving an amount denominated in Canadian Dollars relative to an amount denominated in U.S. Dollars, such determination shall be made using the Equivalent Amount in U.S. Dollars of the amount denominated in Canadian Dollars as of the date of determination, unless otherwise provided for herein.


                                   ARTICLE II

                           AMOUNT AND TERMS OF LOANS

        2.1         A Facility.

        (a) A Commitment. Subject to the terms and conditions hereof, each U.S. Bank agrees to make A Loans in U.S. Dollars to Borrower, pro rata in proportion to their share of the A Commitment, from the Second Restatement Date to but not including the Maturity Date, at such times and in such amounts as Borrower may request in accordance with Section 2.9, which amounts may be borrowed, repaid without penalty or premium, and reborrowed subject to the limitations set forth herein; provided, however, that: (i) the aggregate principal amount at any time outstanding of all A Loans made by any U.S. Bank shall not exceed such Bank's pro rata share of the A Commitment then in effect; and (ii) the aggregate principal amount of any A Borrowing shall not exceed the positive difference between: (A) the A Commitment then in effect; minus (B) the sum of the aggregate principal amount of all outstanding A Loans, plus the U.S. Letter of Credit Usage, immediately prior to such A Borrowing. Subject to Section 2.1(c), each A Borrowing bearing interest at the U.S. Basic Rate shall be in a minimum principal amount of U.S.$500,000 and, thereafter, in integral multiples of U.S.$100,000, and each A Borrowing bearing interest at the U.S. Euro-Currency Rate shall be in a minimum principal amount of U.S.$1,000,000 and, thereafter, in integral multiples of U.S.$100,000.

        (b) Authorization and Issuance of A Notes. Borrower has authorized the issuance of A Notes in the aggregate principal amount not to exceed U.S.$140,000,000. On the Second Restatement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Date, Borrower shall issue a separate A Note, payable to the order of each U.S. Bank, substantially in the form of Exhibit D-1 attached hereto, with appropriate insertions. Each such A Note shall be in an amount equal to such U.S. Bank's pro rata share of the A Commitment. Borrower shall deliver each such Note to Agent for delivery to the appropriate U.S. Bank. The A Note delivered to each U.S. Bank shall evidence only the aggregate outstanding principal balance of the A Loans made, from time to time, by such U.S. Bank to Borrower, together with interest thereon.

        (c)             Letters of Credit.

                (i) Subject to the terms and conditions hereof, Borrower and U.S. Banks hereby acknowledge that, from time to time from and after the Second Restatement Date up to but not including the Maturity Date, a U.S. Issuing Bank shall, at the request of Borrower, issue U.S. Letters of Credit for the account of Borrower or one of its Subsidiaries. Notwithstanding the foregoing, a U.S. Issuing Bank shall not issue any U.S. Letter of Credit if, after giving effect to such issuance: (A) the sum of (x) the principal amount of the A Loans outstanding on such date, plus (y) the amount of any A Loans requested simultaneously with the request for issuance of such U.S. Letter of Credit, plus (z) the U.S. Letter of Credit Usage would exceed the A Commitment then in effect; or
        (B) the U.S. Letter of Credit Usage would exceed the U.S. Letter of Credit Amount. Immediately upon the issuance of each U.S. Letter of Credit under this Section 2.1(c), other than a De Minimis Letter of Credit, each U.S. Bank shall be deemed, and hereby agrees, to have irrevocably purchased from the appropriate Issuing Bank a participation interest in such U.S. Letter of Credit and the drawings thereunder in an amount which is in the same proportion to such U.S. Letter of Credit as such U.S. Bank's pro rata share of the A Commitment bears to the A Commitment, to the same extent and with the same effect as if such U.S. Bank had issued its share of such U.S. Letter of Credit. Each De Minimis Letter of credit shall be for the sole account of the U.S. Issuing Bank therefor.

                (ii) Borrower shall reimburse the U.S. Issuing Bank for each amount that the U.S. Issuing Bank pays in respect of any draft drawn under any U.S. Letter of Credit, other than a De Minimis Letter of Credit, on the date of payment of such amount (each such obligation to reimburse the U.S. Issuing Bank in respect of a drawing under a U.S. Letter of Credit being a "U.S. Reimbursement Obligation"). Subject to the next sentence of this Section 2.1(c)(ii), each U.S.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        Reimbursement Obligation owing with respect to any drawing under a U.S. Letter of Credit and not paid by 11:00 a.m., San Francisco time, on the date of payment shall bear interest from the date of payment of such drawing to the third day after the date of payment at the U.S. Basic Rate and thereafter at the U.S. Overdue Rate until the date on which such U.S. Reimbursement Obligation is paid in full, payable on demand. Upon receipt of notice from a U.S. Issuing Bank that a conforming draw has been made under any U.S. Letter of Credit, other than a De Minimis Letter of Credit, which obligates such U.S. Issuing Bank to make payment thereunder and that Borrower, CRC-Evans, Total or TEST shall not have provided such U.S. Issuing Bank with the funds to make such payment (whether through the application of amounts pledged hereunder or otherwise), each U.S. Bank shall remit to Agent, for the account of such U.S. Issuing Bank, in immediately available funds, an amount which is in the same proportion to the amount drawn under such U.S. Letter of Credit as such U.S. Bank's pro rata share of the A Commitment bears to the A Commitment, plus interest on such amount, payable from the date of such drawing to the date such amount is repaid to Agent by such U.S. Bank in accordance with Section 2.11. Borrower and U.S. Banks hereby agree that all amounts paid by or on behalf of U.S. Banks under and pursuant to each such U.S. Letter of Credit shall be deemed to be A Loans bearing interest at the U.S. Basic Rate made pursuant to Section 2.1(a). Each U.S. Bank's obligation to make the payments referred to in this Section 2.1(c)(ii) shall be as set forth in
        Section 2.1(a), except that such obligation of each U.S. Bank shall continue despite the occurrence of any Event of Default or Unmatured Event of Default or any inability of Borrower to require that such U.S. Bank fulfill its A Commitment, including any inability resulting from the operation of the federal Bankruptcy Code Section 365(c)(2) (11 U.S.C. Section 365(c)(2)) or otherwise. In the event that any U.S. Bank fails to make any payment required by this Section 2.1(c), such U.S. Issuing Bank shall be entitled to recover such amount on demand from such U.S. Bank in accordance with Section 2.11. It is further agreed between U.S. Banks and Borrower that an amount equal to the amount of the U.S. Letter of Credit Usage attributable to U.S. Letters of Credit issued or outstanding under this Section 2.1(c) shall be reserved under the A Commitment and shall not be available for borrowing for any purpose other than repayment of drawings under the U.S. Letters of Credit issued or outstanding pursuant to this Section 2.1(c); provided, however, that any such reserved amount shall not be available for borrowing

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
        for the purpose of repayment of drawings under any De   Minimis Letters
        of Credit.

                (iii) Each U.S. Letter of Credit shall be issued upon written notice by Borrower, CRC-Evans, Total or TEST by way of an L/C Request Certificate, given by telecopy, mail, or personal service, and delivered to the appropriate U.S. Issuing Bank and Agent, to the attention of the Persons set forth on Exhibit M not later than 9:00 a.m., San Francisco time, three (3) U.S. Business Days prior to the date on which such U.S. Letter of Credit is to be issued, and such request shall specify that a U.S. Letter of Credit is requested and state the issuance date and maximum amount thereof and the name and address of the beneficiary. Any such request delivered by CRC-Evans, Total or TEST shall be confirmed in writing by Borrower by delivery of an L/C Request Certificate to Agent and U.S. Issuing Bank not later than the date of the first report required to be delivered thereafter pursuant to Section 6.10.

                If the notice provided for in this Section 2.1(c)(iii) with respect to a U.S. Letter of Credit is received by the U.S. Issuing Bank and Agent not later than 9:00 a.m., San Francisco time, on a U.S. Business Day, such day shall be treated as the first U.S. Business Day of the required notice period. In any other event, such notice will be treated as having been received at the opening of business of the next U.S. Business Day.

                In lieu of delivering the above-described L/C Request Certificate, Borrower, CRC-Evans, Total or TEST, as the case may be, by one of its Responsible Officers or any other Person authorized to act on behalf of Borrower, CRC-Evans, Total or TEST, may give the U.S. Issuing Bank and Agent telephonic notice by the required time of any proposed U.S. Letter of Credit under this Section 2.1(c); provided, however, that such notice shall be confirmed in writing by delivery of an L/C Request Certificate to such U.S. Issuing Bank and Agent on the same date as of such telephonic request.

                Each U.S. Issuing Bank and Agent shall incur no liability to Borrower in acting upon any such telephonic notice which such U.S. Issuing Bank or Agent believes in good faith to have been given by a Responsible Officer or other Person authorized to act on behalf of Borrower, CRC-Evans, Total or TEST or for otherwise acting in good faith under this

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        Section 2.1(c)(iii) and in issuing any U.S. Letter of Credit pursuant to any telephonic notice. Any L/C Request Certificate (or telephonic notice in lieu thereof) shall be irrevocable.

                (iv) Each U.S. Letter of Credit issued on or after the Second Restatement Date is to be issued only upon satisfaction of the following conditions:

                        (A) This Agreement shall have become effective pursuant to Section 4.1 and all of the applicable conditions precedent in Section 4.2 shall have been satisfied on the date of the issuance of such U.S. Letter of Credit;

                        (B) Borrower shall have submitted an application and executed such other documents, instruments, and agreements as may be required by the appropriate U.S. Issuing Bank, all in form and substance satisfactory to such U.S. Issuing Bank; and

                        (C) Such U.S. Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the U.S. Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type.

                (v) As to each U.S. Letter of Credit issued pursuant to an L/C Request Certificate delivered by CRC-Evans, Total or TEST, CRC-Evans, Total or TEST, as the case may be, may be reflected as the account party in such U.S. Letter of Credit; provided, however, that all draws on such U.S. Letter of Credit shall be funded under this Agreement as A Loans to Borrower or through the payment of the U.S. Reimbursement Obligations of Borrower, as the case may be, which shall be guaranteed by CRC-Evans, Total or TEST as provided in the Subsidiary Guaranty.

                (vi) Each U.S. Letter of Credit shall be administered by the U.S. Issuing Bank in respect thereof on behalf of U.S. Banks. All Letter of Credit Fees received on account of the issuance of each U.S. Letter of Credit shall be, (A) in the case of De Minimis Letters of Credit, retained by the U.S. Issuing Bank therefor and (B) in the case of all other U.S. Letters of Credit, allocated by such U.S. Issuing Bank to each U.S. Bank based upon such U.S. Bank's pro rata share of the A Commitment. If, for any reason, a U.S. Bank fails to pay its liability on a U.S. Letter of Credit in accordance with Section 2.1(c)(ii), then, and

SECOND AMENDED AND RESTATED CREDIT AGREEMENT notwithstanding the provisions of Section 2.11, the U.S. Issuing Bank in respect thereof shall automatically be subrogated to the right of such defaulting U.S. Bank to repayment, in full, of the related Reimbursement Obligation or acquired A Loan prior to the distribution of any repayments to the defaulting U.S. Bank.

                (vii) U.S. Letters of Credit shall not have an expiry date later than the Maturity Date; provided, however, that U.S Letters of Credit may have an expiry date later than the Maturity Date (but not later than one (1) year thereafter) so long as, on or before the Maturity Date, Borrower shall secure its obligations owing to U.S. Banks in connection with such U.S. Letter of Credit by pledging to and depositing with Agent, on behalf of U.S. Banks, cash or cash equivalents in the Stated Amount of the U.S. Letter of Credit (the Stated Amount to be determined as of the Maturity Date).

                (viii) In determining whether to pay under any U.S. Letter of Credit, the U.S. Issuing Bank in respect thereof shall be responsible only to determine that the documents and certificates required to be delivered under that U.S. Letter of Credit have been delivered and that they comply, on their face, with the requirements of that U.S. Letter of Credit.

        2.2     B Facility.

        (a) B Commitment. Subject to the terms and conditions hereof, Canadian Bank agrees to make B Loans in U.S. Dollars to Borrower from the Second Restatement Date to but not including the Maturity Date, at such times and in such amounts as Borrower may request in accordance with Section 2.9, which amounts may be borrowed, repaid without penalty or premium, and reborrowed subject to the limitations set forth herein; provided, however, that:
(i) the aggregate principal amount at any time outstanding of all B Loans made by Canadian Bank shall not exceed the B Commitment; and (ii) the aggregate principal amount of any B Borrowing shall not exceed the positive difference between: (A) the B Commitment then in effect; minus (B) the aggregate principal amount of all outstanding B Loans immediately prior to such B Borrowing. Each B Borrowing bearing interest at the U.S. Basic Rate shall be in a minimum principal amount of U.S.$100,000 and, thereafter, in integral multiples of U.S.$20,000, and each B Borrowing bearing interest at the U.S. Euro-Currency Rate shall be in a minimum principal amount of U.S.$200,000 and, thereafter, in integral multiples of U.S.$20,000.

        (b) Authorization and Issuance of B Notes. Borrower has authorized the issuance of a B Note in the principal amount

SECOND AMENDED AND RESTATED CREDIT AGREEMENT not to exceed U.S.$35,000,000, representing the largest U.S. Dollar amount to which the B Commitment may be raised pursuant to reallocations under Section
2.13. On the Second Restatement Date, U.S. Borrower shall issue a B Note, payable to the order of Canadian Bank, substantially in the form of Exhibit D-2, with appropriate insertions. Borrower shall deliver such B Note to Agent for delivery to Canadian Bank. The B Note shall evidence only the aggregate outstanding principal balance of the B Loans made, from time to time, by Canadian Bank to Borrower, together with interest thereon.

        2.3     C Facility.

        (a) C Commitment. Subject to the terms and conditions hereof, Canadian Bank agrees to make C Loans in Canadian Dollars to Borrower and each of the Canadian Obligors from the Second Restatement Date to but not including the Maturity Date, at such times and in such amounts as Borrower or a Canadian Obligor may request in accordance with Section 2.9, which amounts may be borrowed, repaid without penalty or premium, and reborrowed subject to the limitations set forth herein; provided, however, that: (i) the aggregate principal amount at any time outstanding of all C Loans made by Canadian Bank shall not exceed the C Commitment then in effect; and (ii) the principal amount of any C Borrowing shall not exceed the positive difference between (A) the C Commitment then in effect; minus (B) the sum of the aggregate principal amount of all outstanding C Loans, plus the Canadian Letter of Credit Usage, immediately prior to such C Borrowing. Subject to Section 2.3(c)(ii), each C Borrowing shall be in a minimum principal amount equal to Cdn.$1,000,000 and, thereafter, in integral multiples of Cdn.$100,000.

        (b) Authorization and Issuance of C Note. Borrower and Canadian Obligors have authorized the issuance of the C Note in the aggregate principal amount not to exceed Cdn.$47,425,000, representing the Equivalent Amount in Canadian Dollars of U.S.$35,000,000 as of July 17, 1995, which Canadian Dollar amount may be raised pursuant to reallocations of the B Commitment and the C Commitment pursuant to Section 2.13. On the Second Restatement Date, Borrower and Canadian Obligors shall issue a C Note, payable to the order of Canadian Bank, substantially in the form of Exhibit D-3 attached hereto, with appropriate insertions. Borrower and Canadian Obligors shall deliver the C Note to Agent for delivery to Canadian Bank. The C Note shall evidence only the aggregate outstanding principal balance of the C Loans made, from time to time, by Canadian Bank to Borrower and Canadian Obligors, together with interest thereon.

        (c)             Letters of Credit.

                (i) Subject to the terms and conditions hereof, Borrower, each Canadian Obligor and Canadian

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

          Bank hereby acknowledge that, from time to time from and after the Second Restatement Date up to but not including the Maturity Date, the Canadian Issuing Bank shall, at the request of Borrower or any Canadian Obligor, issue Canadian Letters of Credit for the account of Borrower or such Canadian Obligor or one of their respective Subsidiaries. Notwithstanding the foregoing, the Canadian Issuing Bank shall not issue any Canadian Letter of Credit if, after giving effect to such issuance: (A) the sum of (x) the principal amount of the C Loans outstanding on such date, plus (y) the principal amount of any C Loans requested simultaneously with the request for issuance of such Canadian Letter of Credit, plus (z) the Canadian Letter of Credit Usage would exceed the C Commitment then in effect; or (B) the Canadian Letter of Credit Usage would exceed the Canadian Letter of Credit Amount.

                (ii) Borrower and Canadian Obligors shall, jointly and severally, reimburse the Canadian Issuing Bank for each amount that the Canadian Issuing Bank pays in respect of any draft drawn under any Canadian Letter of Credit issued on the date of payment of such amount (each such obligation to reimburse the Canadian Issuing Bank in respect of a drawing under a Canadian Letter of Credit being a "Canadian Reimbursement Obligation"). Subject to the next sentence of this Section 2.3(c), each Canadian Reimbursement Obligation owing with respect to any drawing under a Canadian Letter of Credit and not paid by 1:00 p.m., Chicago time, on the date of payment shall bear interest from the date of payment of such drawing to the third day after the date of payment at the Canadian L/C Rate and thereafter at the Canadian Overdue Rate until the date on which such Canadian Reimbursement Obligation is paid in full, payable on demand. Upon a conforming draw under any Canadian Letter of Credit which obligates the Canadian Issuing Bank to make payment thereunder and Borrower and Canadian Obligors shall not have provided such Canadian Issuing Bank with the funds to make such payment (whether through the application of amounts pledged hereunder or otherwise) all amounts paid by or on behalf of the Canadian Issuing Bank under and pursuant to such Canadian Letter of Credit shall be deemed to be a C Loan bearing interest at the Canadian L/C Rate made by Canadian Bank pursuant to
          Section 2.3(a). It is further agreed between Canadian Bank and Borrower and Canadian Obligors that an amount equal to the Canadian Letter of Credit Usage attributable to Canadian Letters of Credit outstanding shall be reserved under the C Commitment and shall not be available for borrowing for any purpose other than

SECOND AMENDED AND RESTATED CREDIT AGREEMENT repayment of drawings under the Canadian Letters of Credit issued or outstanding pursuant to this Section 2.3(c).

                (iii) Each Canadian Letter of Credit shall be issued upon written notice by Borrower or any Canadian Obligor, by way of an L/C Request Certificate, given by telecopy, mail, or personal service, and delivered to the Canadian Issuing Bank and Agent, to the attention of the Persons set forth on Exhibit M not later than 11:00 a.m., Chicago time, three (3) Canadian Business Days prior to the date on which such Canadian Letter of Credit is to be issued, and such request shall specify that a Canadian Letter of Credit is requested and state the issuance date and maximum amount thereof and the name and address of the beneficiary.

                If the notice provided for in this Section 2.3(c)(iii) with respect to a Canadian Letter of Credit is received by Canadian Issuing Bank and Agent not later than 11:00 a.m., Chicago time, on a Canadian Business Day, such day shall be treated as the first Canadian Business Day of the required notice period. In any other event, such notice will be treated as having been received at the opening of business of the next Canadian Business Day.

                In lieu of delivering the above-described L/C Request Certificate, Borrower and each Canadian Obligor by one of its Responsible Officers or any other Person authorized to act on behalf of Borrower or such Canadian Obligor may give the Canadian Issuing Bank and Agent telephonic notice by the required time of any proposed Canadian Letter of Credit under this Section 2.3(c); provided, however, that such notice shall be confirmed in writing by delivery of an L/C Request Certificate to the Canadian Issuing Bank and Agent on the same date as of such telephonic request.

                The Canadian Issuing Bank and Agent shall incur no liability to Borrower or any Canadian Obligor in acting upon any such telephonic notice which the Canadian Issuing Bank or Agent believes in good faith to have been given by a Responsible Officer or other Person authorized to act on behalf of Borrower or any such Canadian Obligor or for otherwise acting in good faith under this Section 2.3(c) and in issuing any Canadian Letter of Credit pursuant to any telephonic such notice. Any L/C Request Certificate (or telephonic notice in lieu thereof) shall be irrevocable.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                (iv) Each Canadian Letter of Credit issued on or after the Second Restatement Date is to be issued only upon satisfaction of the following conditions:

                        (A)      This Agreement shall have become
                effective pursuant to Section 4.1 and all of the applicable conditions precedent in Section 4.2 shall have been satisfied on the date of the issuance of such Canadian Letter of Credit;

                        (B) The Borrower or a Canadian Obligor shall have submitted an application and executed such other documents, instruments, and agreements as may be required by the Canadian Issuing Bank, all in form and substance satisfactory to the Canadian Issuing Bank; and

                        (C) Such Canadian Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Canadian Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type.

                (v) Each Canadian Letter of Credit shall be administered by the Canadian Issuing Bank. All Letter of Credit Fees received on account of the issuance of each Canadian Letter of Credit shall be retained by the Canadian Issuing Bank.

                (vi) Canadian Letters of Credit shall not have an expiry date later than the Maturity Date; provided, however, that Canadian Letters of Credit may have an expiry date later than the Maturity Date (but not later than one (1) year thereafter) so long as, on or before the Maturity Date, the Canadian Obligors shall secure their obligations owing to the Canadian Bank in connection with such Canadian Letter of Credit by pledging to and depositing with Agent, on behalf of Canadian Issuing Bank, cash or cash equivalents in the Stated Amount of such Canadian Letter of Credit (the Stated Amount to be determined as of the Maturity Date).

                (vii) In determining whether to pay under any Canadian Letter of Credit, the Canadian Issuing Bank in respect thereof shall be responsible only to determine that the documents and certificates required to be delivered under that Canadian Letter of Credit have been delivered and that they comply, on their face, with the requirements of that Canadian Letter of Credit.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        2.4         Termination.  Subject to the provisions of Section 2.12 and
Section 8.2, the Total Commitment shall terminate on the Maturity Date and any Loans then outstanding, plus interest accrued thereon, shall be due and payable, without demand, on such date.

        2.5 Rate Designation. With respect to each A Borrowing or B Borrowing under the Credit Facility, Borrower shall designate such borrowing as an A Borrowing or a B Borrowing, and whether such Borrowing is a Basic Rate Borrowing or a Euro-Currency Rate Borrowing, in the Notice of Borrowing or the Notice of Continuation/Conversion given to Agent in accordance with Sections 2.9 or 2.10, as applicable. With respect to each C Borrowing, Borrower and each Canadian Obligor shall designate such Borrowing as a C Borrowing in the Notice of Borrowing or the Notice of Continuation/Conversion given to Canadian Bank, under a copy to Agent, in accordance with Sections 2.9 or 2.10, as applicable.

        2.6         Interest Rates; Payment of Principal and Interest on Loans.

        (a) The obligations of Borrower to repay all of the A Loans and the B Loans shall be evidenced by the A Notes and B Notes, respectfully, which shall be payable to the order of each U.S. Bank or Canadian Bank, as the case may be, at Agent's San Francisco main branch located at 420 Montgomery Street, San Francisco, California 94163, or at such other office of Agent as may be designated, from time to time, by Agent, for the account of each such Bank, not later than 9:00 a.m., San Francisco time, on the date of payment. The obligation of Borrower and Canadian Obligors to repay all of the C Loans shall be evidenced by the C Note which shall be payable to the order of Canadian Bank at such Bank's Chicago branch located at Harris Bank, 115 South LaSalle Street, Chicago, Illinois 60603, or at such other office of Canadian Bank as may be designated, from time to time, by Canadian Bank not later than 1:00 p.m., Chicago time, on the date of payment. Each Bank shall record the principal amount of its Loan or Loans outstanding on the Second Restatement Date, the rate designation thereof, the date it was made, and, if applicable, the last day of the Interest Period applicable thereto, on the appropriate schedule annexed to its Note. Additional Loans made by each Bank, the rate designations thereof, the date they are made, and, if applicable, the last day of the Interest Period(s) applicable thereto, and payments and prepayments of principal or interest with respect to each such Loan shall be evidenced by notations made by each Bank on the appropriate schedule annexed to its Note or Notes; provided, however, that any failure by a Bank to make any such notation (whether with respect to its outstanding Loan or any subsequent Loans or payments or prepayments of principal or interest) on such schedule shall not in any way affect, impair, or enlarge

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Borrower's or the Canadian Obligors' obligations under this Agreement or the Notes.

        (b) Each A Loan or B Loan that is a Basic Rate Loan shall bear interest upon the unpaid principal balance thereof from the date advanced, at the U.S. Basic Rate. Interest due on the Basic Rate Loans shall be due and payable monthly, in arrears, commencing on the first Monthly Payment Date immediately following the Second Reinstatement Date and continuing on each Monthly Payment Date thereafter up to and including the Monthly Payment Date preceding the Maturity Date, and on the Maturity Date. Unless prepaid in accordance with the terms hereof, the outstanding principal balance of all Basic Rate Loans shall be due and payable, in full, on the Maturity Date.

        (c) Each Euro-Currency Rate Loan shall be made for an Interest Period commencing on the date of the Euro-Currency Rate Borrowing and, subject to the availability of funds, ending one (1), two (2), three (3) or six
(6) months thereafter, as designated by Borrower or Canadian Obligor, as the case may be, in the applicable Notice of Borrowing; provided, however, that no such Interest Period may extend beyond the Maturity Date. Each A Loan or B Loan that is a Euro-Currency Rate Loan shall bear interest, upon the unpaid principal balance thereof from the date advanced, at the U.S. Euro-Currency Rate. Each C Loan shall bear interest, upon the unpaid principal balance thereof from the date advanced, at the Canadian Euro-Currency Rate. Interest due on each Euro-Currency Rate Loan shall be due and payable, in arrears, on each Interest Payment Date applicable to that Euro-Currency Rate Loan. Principal with respect to each Euro-Currency Rate Loan shall be due and payable on the last day of the Interest Period applicable to that Euro-Currency Rate Loan. The outstanding principal balance of all Euro-Currency Rate Loans on the Maturity Date shall be due and payable, in full, on the Maturity Date. Notwithstanding anything to the contrary contained in this Agreement, neither Borrower nor Canadian Obligors may have more than ten (10) Euro-Currency Rate Loans outstanding at any one time.

        2.7         Overdue Rates.  Except as provided in Section 2.1(c)(ii) or
Section 2.3(c)(ii), any payments of principal, interest, Fees, or other amounts not paid when due or declared due, whether at maturity, by acceleration, by lapse of time or otherwise, shall bear interest thereafter, without affecting any of the other rights and remedies provided for herein and in the Notes, as follows: (a) in the case of A Loans, B Loans and related Fees and other amounts, at a rate (the "U.S. Overdue Rate") equal to the lesser of (i) the U.S. Basic Rate, plus two (2) percent per annum and (ii) the Highest Lawful Rate; and
(b) in the case of C Loans and related Fees and other amounts, at a rate (the "Canadian Overdue Rate") equal to the lesser of (i) the Canadian Euro-Currency Rate otherwise

SECOND AMENDED AND RESTATED CREDIT AGREEMENT applicable to each such C Loan plus two (2) percent per annum and (ii) the Highest Lawful Rate. Interest payable at the U.S. Overdue Rate or the Canadian Overdue Rate shall be payable on demand.

        2.8         Computation of Interest and Fees; Maximum Interest Rate.

        (a) All computations of interest with respect to the Basic Rate Loans, computations with respect to the Fees, and all computations of interest due under Section 2.7 for any period shall be calculated on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable, for the actual number of days elapsed in such period. All computations of interest with respect to Euro-Currency Rate Loans for any period shall be calculated on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in such period, except when such computation would cause the Highest Lawful Rate to be exceeded on all or any portion of the Euro-Currency Rate Loans, in which event interest shall be computed with respect to such Euro-Currency Rate Loans (or portion thereof) as if each year consisted of 365 or 366 days, as the case may be. Any interest rate calculated on the basis of a year of three hundred sixty (360) days with respect to C Loans, expressed as a yearly rate for purposes of the Interest Act (Canada) shall be such rate multiplied by the actual number of days in the calendar year of calculation divided by three hundred sixty (360). Interest shall accrue from the first day of the making of a Loan to the date of repayment of such Loan in accordance with the provisions hereof; provided, however, that if a Loan is repaid on the same day on which it is made, then one (1) day's interest shall be paid on that Loan.

        (b) It is the intention of the parties hereto to conform strictly to all applicable law. Accordingly, Borrower and Canadian Obligors shall not be obligated to pay, and no Bank shall be entitled to charge, collect, or receive, interest (it being understood that interest shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received or paid) in excess of the Highest Lawful Rate. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in this Agreement, the Notes or in any of the other Loan Documents, then in such event (i) the provisions of this Section 2.8(b) shall govern and control, (ii) neither Borrower nor Canadian Obligors, nor their successors or assigns or any other party liable for the payment of the Notes, shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate, (iii) any excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall be credited on the applicable A Notes, B Note or C Note by Banks (or if the Notes or

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Note shall have been paid in full, refunded to Borrower or a Canadian Obligor, as appropriate) and (iv) the effective rate of interest shall be automatically subject to reduction to the Highest Lawful Rate as now or hereafter construed by courts of appropriate jurisdiction. All sums paid or agreed to be paid to Banks for the use, forbearance or detention of the indebtedness evidenced by the A Notes, B Note or C Note shall, to the extent permitted by the applicable law applicable to the loan transactions contemplated hereby, be amortized, prorated, allocated and spread throughout the full term of the applicable Notes or Note.

        For purposes of this Section 2.8, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transactions contemplated hereby which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transactions and this Agreement, including laws of the State of Texas and to the extent controlling, the laws of the United States of America and, if ever deemed to be applicable by a court of competent jurisdiction, the laws of any province in Canada and of Canada. Banks hereby notify and disclose to Borrower and Canadian Obligors that, for purposes of application of Section 1.04 of the Texas Credit Code, Article 5069 of the Revised Civil Statutes of Texas, 1925, as amended (the "Act"), the applicable rate ceiling hereunder shall be the "indicated rate ceiling" (as such term is used in the Act) from time to time in effect as limited by Section 1.04(b) of the Act; provided that, if permitted by law, Banks may from time to time implement any ceiling under the Act and revise the index, formula or provision of law used to compute such rate by notice to the Borrower as provided in such Act. The provisions of Chapter 15 of the Act are specifically declared by the parties hereto not to be applicable to this Agreement, the Notes, or any other Loan Document or to the transactions contemplated hereby or thereby.

        2.9         Notice of Borrowing Requirements.

        (a) Each A Borrowing or B Borrowing that is a Basic Rate Borrowing shall be made on a U.S. Business Day, and each Euro-Currency Rate Borrowing shall be made on an applicable Euro-Currency Business Day.

        (b) Each Borrowing shall be made upon written notice, by way of a Notice of Borrowing, given by telecopy, mail, or personal service, and delivered to Agent, in the case of an A Borrowing or B Borrowing, or to Canadian Bank with a copy to Agent, in the case of a C Borrowing, to the attention of the Persons set forth on Exhibit M as follows:

                (i) for an A Borrowing or a B Borrowing that is a Basic Rate Borrowing, Agent shall be given notice

SECOND AMENDED AND RESTATED CREDIT AGREEMENT not later than 9:00 a.m., San Francisco time, on the date on which such Borrowing is to be made, and such notice shall specify whether an A Borrowing or B Borrowing is requested, and that a Basic Rate Borrowing is requested and state the effective date and the amount thereof (subject to the provisions of this Article II);

                (ii) for an A Borrowing or a B Borrowing that is a Euro-Currency Rate Borrowing, Agent shall be given notice not later than 9:00 a.m., San Francisco time, at least two (2) applicable Euro-Currency Business Days prior to the date on which such Borrowing is to be made, and such notice shall specify whether an A Borrowing or B Borrowing is requested, and that a Euro-Currency Rate Borrowing is requested and state the amount and proposed Interest Period thereof (subject to the provisions of this Article II);

                (iii) for a C Borrowing, Canadian Bank shall be given notice, with a copy to Agent, not later than 11:00 a.m., Chicago time, at least two (2) applicable Euro-Currency Business Days prior to the date on which such Borrowing is to be made, and such notice shall specify that a C Borrowing is requested, and state the amount and proposed Interest Period thereof (subject to the provisions of this Article
          II).

        (c) If the notice provided for in Section 2.9(b) with respect to an A Borrowing or B Borrowing is received by Agent not later than 9:00 a.m., San Francisco time, on a U.S. Business Day or Euro-Currency Business Day, as applicable, such day shall be treated as the first U.S. Business Day or Euro-Currency Business Day, as the case may be, of the required notice period. If the notice provided for in Section 2.9(b) with respect to a C Borrowing is received by Canadian Bank not later than 11:00 a.m., Chicago time, on an applicable Euro-Currency Business Day, such day shall be treated as the first Euro-Currency Business Day of the required notice period. In any other event, any such notice will be treated as having been received at the opening of business of the next U.S. Business Day or Euro-Currency Business Day, as applicable.

        In lieu of delivering the above-described Notice of Borrowing, Borrower or a Canadian Obligor, by one of its Responsible Officers or any other individual authorized to act on its behalf, may give Agent or Canadian Bank, as the case may be, telephonic notice, delivered to the attention of the Persons set forth on Exhibit M, by the required time of any proposed Borrowing under this Section 2.9; provided, however, that such notice shall be confirmed in writing by delivery of a Notice of

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Borrowing to Agent or Canadian Bank with a copy to Agent, as the case may be, on the same date as any such telephonic request.

        Neither Agent nor Canadian Bank shall incur any liability to Borrower or any Canadian Obligor in acting upon any telephonic notice referred to above which Agent or Canadian Bank believes in good faith to have been given by a Responsible Officer or other person authorized to act on behalf of Borrower or a Canadian Obligor or for otherwise acting in good faith under this Section 2.9 and in making any Loan pursuant to any telephonic notice. Any Notice of Borrowing (or telephonic notice in lieu thereof) shall be irrevocable and Borrower and Canadian Obligors shall be obligated to make a Borrowing in accordance therewith.

        2.10        Conversion or Continuation.

        (a) Subject to the provisions of Section 2.21, Borrower shall have the option: (i) to convert to a Euro-Currency Rate Loan all or any part of its outstanding Basic Rate Loans equal to U.S.$1,000,000 and in integral multiples of U.S.$100,000 in excess of such amount, in the case of A Loans, and equal to U.S.$200,000 and in integral multiples of U.S.$20,000 in excess of such amount, in the case of B Loans; (ii) to convert to a Basic Rate Loan all or any part of its outstanding Euro-Currency Rate Loans equal to U.S.$500,000 and in integral multiples of U.S.$100,000 in excess of such amount; (iii) upon the expiration of any Interest Period applicable to one of its Euro-Currency Rate Loans that are A Loans or B Loans, to continue all or any portion of that Euro-Currency Rate Loan as a Euro-Currency Rate Loan, and the succeeding Interest Period of such continued Loan shall commence on the expiration date of the Interest Period previously applicable thereto; provided, however, that a Euro-Currency Rate Loan may only be converted or continued, as the case may be, on the expiration date of the Interest Period applicable thereto; provided, further, however, that no outstanding Loan may be continued as, or be converted into a Euro-Currency Rate Loan when any Event of Default or Unmatured Event of Default has occurred and is continuing; provided, further, however, that if Borrower fails to deliver the appropriate Notice of Conversion/Continuation or the telephonic notice in respect thereof, pursuant to the required notice period, before the expiration of the Interest Period of a Euro-Currency Rate Loan, such Euro-Currency Rate Loan shall automatically be converted to a Basic Rate Loan.

        (b) Subject to the provisions of Section 2.21, Borrower and Canadian Obligors shall have the option, upon the expiration of any Interest Period applicable to one of its C Loans to continue all or any portion of that C Loan, and the succeeding Interest Period of such continued C Loan shall commence on the expiration date of the Interest Period previously

SECOND AMENDED AND RESTATED CREDIT AGREEMENT applicable thereto; provided, however, that a C Loan may only be continued on the expiration date of the Interest Period applicable thereto; provided, further, however, that if Borrower or Canadian Obligors fail to deliver the appropriate Notice of Continuation or the telephonic notice in respect thereof, pursuant to the required notice period, before the expiration of the Interest Period of a C Loan, such C Loan shall automatically be continued as a Euro-Currency Rate Loan with an Interest Period of one (1) month; provided, further, however, that no outstanding C Loan may be continued when any Event of Default or Unmatured Event of Default has occurred and is continuing. Notwithstanding the foregoing, C Loans may only be continued in a minimum principal amount equal to Cdn.$1,000,000 and, thereafter, in integral multiples of Cdn.$100,000. No such C Borrowing may be made, and no C Loan may be continued to the extent that, after giving effect thereto, the then outstanding principal amount of C Loans would exceed the positive difference between (A) the C Commitment then in effect and (B) the Canadian Letter of Credit Usage immediately prior thereto.

        (c) Borrower shall deliver a written notice, by way of a Notice of Conversion/Continuation, given by telecopy, mail or personal service, and delivered to Agent, to the attention of the Persons set forth on Exhibit M no later than 9:00 a.m., San Francisco time, on the proposed conversion date (in the case of a conversion to a Basic Rate Loan) and at least two (2) applicable Euro-Currency Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Euro-Currency Rate
Loan). Borrower or a Canadian Obligor, as the case may be, shall deliver a written notice, by way of a Notice of Conversion/Continuation, given by telecopy, mail or personal service, and delivered to Canadian Bank with a copy to Agent, to the attention of the Persons set forth on Exhibit M no later than 11:00 a.m., Chicago time, at least two (2) applicable Euro-Currency Business Days in advance of the proposed continuation date (in the case of a continuation of a C Loan). A Notice of Conversion/Continuation shall specify: (i) the proposed conversion/continuation date (which shall be a U.S. Business Day or a Euro-Currency Business Day, as applicable); (ii) the amount and type of the Loan to be converted/continued; (iii) the nature of the proposed conversion/continuation; and (iv) in the case of a conversion to, or continuation of, a Euro-Currency Rate Loan, the requested Interest Period.

        In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower or a Canadian Obligor, by one of its Responsible Officers or any other individual authorized to act on behalf of Borrower or such Canadian Obligor, may give Agent or Canadian Bank and Agent, as the case may be, telephonic notice, delivered to the attention of the Persons set forth on Exhibit M by the required time of any proposed

SECOND AMENDED AND RESTATED CREDIT AGREEMENT conversion/continuation under this Section 2.10; provided, however, that such notice shall be confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent or Canadian Bank with a copy to Agent, as the case may be, on the same date as any such telephonic request.

        (d) Neither Agent nor Canadian Bank shall incur any liability to Borrower or any Canadian Obligor in acting upon any telephonic notice referred to above which Agent or a Canadian Bank believes in good faith to have been given by a Responsible Officer or other person authorized to act on behalf of Borrower or any Canadian Obligor or for otherwise acting in good faith under this Section 2.10 and in converting/continuing pursuant to any telephonic notice. Any Notice of Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable and Borrower and Canadian Obligors shall be obligated to convert or continue in accordance therewith.

        2.11        Loans by Banks.

        (a)             Agent shall promptly notify each U.S. Bank of that U.S.
Bank's pro rata portion of an A Borrowing requested pursuant to Section 2.9.
Not later than 11:00 a.m., San Francisco time, on the date specified in such notice as the date on which the A Borrowing so requested is to be made, each U.S. Bank, subject to the terms and conditions hereof, shall make its pro rata portion of the A Borrowing available, in immediately available funds, to Agent at its main branch located at 420 Montgomery Street, San Francisco, California 94163. Agent shall promptly notify Canadian Bank of a B Borrowing requested pursuant to Section 2.9. Not later than 11:00 a.m., San Francisco time, on the date specified as the date on which the B Borrowing so requested is to be made, Canadian Bank, subject to the terms and conditions hereof, shall make the B Borrowing available, in immediately available funds, to Agent at its main branch located at 420 Montgomery Street, San Francisco, California 94163.

        (b) The U.S. Issuing Bank shall promptly notify Agent and each U.S. Bank of that U.S. Bank's pro rata portion of a drawing made under a U.S. Letter of Credit other than a De Minimis Letter of Credit. Not later than 11:00 a.m., San Francisco time, on the date specified in such notice as the date on which such drawing is to be paid, each U.S. Bank, subject to the terms and conditions hereof, shall make its pro rata portion of such drawing available, in immediately available funds, to Agent, for the account of such U.S. Issuing Bank, at its main branch located at 420 Montgomery Street, San Francisco, California 94163. In the event that such U.S. Issuing Bank is unable to notify U.S. Banks in time sufficient to permit U.S. Banks to timely remit their portion of the drawing to Agent, then each U.S. Bank shall be required to make payment to Agent of its pro rata portion of the drawing under such U.S. Letter of Credit,

SECOND AMENDED AND RESTATED CREDIT AGREEMENT together with interest thereon accrued from the date the drawing is paid to the date Agent receives payment from such U.S. Bank at the Federal Funds Rate, no later than 11:00 a.m., San Francisco time, on the U.S. Business Day immediately following the date of receipt of the notice from such U.S. Issuing Bank. In the event that any U.S. Bank fails to make any payment to Agent, as specified above, such U.S. Issuing Bank shall be entitled to recover such amount on demand from such U.S. Bank together with interest thereon until paid at the Federal Funds Rate.

        (c) Each U.S. Bank's obligation to make any A Loan pursuant hereto is separate, and not joint or joint and several, and is not conditioned upon the performance by each, any, or all of the other U.S. Banks of their obligations to make A Loans or by Canadian Bank of its obligations to make B Loans or C Loans. Canadian Bank's obligation to make any B Loan or C Loan is not conditioned upon the performance by each, any, or all of the U.S. Banks of their obligations to make A Loans. The failure by any U.S. Bank to perform its obligation to make Loans will not affect or increase the A Commitment of any other U.S. Bank. Agent shall notify U.S. Banks of the failure by any U.S. Bank to perform its obligation to make an A Loan required to be made by it hereunder and any U.S. Bank (other than a U.S. Bank that has failed to perform its obligation to make its A Loan) may, if it desires, assume, in such proportion as the holders of at least sixty-five percent (65%) of the aggregate unpaid principal amount of A Loans outstanding, as of the date of determination, may agree, the obligation to make A Loans of the non-performing U.S. Bank or U.S. Banks, but no U.S. Bank shall be obligated to do so; provided, however, that the decision of a U.S. Bank to so assume the obligations of the non-performing U.S. Bank will not affect the liability of such non-performing U.S. Bank.

        2.12        Prepayments and Termination or Voluntary Reduction of
Commitments.

        (a) Borrower shall have the right, at any time and from time to time, to prepay in whole or in part any of the outstanding A Loans or B Loans. Borrower shall give notice to Agent (i) for prepayment of Basic Rate Loans, not later than 9:00 a.m., San Francisco time, on the date on which such prepayment is to be made and (ii) for prepayment of Euro-Currency Rate Loans, not later than 9:00 a.m., San Francisco time, at least two (2) applicable Euro-Currency Business Days prior to the date on which such prepayment is to be made, stating the proposed date of such prepayment, the aggregate principal amount of such prepayment and which outstanding Loans shall be prepaid. If such notice is given, Borrower shall prepay in whole, or ratably in part, the outstanding principal amount of the Loans in accordance with such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and, in the case of Euro-Currency Rate Loans, any amounts payable under

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Section 2.20, provided, however, that (A) any prepayment of A Loans that are Basic Rate Loans shall be in a minimum principal amount of U.S.$500,000 and, thereafter, in integral multiples of U.S.$100,000; (B) any prepayment of B Loans that are Basic Rate Loans shall be in a minimum principal amount of U.S.$100,000 and, thereafter, in integral multiples of U.S.$20,000; (C) any prepayment of A Loans that are Euro-Currency Rate Loans shall be in a minimum principal amount of U.S.$1,000,000 and, thereafter, in integral multiples of U.S.$100,000; and
(D) any prepayment of B Loans that are Euro-Currency Rate Loans shall be in a minimum principal amount of U.S.$200,000 and, thereafter, in integral multiples of U.S.$20,000.

        (b) Borrower and Canadian Obligors shall have the right, at any time and from time to time, to prepay in whole or in part any of the outstanding C Loans. Borrower and Canadian Obligors shall give notice to Canadian Bank, with a copy to Agent, not later than 11:00 a.m., Chicago time, at least two (2) applicable Euro-Currency Business Days prior to the date on which such prepayment is to be made, stating the proposed date of such prepayment, the aggregate principal amount of such prepayment and which outstanding Loans shall be prepaid. If such notice is given, Borrower and Canadian Obligors shall prepay in whole or in part, the outstanding principal amount of the C Loans in accordance with such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts payable under Section 2.20, provided, however, that any prepayment of C Loans shall be in a minimum principal amount of Cdn.$1,000,000 and, thereafter, in integral multiples of Cdn.$100,000.

        (c) Borrower shall have the right, at any time and from time to time, to permanently reduce, in whole or in part, the unfunded portion of the A Commitment or the B Commitment; provided, however, that the A Commitment shall not be reduced pursuant to this Section 2.12(c) to an amount that is less than the then outstanding principal amount of the A Loans plus the U.S. Letter of Credit Usage and the B Commitment shall not be reduced pursuant to this Section 2.12(c) to an amount that is less than the then outstanding principal amount of the B Loans. Borrower shall give Agent not less than five (5) U.S. Business Days prior written notice designating the date (which shall be a U.S. Business
Day) of such reduction and the amount of such reduction. Such reduction shall be effective on the date specified in Borrower's notice given in compliance herewith. Any such reduction shall be in a minimum amount of U.S.$1,000,000 or integral multiples thereof. Any reduction of the A Commitment pursuant to this
Section 2.12(c) shall reduce each U.S. Bank's share of the A Commitment proportionately.

        (d) Borrower and Canadian Obligors shall have the right, at any time and from time to time, to permanently reduce,

SECOND AMENDED AND RESTATED CREDIT AGREEMENT in whole or in part, the unfunded portion of the C Commitment; provided, however, that the C Commitment shall not be reduced pursuant to this Section 2.12(d) to an amount that is less than the then outstanding principal amount of the C Loans plus the Canadian Letter of Credit Usage. Borrower and Canadian Obligors shall give Canadian Bank, with copy to Agent, not less than five (5) Canadian Business Days prior written notice designating the date (which shall be a Canadian Business Day) of such reduction and the amount of such reduction. Such reduction shall be effective on the date specified in Borrower's and Canadian Obligors' notice given in compliance herewith. Any such reduction shall be in a minimum amount of Cdn.$1,000,000 or integral multiples thereof.

        2.13        Voluntary Reallocation of B Commitment and C Commitment.
Borrower and Canadian Obligors shall have the right, at any time and from time to time, to reallocate the unused and unreserved portion of the B Commitment to the C Commitment or the unused and unreserved portion of the C Commitment to the B Commitment in accordance with this Section 2.13; provided, however, that

                (a) no Event of Default or Unmatured Event of Default shall have occurred and be continuing;

                (b) immediately after giving effect to the reallocation, the sum of the amount of the B Commitment plus the Equivalent Amount in U.S. Dollars as of the date of such reallocation, of the C Commitment shall not exceed (i) U.S.$35,000,000 minus (ii) the sum of (A) the amount of any reduction in the B Commitment theretofore made pursuant to Section 2.12(c), 2.15 or 2.22 and (B) the Equivalent Amount in U.S. Dollars, as of the date of any such reduction, of any reduction in the C Commitment theretofore made pursuant to Section 2.12(d), 2.15 or 2.22; and

Such reallocation shall be made at the Exchange Rate in effect on the date of such reallocation. Borrower and Canadian Obligors shall give Agent and Canadian Bank prior written notice of not less than two (2) U.S. Business Days and two (2) Canadian Business Days, respectively, designating the date (which shall be both a U.S. Business Day and a Canadian Business Day) of such reallocation and the estimated amount of such reallocation. Such reallocation shall be effective on the date specified in Borrower's and Canadians Obligors' notice given in compliance herewith; provided that Borrower and Canadian Obligors then give Agent and Canadian Bank written notice specifying the actual amount of such reallocation. Any reallocation as it affects the B Commitment shall be in a minimum amount of U.S.$1,000,000. Upon the effective date of any such reallocation, Canadian Bank is authorized to, and shall amend Exhibit C-2 by making a notation thereon to state the effected changes to the B

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Commitment and C Commitment in accordance with the notice received from Borrower and Canadian Obligors, and shall deliver a copy of such amended Exhibit C-2 to Agent on such date. Notwithstanding the foregoing, if any reallocation pursuant to this Section 2.13 shall cause the C Commitment to exceed the maximum principal amount provided in the C Note, such reallocation shall not be effective until Canadian Obligors shall issue an amended C Note in the aggregate principal amount not to exceed the then C Commitment, together with such certifications, opinions and other documents with respect thereto as Agent or Canadian Bank may reasonably request.

        2.14 Canadian Exposure. Canadian Bank shall calculate from time to time, and in any event not less frequently than as of each Quarterly Payment Date, the Equivalent Amount in U.S. Dollars, as of the date of determination, of all C Loans outstanding and the then Canadian Letter of Credit Usage. Upon making each such calculation, Canadian Bank shall promptly inform Borrower, each Canadian Obligor, Agent and Banks of the results thereof.

        2.15        Commitment Reductions; Mandatory Prepayments.

        (a) Borrower and Canadian Obligors shall make mandatory prepayments of their respective Loans, without penalty or premium (but subject to Section 2.20), in an aggregate amount equal to the Net Cash Proceeds in excess of U.S.$10,000,000 arising from the sale or other disposition of any business, property, or assets of Borrower or any of its Subsidiaries pursuant to
Section 7.9(a)(ii). Borrower shall make payment of the Loans in the amount required within two (2) U.S. Business Days of Borrower's or its Subsidiaries' receipt of such Net Cash Proceeds.

        (b) The amount of mandatory prepayments required to be made pursuant to Section 2.15(a) (irrespective of whether there are any Loans outstanding at the time such mandatory prepayment is required to be made) shall, at the time provided for such prepayment, be applied among the Notes pro rata in accordance with the aggregate unpaid principal amount of Loans then outstanding (computed using the Equivalent Amount of outstanding C Loans as of the date of such prepayment) and shall reduce each Bank's share of the Total Commitment in a like amount; provided that such reduction shall not cause the A Commitment to be less than the U.S. Letter of Credit Usage or the C Commitment to be less than the Canadian Letter of Credit Usage, and Borrower and Canadian Obligors shall secure their respective obligations in connection with the Letters of Credit then outstanding by pledging to and depositing with Agent, on behalf of Banks, or Canadian Bank, as appropriate, cash or cash equivalents in the applicable currency in the amount that the A Commitment or C Commitment would otherwise (but for this proviso) be reduced.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        2.16 Agency Fee. Borrower shall pay an annual agency fee ("Agency Fee") to Agent, for its own account. The Agency Fee shall be equal to U.S.$20,000, per annum, payable in advance. Agent acknowledges that the Agency Fee was paid on the First Restatement Date. The Agency Fee shall be payable on each anniversary of the First Restatement Date prior to the Maturity Date.

        2.17        Facility Fees.

        (a) Agent acknowledges that Borrower paid a one-time fee ("Facility Fee") that was distributed by Agent to each U.S. Bank as of the First Restatement Date based upon such Bank's pro rata share of the A Commitment, less in the case of Wells Fargo and First Interstate their respective shares of the A Commitment as in effect immediately prior to the First Restatement Date. The Facility Fee was equal to U.S.$100,000.

        (b) Agent acknowledges that Borrower paid a one-time fee ("Increased Facility Fee") that was distributed by Agent to each U.S. Bank as of September 30, 1994, the date of the First Amendment to the First Restatement based upon such U.S. Bank's pro rata share of the increase in the A Commitment effected by such amendment. The Increased Facility Fee was equal to U.S.$25,000.

        (c) Borrower shall pay a one-time fee ("Canadian Facility Fee") to Canadian Bank. The Canadian Facility Fee shall be equal to U.S.$25,000.00 and shall be payable on the Second Restatement Date.

        2.18     Commitment Fees.

        (a) Agent acknowledges that on the First Restatement Date, Borrower paid the accrued and unpaid commitment fee under Section 2.15 of the Original Credit Agreement in accordance therewith. From and after the First Restatement Date, Borrower shall pay a fee (the "U.S. Commitment Fee") in U.S. Dollars to Agent, to be distributed by Agent to each Bank based upon such Bank's pro rata share of the A Commitment. The U.S. Commitment Fee shall be equal to one-fourth of one percent (1/4%), per annum, multiplied by the unused and unreserved portion of the A Commitment.

        (b) From and after the Second Restatement Date, Borrower shall pay a fee (the "Canadian Commitment Fee") in U.S. Dollars to Agent, to be distributed by Agent to Canadian Bank. The Canadian Commitment Fee shall be equal to one-fourth of one percent (1/4%), per annum, multiplied by the sum of the unused portion of the B Commitment plus the Equivalent Amount in U.S. Dollars, as of the applicable Quarterly Payment Date, of the unused portion of the C Commitment.

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


        (c) The Commitment Fees shall be payable, in arrears, on each Quarterly Payment Date up to and including the Quarterly Payment Date immediately preceding the Maturity Date, and shall also be payable on the Maturity Date.

        2.19        Letter of Credit Fee.

        (a) Subject to Section 2.28, Borrower shall pay a fee in U.S. Dollars (the "U.S. Letter of Credit Fee") (i) to the U.S. Issuing Bank, in respect of any De Minimis Letter of Credit issued thereby and (ii) to the appropriate U.S. Issuing Bank, to be distributed by the Issuing Bank to each U.S. Bank based upon such U.S. Bank's pro rata share of the A Commitment in respect of all other U.S. Letters of Credit issued thereby. With respect to any U.S. Letter of Credit, the U.S. Letter of Credit Fee shall be computed from the date of issuance through the expiry date and shall be equal to the greater of:
(i) an amount equal to one percent (1%) per annum of the Stated Amount of such Letter of Credit or (ii) U.S.$300.

        (b) Canadian Obligors shall pay a fee in Canadian Dollars (the "Canadian Letter of Credit Fee") to the Canadian Issuing Bank in respect of any Canadian Letter of Credit. With respect to any Canadian Letter of Credit, the Canadian Letter of Credit Fee shall be computed from the date of issuance through the expiry date and shall be equal to the greater of: (i) an amount equal to one percent (1%) per annum of the Stated Amount of such Canadian Letter of Credit or (ii) the Equivalent Amount in Canadian Dollars of U.S.$300 as of the date of issuance of the applicable Letter of Credit.

        (c) The Letter of Credit Fees shall be payable in advance on the date of issuance of each such Letter of Credit; provided that in respect of any Letter of Credit canceled prior to its expiry date, the portion of the Letter of Credit Fee attributable to the period following the date of cancellation shall be refunded to Borrower or Canadian Obligors, as the case may be.

        2.20 Euro-Currency Costs. Borrower and Canadian Obligors shall reimburse each Bank (by payment to Agent for the account of such Bank in the case of A Loans or B Loans or by payment to Canadian Bank in the case of C Loans) for any increase in such Bank's costs (which shall include Taxes, other than taxes imposed on the overall net income of such Bank, fees or charges), or any loss or expense (including any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain outstanding its pro rata share of the principal amount of the Loans, or any portion thereof) incurred by it directly or indirectly resulting from the making of any Euro-Currency Rate Loan to Borrower or any Canadian Obligor, respectively, due to: (a) the introduction of, or any

SECOND AMENDED AND RESTATED CREDIT AGREEMENT change after the date hereof in any law, regulation or treaty or the interpretation thereof by any governmental or other authority (irrespective of whether having the force of law); (b) the introduction of, or any change after the date hereof in the application of, any law, regulation, or treaty or the interpretation thereof by any governmental or other authority (irrespective of whether having the force of law); (c) compliance by such Bank with any request or directive (irrespective of whether having the force of law) of any monetary or fiscal agency or authority promulgated after the date hereof; (d) violations by Borrower or any Canadian Obligor, respectively, of the terms or conditions of this Agreement; or (e) any prepayment (other than a prepayment made pursuant to Section 2.21) of a Euro-Currency Rate Loan at any time prior to the end of the applicable Interest Period.

        The amount of such costs, losses, or expenses shall be determined solely by Bank asserting such claim for reimbursement based upon the assumption that such Bank funded one hundred percent (100%) of each Euro-Currency Rate Loan in the Euro-Currency market. In attributing such Bank's general costs relating to its eurocurrency operations to any transaction under this Agreement, or averaging any costs over a period of time, such Bank may use any reasonable attribution or averaging methods which it deems appropriate and practical. Each Bank shall notify Borrower or Canadian Obligors, as the case may be, of the amount due such Bank pursuant to this Section 2.20 in respect of any Euro-Currency Rate Loan as soon as practicable, but in any event within forty-five (45) days after the last day of the Interest Period of such Loan, and Borrower or Canadian Obligors, as the case may be, shall pay to such Bank the amount due within fifteen (15) days of receipt of such notice. A certificate as to the amounts payable pursuant to the foregoing sentence shall be submitted by such Bank to Borrower or Canadian Obligors, as the case may be, and shall be conclusive in the absence of manifest error.

        2.21 Special Euro-Currency Circumstances. In the event that any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time in the reasonable opinion of any Bank make it unlawful or impractical for such Bank to fund or maintain a Euro-Currency Rate Loan in the Euro-Currency market or to continue such funding or maintaining, or to determine or charge interest rates based upon the Euro-Currency Rate, such Bank shall give notice of such circumstances to Borrower, Canadian Obligors, Agent, and each other Bank and (a) in the case of any Euro-Currency Rate Loan which is outstanding, Borrower or Canadian Obligors, as the case may be, shall, if requested by such Bank, prepay such Bank's Euro-Currency Rate Loan on or before the date specified in such request, together with interest accrued thereon, and the date so specified shall be deemed to be the last day of the Interest

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Period of that Euro-Currency Rate Loan, and, with respect to any such A Loans or B Loans, concurrently with any such prepayment, such Bank shall make a Basic Rate Loan to Borrower in a principal amount equal to the principal amount of the Euro-Currency Rate Loans so prepaid, and (b) such Bank shall not be obligated to make any further Euro-Currency Rate Loans to Borrower or Canadian Obligors in respect of the currency involved until such Bank shall determine that it would no longer be unlawful or impractical to do so.

        2.22 Increased Risk-Based Capital Cost. If, after the date of the Original Credit Agreement, the cost to any Bank of maintaining its respective portion of the Total Commitment is increased because of regulatory action of the Federal Reserve Board or other regulatory entity (whether presently promulgated or promulgated after the date of the Original Credit Agreement), with respect to risk-based capital requirements for binding loan commitments or letters of credit, such Bank may, by written notice given to Borrower or Canadian Obligors, as the case may be, require Borrower or Canadian Obligors, as the case may be, to pay on demand, an amount equal to such Bank's additional cost incurred during the fiscal quarter such notice is given and during each fiscal quarter thereafter. Each such Bank shall state in the notice required by this Section 2.22, in reasonable detail, the cause and amount of such additional cost. At any time after receipt of such notice, Borrower or Canadian Obligors, as the case may be, may, at its or their option, elect to terminate that portion of the Total Commitment as is held by such Bank.

        2.23        Taxes.

        (a) All payments made by Borrower or any Canadian Obligor in connection with this Agreement shall be made free and clear of, and without liability or reduction for or on account of, any present or future income, stamp or other Taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein), excluding Taxes on, or measured by, or with respect to overall net income (including franchise taxes based on net income) of Agent or any Bank (including any applicable withholding) imposed by (a) the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico), or (b) the countries in which any Bank's lending or principal executive offices may be located and are conducting business or any political subdivision or taxing authority thereof or therein (such non-excluded Taxes being referred to herein as "Non-Excluded Taxes"). If any such Non-Excluded Taxes are required to be deducted or withheld from any payment hereunder to Agent or to or on behalf of any Bank, the amount of such payment shall be increased to the extent the Agent

SECOND AMENDED AND RESTATED CREDIT AGREEMENT or such Bank determines is necessary in order that the amount of such payment to Agent or to or on behalf of such Bank (after payment of all Taxes) shall equal the amount which would have been received by Agent or such Bank in the absence of such Taxes, or any such other amounts payable. To the extent Agent or any Bank is entitled to a deduction, credit or other quantifiable tax benefit as the result of the incurrence of Non-Excluded Taxes that reduces the amount of excluded Taxes payable by Agent or Bank compared to the amount of excluded Taxes that would otherwise have been payable by Agent or such Bank in the absence of such Non-Excluded Taxes, Agent or such Bank shall refund to Borrower or the appropriate Canadian Obligor from the amount paid to it by Borrower or such Canadian Obligor in respect thereof an amount equal to such reduction in excluded Taxes at the time it is realized by Agent or such Bank, as the case may be. Whenever any such Non-Excluded Taxes are payable by Borrower or a Canadian Obligor, as promptly as possible thereafter, Borrower or such Canadian Obligor shall send to Agent, for its own account or for the account of Agent or such Bank, or to such Bank a certified copy of the original official receipt, if any, received by Borrower or such Canadian Obligor showing payment thereof. If Borrower or any Canadian Obligor fails to pay Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Agent or Banks the required receipts or other required documentary evidence, Borrower and Canadian Obligors shall indemnify Banks for any incremental Non-Excluded Taxes that may become payable by Agent or Banks, and all costs and expenses related thereto (including reasonable attorneys' fees), as a result of any such failure.

        (b) Without prejudice to the provisions of Section 2.23(a), if Agent or any Bank is required by law to make any payments on account of Non-Excluded Taxes on or in relation to any sum received or receivable under or with respect to this Agreement, or any liability for Non-Excluded Taxes in respect of any such payment is imposed, levied or assessed against Agent or any Bank, then Borrower or the applicable Canadian Obligor will pay such additional amounts as Agent or such Bank determines to be necessary so that the amount received by Agent or such Bank hereunder, less any such Non-Excluded Taxes imposed or paid, including any Non-Excluded Taxes imposed or paid on such additional amounts, equals the amount to which Agent or such Bank would be entitled absent such Non-Excluded Taxes. Such amount shall be paid when such Non-Excluded Taxes becomes due, or upon receipt of notice from Agent or such Bank of the imposition or payment of such Non-Excluded Taxes, whichever is earlier.

        (c) Notwithstanding Section 2.23(a), Borrower shall withhold tax with respect to payments to any foreign Bank signatory to this Agreement or holding any A Note or B Note in accordance with the United States federal income tax laws in effect and shall have no obligation to make payments to such

SECOND AMENDED AND RESTATED CREDIT AGREEMENT foreign Bank that are free and clear of such withheld amounts, provided that Borrower has given to such foreign Bank at least ten (10) days' written notice of its intent to withhold such Taxes and, prior to the date of payment, such foreign Bank does not deliver to Agent and Agent does not deliver to Borrower duly executed certificates in duplicate to the effect that as of that date such foreign Bank is entitled to receive all payments made hereunder without deduction or withholding of United States federal income tax: (i) pursuant to the terms of an applicable tax treaty in effect with the United States of America (in which case such certificates shall be accompanied by two executed copies of Form 1001 of the Internal Revenue Service), (ii) under Code Section 1441(c) (in which case such certificates shall be accompanied by two executed copies of Form 4224 of the Internal Revenue Service), or (iii) pursuant to an exemption certificate received from the Internal Revenue Service (in which case such certificates shall be accompanied by a copy of said exemption certificate). During the term of this Agreement, each foreign Bank shall file such additional Forms 1001 or 4224 as the case may be, as may be required by law or reasonably requested by Borrower. Each foreign Bank, upon becoming aware of the occurrence of any event requiring a change in its prior certificate, shall promptly deliver to Agent for delivery to Borrower duly executed certificates to the effect that (as the case may be):

                (i) such foreign Bank is not capable of receiving future payments hereunder without deduction or withholding of United States federal income tax; or

                (ii) such foreign Bank is capable of receiving all payments hereunder payable to it without deduction or withholding of United States federal income tax, pursuant to a tax treaty of the United States, pursuant to Code Section 1441(c), or pursuant to an exemption certificate received from the Internal Revenue Service, a copy of which shall be attached to such certificate, provided that a failure of any foreign Bank to deliver such certificate shall not in any manner affect Borrower's obligation to provide the notice described above.

        In the event that the Internal Revenue Service notifies Borrower that Borrower improperly failed to withhold tax with respect to payments to such foreign Bank as a result of a failure or inability of a foreign Bank to provide one or more of the certifications described above following the receipt of written notice from Borrower: (i) Borrower shall timely and fully pay such tax to the Internal Revenue Service and such foreign Bank shall, upon notice of such payment by Borrower, immediately pay to Borrower an amount necessary in order that the amount of such

SECOND AMENDED AND RESTATED CREDIT AGREEMENT payment to Borrower after payment of all Taxes with respect to such payment shall equal the amount that Borrower has paid to the Internal Revenue Service pursuant to this clause; and (ii) Borrower shall have no obligation to make payments to such foreign Bank that are free and clear of such withheld amounts, until such foreign Bank delivers to Agent for delivery to Borrower the duly executed certificates described in this subsection that entitle a foreign Bank to receive all payments made hereunder without deduction or withholding of United States federal income tax.

        2.24 Holidays. Except as otherwise required for Euro-Currency Rate Loans hereunder, any principal, interest, Fees or other amounts due hereunder in respect of an A Loan or B Loan which would otherwise become due on a day other than a U.S. Business Day or in respect of a C Loan which would otherwise become due on a day other than a Canadian Business Day, shall instead become due on the next succeeding U.S. Business Day or Canadian Business Day, as the case may be, and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that any such maturity date shall, subsequent to the specification thereof by Agent or Canadian Bank, as the case may be, for any reason no longer constitute a U.S. Business Day or a Canadian Business Day, Agent or Canadian Bank may change such specified maturity date in accordance with this Section 2.24.

        2.25 Place of Borrowings. All A Borrowings and B Borrowings made hereunder shall be disbursed by credit to the account of Borrower, which deposit account shall be maintained by Borrower with Agent at Agent's office at 420 Montgomery Street, San Francisco, California 94163, or as may otherwise be agreed to by Borrower and Agent. All C Borrowings made hereunder shall be disbursed by credit to the account of Borrower or the appropriate Canadian Obligor, which deposit account shall be maintained by such Canadian Obligor with Canadian Bank at Canadian Bank's office at Harris Bank, 115 South LaSalle Street, Chicago, Illinois 60603 or as may otherwise be agreed to by such Canadian Obligor and Canadian Bank.

        2.26        Time and Place of Payments.

        (a) Borrower shall make each payment hereunder relating to the A Commitment or B Commitment or on the A Notes or the B Note by making, or causing to be made, the amount thereof available to Agent in U.S. Dollars in immediately available funds at Agent's office at 420 Montgomery Street, San Francisco, California 94163, not later than 9:00 a.m., San Francisco time, on the day of payment. With respect to payments relating to the A Commitment or on the A Notes, Agent shall promptly distribute to each U.S. Bank, in similar funds, its pro rata share, based upon outstanding A Loans, of each such payment received by Agent

SECOND AMENDED AND RESTATED CREDIT AGREEMENT for the account of U.S. Banks. With respect to payments relating to the B Commitment or on the B Note, Agent shall promptly distribute to Canadian Bank, in similar funds, such payment received by Agent for the account of Canadian Bank. In the event that Agent fails to make any payment to any Bank, as specified above, such Bank shall be entitled to recover such amounts on demand from Agent together with interest thereon, until paid, at the Federal Funds Rate.

        (b) Borrower and Canadian Obligors shall make each payment relating to the C Commitment or on the C Note by making, or causing to be made, the amount thereof available to Canadian Bank in Canadian Dollars in immediately available funds at Canadian Bank's office at Harris Bank, 115 South LaSalle Street, Chicago, Illinois 60603 not later than 1:00 p.m., Chicago time, on the day of payment.

        (c) Without limitation of Banks' rights of setoff provided for and contemplated by Section 12.14, Agent shall have the right for the benefit of Banks and U.S. Issuing Banks, and Canadian Bank shall have the right, to charge any account of Borrower or a Canadian Obligor, as the case may be, maintained with Agent or Canadian Bank, respectively, for the amount of any payment due hereunder or on the Notes.

        2.27 Survivability. Borrower's obligations under Sections 2.20, 2.22, and 2.23 shall survive repayment of the Loans made hereunder.

        2.28            Outstanding Amounts.

        (a) The U.S. Banks made Loans to Borrower as provided in the First Restatement and, as of 8:00 a.m. San Francisco time on the Second Restatement Date, U.S.$123,800,000 aggregate principal amount of such Loans are outstanding. All of such Loans shall be deemed to be A Loans outstanding under
Section 2.1 for all purposes of this Agreement and the other Loan Documents and shall be subject to the terms and conditions of this Agreement.

        (b) First Interstate has issued Letters of Credit that are outstanding under the First Restatement in an aggregate Stated Amount of U.S.$12,597,678, including Letters of Credit in the aggregate Stated Amount of U.S.$162,244 which are De Minimis Letters of Credit, and, as of the Second Restatement Date, no amounts have been drawn thereunder. TCB has issued letters of credit outstanding in the Stated Amount of U.S.$29,727.19, which are De Minimis Letters of Credit and as of the Second Restatement Date, no amounts have been drawn thereunder. All such letters of credit shall be deemed to be U.S. Letters of Credit outstanding under Section 2.1(c) for all purposes of this Agreement and the other Loan Documents (with such De Minimis Letters of Credit



                                      55
SECOND AMENDED AND RESTATED CREDIT AGREEMENT issued by First Interstate and the letter of credit issued by TCB being deemed De Minimis Letters of Credit) and shall be subject to the terms and conditions of this Agreement, and Borrower assumes all U.S. Reimbursement Obligations with respect thereto irrespective of whether such letters of credit were originally issued for Borrower's, CRC-Evans', Total's or TEST's account.

                                 ARTICLE III

                        NATURE OF CANADIAN OBLIGATIONS

        3.1 Joint and Several Obligations. Any and all of the obligations of Borrower and Canadian Obligors with respect to C Loans and Canadian Letters of Credit hereunder, under the C Note or under any other Loan Document applicable to C Loans or Canadian Letters of Credit shall be joint and several (the "Joint and Several Obligations"). Borrower and each Canadian Obligor confirm and agree that Borrower and Canadian Obligors are not acting, nor do they intend to act, as sureties or guarantors of any other such entity, or in any capacity such that any of them has the rights of a surety or guarantor. Borrower and each Canadian Obligor are each primarily liable to Canadian Bank, Canadian Issuing Bank, Agent and Banks for any and all of the Joint and Several Obligations. Without limiting the generality of the foregoing:

        (a) The Joint and Several Obligations of each of Borrower and Canadian Obligors are independent of the Joint and Several Obligations of each other such entity and, unless precluded by law, a separate action or actions may be brought and prosecuted against Borrower or any of the Canadian Obligors whether any action is brought against any other such entity, or whether any other such entity is joined in any such action or actions.

        (b) To the fullest extent permitted by law, the Joint and Several Obligations of each of Borrower and Canadian Obligors shall be absolute and unconditional irrespective of any of the following, in respect of itself or another such entity:

                (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Joint and Several Obligations, or any other amendment or waiver of, or any consent to departure from, this Agreement, the C Note, or any other Loan Document, including, but not limited to, any increase or decreases in the Joint and Several Obligations, the C Commitment or the C Note;

                (ii) any taking and holding of Collateral or guarantees, or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver,



                                      56

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

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          subordination, termination or release of any Collateral or guarantees, or any non-perfection of any Collateral, or any consent to departure from any guarantee;

                (iii) any manner of application of Collateral, or proceeds thereof, to all or any of the Joint and Several Obligations, or the manner of sale of any Collateral or the release of any Collateral from the Liens created by the Collateral Documents, whether for purposes of sales or other dispositions of assets pursuant to this Agreement or for any other purpose;

                (iv) any consent by Canadian Bank, Issuing Bank, Agent or Banks to the change, restructure or termination of the corporate structure or existence of Borrower or any Canadian Obligor, or any Subsidiary thereof, and any corresponding restructure of the Joint and Several Obligations, any amalgamation with another company of Borrower or any Canadian Obligor or any Subsidiary thereof, or any other restructure or refinancing of the Joint and Several Obligations or any portion thereof;

                (v) any modification, compromise, settlement or release by Canadian Bank, Canadian Issuing Bank, Agent or Banks by operation of law or otherwise, collection or other liquidation of the Joint and Several Obligations or the liability of Borrower or any Canadian Obligor, or of any Collateral, in whole or in part, and any refusal of payment by Canadian Bank, Canadian Issuing Bank, Agent or Banks in whole or in part, from any obligor or guarantor in connection with any of the Joint and Several Obligations, whether or not with notice to, or further assent by, or any reservation of rights against, Borrower or any Canadian Obligor; and

                (vi) any other circumstance (including, but not limited to, any statute of limitations) other than payment in full, which might otherwise constitute a defense available to, or a discharge of, any Canadian Obligor or Borrower.

        (c) If at any time any payment of any of the Joint and Several Obligations is rescinded or must otherwise be returned by Canadian Bank, Canadian Issuing Bank, Agent or Banks upon the insolvency, bankruptcy or reorganization of Borrower or any Canadian Obligor, or otherwise, the Joint and Several Obligations of Borrower and each Canadian Obligor with respect to such payment shall continue to be effective or be reinstated, as the case may be.





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        (d)             Each of Borrower and Canadian Obligors hereby expressly
waives any right to require Canadian Bank, Canadian Issuing Bank, Agent or Banks to proceed against any of each other entity or any other Person, or proceed against or exhaust any Collateral, or pursue any other remedy in the power of Canadian Bank, Canadian Issuing Bank, Agent or Banks.

        (e) Borrower and Canadian Obligors hereby expressly waive, to the fullest extent permitted by law, the requirements of Chapter 34 of the Texas Business and Commerce Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, and Section 17.001 of the Texas Civil Practice and Remedies Code, as amended.

        (f) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND CANADIAN OBLIGORS HEREBY EXPRESSLY WAIVES ANY CLAIM OR OTHER RIGHTS WHICH IT MAY NOW OR HEREAFTER ACQUIRE AGAINST ANY SUCH OTHER ENTITY THAT ARISE FROM THE EXISTENCE, PAYMENT, PERFORMANCE OR ENFORCEMENT OF BORROWER'S OR SUCH CANADIAN OBLIGOR'S JOINT AND SEVERAL OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF SUBROGATION, REIMBURSEMENT EXONERATION, CONTRIBUTION, INDEMNIFICATION, ANY RIGHT TO PARTICIPATE IN ANY CLAIM OR REMEDY OF CANADIAN BANK, AGENT, BANKS OR ISSUING BANKS, OR ANY COLLATERAL, WHETHER OR NOT SUCH CLAIM, REMEDY OR RIGHT ARISES IN EQUITY, OR UNDER CONTRACT, STATUTE OR COMMON LAW.

                                   ARTICLE IV

                             CONDITIONS PRECEDENT

        4.1 Conditions Precedent to Effectiveness. The effectiveness of the amendment and restatement of the First Restatement effected hereby, and the obligation of each Bank to make Loans or issue or participate in Letters of Credit hereunder on or after the Second Restatement Date, is subject to the fulfillment, to the satisfaction of Banks, of each of the following conditions on or before the Second Restatement Date:

        (a) Borrower shall have duly executed and delivered the A Notes and B Note to Agent and Canadian Obligors shall have duly executed and delivered the C Note to Agent;

        (b) Borrower shall have duly executed and delivered to Agent the Borrower Pledge Agreement, together with certificates representing the shares or interests pledged thereby (to the extent such interests are represented by certificates) and instruments evidencing the Debt pledged thereby, each accompanied by appropriate instruments of transfer executed in blank or endorsed in blank, as the case may be, and such other agreements, documents or instruments as Agent or any Bank may deem necessary or advisable;





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        (c)             Subsidiary Guarantors shall have duly executed and
delivered to Agent the Subsidiary Guaranty and the Subsidiary Pledge Agreement, together with certificates representing the shares or interests pledged thereby (to the extent such interests are represented by certificates) and instruments evidencing the Debt pledged thereby, each accompanied by appropriate instruments of transfer executed in blank or endorsed in blank, as the case may be, and such other agreements, documents or instruments, as Agent or any Bank may deem necessary or advisable;

        (d) Canadian Obligors shall have duly executed and delivered to Agent, the Canadian Pledge Agreement, together with instruments evidencing the Debt pledged thereby, accompanied by appropriate instruments of transfer endorsed in blank and such other agreements, documents or instruments as Agent or Canadian Bank may deem necessary or advisable in order to give effect to the pledge, assignment and maintenance of the priority in respect thereof pursuant to the Canadian Pledge Agreement;

        (e) Borrower and Subsidiary Guarantors shall have delivered evidence of the completion of, or that all requisite action that Agent or any Bank may deem necessary or desirable is being taken to make, all such recordings and filings of or with respect to any Collateral that Agent or any Bank may deem necessary or desirable in order to give effect to the pledge, assignment and maintenance of the priority in respect thereof pursuant to any of the Collateral Documents;

        (f) Agent shall have received favorable written opinions addressed to Agent and Banks, dated the Second Restatement Date, of counsel to Borrower, Subsidiary Guarantors and Canadian Obligors, to the effects set forth in Exhibit J, or otherwise in form and substance satisfactory to Agent;

        (g) Agent shall have received a certificate of corporate status with respect to Borrower, each Canadian Obligor and each Subsidiary Guarantor, dated within five (5) days before the Second Restatement Date, or confirmed by facsimile if facsimile confirmation is available, by the Secretary of State or other governmental official of the jurisdiction of incorporation of Borrower, such Canadian Obligor or such Subsidiary Guarantor, as applicable, such certificate to be issued by the Secretary of State or other governmental official, as appropriate, which certificate shall indicate that Borrower or such Subsidiary Guarantor, as applicable, is duly incorporated and is in good standing in such jurisdiction;

        (h) Agent shall have received a certificate of a Responsible Officer of Borrower certifying that, (i) as of the Second Restatement Date, Borrower and each Subsidiary Guarantor is in good standing both in the jurisdiction in which it was incorporated or formed and as a foreign corporation in each state






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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
in which its respective failure to be duly qualified or licensed would have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, and (ii) the representations and warranties of Borrower and each of the Subsidiary Guarantors contained in this Agreement and in the Collateral Documents, to which it is a party, are true and correct in all material respects at and as of the Second Restatement Date (except to the extent such representations and warranties expressly relate solely to an earlier date);

        (i) Agent shall have received a certificate of a Responsible Officer of each Canadian Obligor certifying that (i) as of the Second Restatement Date, such Canadian Obligor is in good standing both in the jurisdiction in which it was incorporated or formed and as a foreign corporation in each province in which its respective failure to be duly qualified or licensed would have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of such Canadian Obligor and its Subsidiaries, taken as a whole, and (ii) the representations and warranties of such Canadian Obligor contained in this Agreement and in the Collateral Documents, to which it is a party, are true and correct in all material respects at and as of the Second Restatement Date (except to the extent such representations and warranties expressly relate solely to an earlier date);

        (j) Agent shall have received copies of the charter documents of Borrower, each Canadian Obligor, each Subsidiary Guarantor, and any and all amendments to any of the foregoing, certified by Borrower's, such Canadian Obligor's or such Subsidiary Guarantor's Secretary, as applicable;

        (k) Agent shall have received copies of the by-laws or similar document governing corporate actions of Borrower, each Canadian Obligor and each Subsidiary Guarantor, and any and all amendments thereto, certified by Borrower's, such Canadian Obligor's or such Subsidiary Guarantor's Secretary, as applicable;

        (l) Agent shall have received a certificate from the respective Secretary of Borrower, each Canadian Obligor and each Subsidiary Guarantor attesting to the resolutions of Borrower's, such Canadian Obligor's or such Subsidiary Guarantor's board of directors, as applicable, authorizing the execution and delivery of this Agreement, the Notes, and all other Loan Documents, to the extent each is a party hereto or thereto, and authorizing specific officers to execute same;

        (m) Agent shall have received from Borrower, each Canadian Obligor and each Subsidiary Guarantor, signature and incumbency certificates, certified by the respective Secretary of





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

each, respecting the Responsible Officers of Borrower and such Canadian Obligor and the senior officers of such Subsidiary Guarantor, as applicable, executing this Agreement, the Notes, and all other Loan Documents, to the extent each is a party hereto or thereto;

        (n) Agent shall have received an Officer's Compliance Certificate from Borrower, dated as of the Second Restatement Date, duly executed by a Responsible Officer of Borrower, (i) certifying that no Event of Default or Unmatured Event of Default under the First Restatement or this Agreement has occurred and is continuing, and (ii) providing the calculations made by Borrower by which Borrower has determined it is in compliance with the financial covenants contained in the First Restatement and this Agreement as of the Second Restatement Date;

        (o) Agent and Canadian Bank shall have received full payment of all of their respective fees (including the Canadian Facility Fee), costs, and expenses (including the fees and expenses of Agent's and Canadian Bank's counsel, including allocated amounts for their respective in-house counsel) incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Notes, and all other Loan Documents;

        (p) each of the Loan Documents shall be in full force and effect;

        (q) no material adverse change shall have occurred, since December 31, 1994, in the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; provided, however, that the restructuring of the Borrower and its Subsidiaries in calendar year 1995 and the corresponding asset write-downs, as announced by Borrower on June 26, 1995, shall not be deemed to be a material adverse change for purposes of this Section 4.1(q);

        (r) Agent and each Bank shall have received a Disclosure Statement, certified by a Responsible Officer of Borrower and each Canadian Obligor, to be complete and correct as of the Second Restatement Date, and in the form and substance satisfactory to Banks and their counsel;

        (s) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been executed, delivered, or recorded or filed and shall be in form and substance reasonably satisfactory to Agent and its counsel and each Bank.

        4.2 Conditions Precedent to All Loans and Issuances of Letters of Credit. The obligation of each Bank to make each Loan and participate in each Letter of Credit, and of any Issuing Bank





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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
to issue each Letter of Credit, hereunder is subject to the fulfillment, at or prior to the time of the making of such Loan or issuance (or, in the case of the outstanding Loans and Letters of Credit referred to in Section 2.28, the Second Restatement Date), of each of the following further conditions:

        (a) the representations and warranties of Borrower, Canadian Obligors and each of Borrower's Subsidiaries contained in this Agreement and in the Collateral Documents to which it is a party, shall be true and correct in all material respects at and as of the date of such Loan or issuance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date);

        (b) no Event of Default and no Unmatured Event of Default shall have occurred and be continuing on the date of such Loan or issuance, nor shall either result from the making of such Loan or issuance;

        (c) both before and after giving effect to any such Loan or issuance, Borrower, Canadian Obligors and each of Borrower's Subsidiaries shall be in compliance with all of the requirements of each of the covenants contained in this Agreement; and

        (d) Borrower or a Canadian Obligor, as the case may be, shall have executed and delivered to Agent or Canadian Bank with a copy to Agent, as the case may be, a Notice of Borrowing pursuant to the terms of
Section 2.9 or Borrower, CRC-Evans, Total, TEST or a Canadian Obligor, as the case may be, shall have executed and delivered to Issuing Bank and Agent an L/C Request Certificate and an application and other agreements, documents and instruments pursuant to the terms of Sections 2.1(c), 2.1(c)(iii), 2.3(c) and 2.3(c)(iii), as the case may be. On the date of issuance requested for a Letter of Credit in any L/C Request Certificate, Borrower and Canadian Obligors shall be deemed to have made a representation and warranty that each of the statements in subsections (a), (b) and (c) of this Section 4.2 are true and correct in all material respects as of such date.

        4.3 Conditions Precedent to Certain Loans. The obligation of each Bank to make any Loan hereunder the proceeds of which are to be used to acquire Margin Stock, and to make any Loan to Borrower thereafter until such time as Borrower certifies in writing that it no longer owns any Margin Stock, is, in addition to the conditions set forth in Section 4.2, subject to the fulfillment of each of the following further conditions at or prior to the time of the making of each such Loan:



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

        (a) the making of any Loans hereunder shall not violate any state or federal laws or regulations (including the Exchange Act or Regulations G, T, U, or X of the Federal Reserve Board);

        (b) Borrower shall take all steps and do all things necessary to comply with all provisions of any state or federal laws or regulations (including the Exchange Act or Regulations G, T, U, or X of the Federal Reserve Board) applicable to it in connection with its Margin Stock; and

        (c) Agent shall have received a duly executed Regulation U Valuation Certificate from Borrower substantially in the form of Exhibit L, dated as of the date of the making of each such Loan, and evidencing that the aggregate value of Borrower's Margin Stock is within the exception contained in
Section 221.2(g)(2)(i) of Regulation U of the Federal Reserve Board or any successor section of Regulation U of the Federal Reserve Board (and similar exceptions contained in Regulations G and T of the Federal Reserve Board, to the extent applicable) and representing and warranting that none of Borrower's Subsidiaries owns any Margin Stock.

        4.4 Determinations Under Section 4.1. For purposes of determining compliance with the conditions specified in Section 4.1, each Bank shall be deemed upon execution hereof to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Banks unless an officer of Agent responsible for the transactions contemplated by this Agreement and the other Loan Documents shall have received notice from such Bank on or before the Second Restatement Date specifying its objection thereto and such objection shall not have been withdrawn by notice to Agent to that effect.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF BORROWER

        In order to induce Agent and each of Banks to enter into this Agreement, (a) Borrower represents and warrants that no Event of Default or Unmatured Event of Default under the First Restatement has occurred and is continuing as of the date hereof and (b) Borrower makes, and each Canadian Obligor, as to matters relating to such Canadian Obligor, makes, the following representations and warranties, which, except as set forth in the Disclosure Statement with a specific reference to the Section of this Article V affected thereby, are true, correct, and complete as of the Second Restatement Date, and at and as of the date of each Loan and each issuance of a Letter of Credit made thereafter, as though made on and as of the date of such Loan or





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issuance (except to the extent that such representations and warranties expressly relate solely to an earlier date), such representations and warranties to survive the execution and delivery of this Agreement, the Notes, and the making of the Loans and the issuance of the Letters of Credit:

     5.1         Organization, Powers, Good Standing, and Subsidiaries.

        5.1.1 Organization and Powers. Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties, and to carry on its business as now conducted. Borrower has all requisite corporate power and authority to enter into this Agreement and the Loan Documents to which it is a party, to issue the Notes, and to carry out the transactions contemplated hereby and thereby. Each of the Subsidiary Guarantors has all requisite corporate power and authority to enter into the Loan Documents, to the extent that they are parties thereto, and to carry out their respective obligations contemplated thereby. Each of Borrower and its Subsidiaries possesses all franchises, certificates, licenses, permits, and other authorizations from governmental or regulatory authorities, where the absence to possess such franchise, certificate, license, permit, or authorization would have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, and neither Borrower nor any of its Subsidiaries is in violation thereof in any material respect.

        5.1.2 Good Standing. Each of Borrower and its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction where the absence to be so qualified would have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        5.1.3 Subsidiaries. On the Second Restatement Date, Borrower has no Subsidiaries other than those which are identified in the Disclosure Statement. The Disclosure Statement correctly sets forth the number of shares of each class of common and preferred stock authorized for each of Borrower's Subsidiaries as applicable, the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by Borrower or one or more of Borrower's Subsidiaries as of the Second Restatement Date. On the Second Restatement Date, the capital stock of Borrower and the capital stock of each of its Subsidiaries that is owned by Borrower or another Subsidiary is duly authorized, validly issued, and fully paid and non-assessable. Neither Borrower, nor any of its Subsidiaries, individually or collectively, owns or holds, directly or indirectly, any capital stock or equity security of,





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

or any equity interest in, any corporation or business other than Borrower's Subsidiaries or Investments permitted under Section 7.3.

     5.2         Authorization of Borrowing, etc.

        5.2.1 Authorization of Borrowing. The execution, delivery, and performance by Borrower and each Canadian Obligor of this Agreement, the Notes and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

        5.2.2 Authorization of Loan Documents by Subsidiary Guarantors. The execution, delivery, and performance by each of the Subsidiary Guarantors of the Loan Documents, to the extent that they are parties thereto, have been duly authorized by all necessary corporate action.

        5.2.3 No Conflict - Borrower. The execution, delivery, and performance by Borrower of this Agreement, the Notes and the other Loan Documents to which it is a party do not and will not: (a) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower, the articles of incorporation, or bylaws (or other charter documents) of Borrower, or any order, judgment, or decree of any court or other agency of government binding on Borrower; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower; (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any of Borrower's properties or assets other than Permitted Liens; or (d) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower, except for those consents or approvals which have been obtained.

        5.2.4 No Conflict - Canadian Obligors. The execution, delivery, and performance by each Canadian Obligor of this Agreement, the Notes and the other Loan Documents to which it is a party do not and will not: (a) violate any provision of foreign, federal, provincial, state, or local law or regulation applicable to any Canadian Obligor, the articles of incorporation, or bylaws (or other charter documents) of any Canadian Obligor, or any order, judgment, or decree of any court or other agency of government binding on any Canadian Obligor; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Canadian Obligor; (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any of Canadian Obligors' properties or assets other than Permitted Liens; or (d) require any approval of stockholders or any approval or consent of any Person under any Contractual

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Obligation of any Canadian Obligor, except for those consents or approvals which have been obtained.

        5.2.5 No Conflict - Subsidiary Guarantors. The execution, delivery, and performance by each of the Subsidiary Guarantors of the Loan Documents, to the extent that they are parties thereto, do not and will not:
(a) violate any provision of federal, state, or foreign law or regulation applicable to any of the Subsidiary Guarantors, the articles of incorporation, or bylaws (or other charter documents) of any of the Subsidiary Guarantors, or any order, judgment or decree of any court or other agency of government binding on any of the Subsidiary Guarantors; (b) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of Borrower's Subsidiaries;
(c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any of Borrower's or its Subsidiaries' properties or assets other than Permitted Liens; or (d) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for those consents or approvals which have been obtained.

        5.2.6 Governmental Consents. Other than such as may have previously been obtained or are set forth on the Disclosure Statement, the execution, delivery, and performance by Borrower, Canadian Obligors and the Subsidiary Guarantors of this Agreement, the Notes, and the other Loan Documents, to which it is a party, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other governmental authority or regulatory body.

        5.2.7           Binding Obligations.

                         (a)         This Agreement, the Notes, and the other
Loan Documents to which it is a party are, or when executed and delivered by Borrower will be, the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or affecting creditors' rights generally.

                         (b)         This Agreement, the Notes and the other
Loan Documents to which they are a party are, or when executed and delivered by each of the Canadian Obligors will be, the legally valid and binding obligations of each Canadian Obligor, enforceable against each Canadian Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency,



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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
reorganization, moratorium, or similar laws or equitable principles relating to or affecting creditors' rights generally.

                         (c)         The Loan Documents, to the extent that
they are parties thereto, when executed and delivered by each of the Subsidiary Guarantors will be the legally valid and binding obligations of the Subsidiary Guarantors, to the extent that they are parties thereto, enforceable against them in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or affecting creditors' rights generally.

        5.2.8           Lien Priority.

                         (a)         The Liens granted by Borrower to Agent, on
behalf of Banks, in stock or other certificates and Debt evidenced by promissory notes, which liens can be perfected by delivery thereof (and assuming such certificates and promissory notes have been delivered to Agent), are valid, perfected, first priority Liens.

                         (b)         The Liens granted by Canadian Obligors to
Canadian Bank in Debt evidenced by promissory notes, which Liens can be perfected by delivery thereof (and assuming such promissory notes have been delivered to Agent), are valid, perfected, first priority Liens.

                         (c)         The Liens granted by the Subsidiary
Guarantors to Agent, on behalf of Banks, in stock or other certificates and Debt evidenced by promissory notes, which liens can be perfected by delivery thereof (and assuming such certificates and promissory notes have been delivered to Agent), are valid, perfected, first priority Liens.

        5.3 Financial Condition. Borrower has delivered to Banks the following financial statements of Borrower and its Subsidiaries: the consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 1994 and March 31, 1995, and the related consolidated statements of operations, cash flows, and stockholders' equity for the year and three months, respectively, then ended, together, in the case of the December 31, 1994 statements, with the opinion of KPMG Peat Marwick, independent certified accountants. The foregoing financial statements were prepared in accordance with GAAP. All financial statements heretofore or hereafter provided to Banks present or will present fairly, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof, and the results of their operations and their cash flows, for the period then ended, and, except for the monthly financial statements provided by Borrower which shall be prepared consistent with Borrower's past practices, all financial




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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

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statements provided to Banks shall be prepared in conformity with GAAP consistently applied. As of the Second Restatement Date, neither Borrower nor any of its Subsidiaries has any material Contingent Obligation, liability for Taxes, long-term lease, or forward or long-term commitment out of the ordinary course of business, which is not (i) reflected or reserved in the foregoing financial statements, or (ii) specifically set forth in the Disclosure Statement.

        5.4 Changes, etc. There have been no changes in the businesses, operations, or consolidated financial condition of Borrower and its Subsidiaries taken as a whole since the preparation of the most recent financial statements referred to in Section 5.3, which, either in any case or in the aggregate, are materially adverse to Borrower and its Subsidiaries, taken as a whole, provided, however, that the restructuring of the Borrower and its subsidiaries in calendar year 1995 and the corresponding asset write-downs, as announced by Borrower on June 26, 1995, shall not be deemed to be materially adverse for purposes of this Section 5.4.

        5.5 Title to Properties; Liens. Except for Permitted Liens, all of the properties and assets of Borrower and each of its Subsidiaries are free from all Liens of any nature whatsoever. Except as set forth in the Disclosure Statement, Borrower and each of its Subsidiaries has good title to all of the material personal property and assets and good and marketable title to all of the material real property reflected in the financial statements dated as of December 31, 1994, referred to in Section 5.3, as being owned by them. On and after the Second Restatement Date, Borrower and each of its Subsidiaries shall have good title to all of the material personal property and assets and good and marketable title to all of the material real property reflected in Borrower's and its Subsidiaries' books and records as being owned by them, except for properties and assets disposed of in the ordinary course of business and except for Permitted Liens.

        5.6 Litigation; Adverse Facts. Except as set forth in the Disclosure Statement: (a) there is no action, suit, proceeding or arbitration (irrespective of whether purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality domestic or foreign, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or which could reasonably be expected to materially adversely affect Borrower's or any Canadian Obligor's ability to perform its obligations hereunder,


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under the Notes, or any of the other Loan Documents, or the ability of any of the Subsidiary Guarantors to perform its respective obligations under any of the Loan Documents, to which it is a party; and (b) neither Borrower, nor any Subsidiary of Borrower, is: (i) in violation of any applicable law in a manner which would reasonably be expected to materially adversely affect the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner which could reasonably be expected to have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. There is no action, suit, proceeding, or investigation pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary of Borrower, which could reasonably be expected to affect the validity or the enforceability of this Agreement, the Notes or any of the other Loan Documents.

        5.7 Payment of Taxes. All tax returns and reports of Borrower and any of its Subsidiaries (and all taxpayers with which Borrower or any of its Subsidiaries is or has been included on consolidated, combined, unitary or similar return) required to be filed by any of them have been timely filed, and all Taxes shown to be due on such returns and reports, and all other Taxes, assessments, fees, amounts required to be withheld and paid to a governmental agency or regulatory authority, and other governmental charges upon Borrower and its Subsidiaries, and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable, except to the extent permitted by Section 6.4. None of such returns or reports contains, or will contain, a disclosure statement under Section 6662 of the Code (or any predecessor statute) or similar provision of state, local or foreign law. Borrower is not aware of any circumstances which would cause Borrower or any of its Subsidiaries to incur a material liability for Taxes other than by reason of normal business operations of Borrower and its Subsidiaries. Borrower does not know of any proposed, asserted, or assessed tax deficiency against it or any of its Subsidiaries that would be material to the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. Neither Borrower, nor any of its Subsidiaries, is a party to, bound by, or obligated under any tax sharing, tax indemnification or similar agreement or arrangement (except any agreements among Borrower and its wholly-owned Subsidiaries for federal tax purposes).

        5.8 Performance. Neither Borrower, nor any of its Subsidiaries, is in default in the performance, observance, or




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fulfillment of any of the obligations, covenants, or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        5.9 Governmental Regulation. Neither Borrower, nor any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or to any federal or state statute or regulation limiting its ability to incur Debt for borrowed money.

        5.10 Securities Activities. Neither Borrower, nor any of its Subsidiaries, is engaged principally, or as one of its principal activities, in the business of extending or arranging for the extension of credit for the purpose of "purchasing" or "carrying" any Margin Stock or securities (within the meanings of Regulations G, T, U or X of the Federal Reserve Board as now or from time to time in effect). Except as permitted by Section 7.3(j), no part of any Borrowing will be used by Borrower or any Canadian Obligor to purchase or carry any Margin Stock or securities, or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or securities.

        5.11        Employee Benefit Plans.

          5.11.1 Borrower and its ERISA Affiliates are in compliance with (a) the terms and conditions of all Pension Plans and Multiemployer Plans with respect to which they are a party, have any responsibility, liability, or contribution obligation, or are otherwise bound, where the failure to so comply would have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, and (b) the provisions of ERISA with respect to all Pension Plans and Multiemployer Plans, the failure to comply with which would have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. With respect to each of their Pension Plans and Multiemployer Plans, Borrower and each of its ERISA Affiliates: (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, the plan documents, and any collective bargaining agreements; (ii) have not incurred any material past due liability to the PBGC, plan participant or beneficiary, or to any Pension Plan or Multiemployer Plan; and (iii) have not had asserted against them any penalty for failure to meet their minimum funding requirements under ERISA, and each Pension Plan and Multiemployer Plan is able to pay benefits





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thereunder when due under the plan documents to the extent that the failure to comply with the foregoing would have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        5.11.2 No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan administered by Borrower, any of its ERISA Affiliates, or any administrator designated by Borrower or any of its ERISA Affiliates which would reasonably be expected to result in any obligations of Borrower or any of its ERISA Affiliates to the PBGC which would reasonably be expected to have a material adverse effect upon the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        5.11.3 Liabilities for accrued benefits (irrespective of whether vested) under all Pension Plans (excluding unfunded deferred compensation agreements, welfare plans, or other arrangements of similar nature not subject to the funding requirements of ERISA) that have assets less than such liabilities (irrespective of whether vested) and that are administered by Borrower or any of its ERISA Affiliates or any administrator designated by Borrower or any of its ERISA Affiliates do not exceed the assets thereunder by more than the greater of: (a) U.S.$500,000; or (b) five percent (5%) of Consolidated Net Worth.

        5.11.4 Neither Borrower nor any of its ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under ERISA or other contribution obligation to any Multiemployer Plan which would reasonably be expected to have material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        5.11.5 To the extent that any Pension Plan (which is a "welfare plan" under Section 3(1) of ERISA or similar foreign law) is insured, Borrower and its ERISA Affiliates do not have unpaid premiums in excess of U.S.$100,000 that are required to be paid for all periods through and including the Second Restatement Date. To the extent that any Pension Plan (which is a "welfare plan" as defined above) is not or has not been funded with insurance, Borrower and its ERISA Affiliates do not have unmade contributions in excess of U.S.$100,000 that are required to be paid for all periods through and including the Second Restatement Date and that such Pension Plans, to the extent that their funding is based on actuarial principles, are based on reasonable and prudent assumptions that are actuarially sound at the Second Restatement Date. Borrower and its ERISA Affiliates, in combination, do not have unfunded liabilities for post-retirement




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medical benefits, plant closing benefits, and unfunded deferred compensation agreements, in the aggregate, in excess of the greater of (a) U.S.$500,000 or
(b) five percent (5%) of Consolidated Net Worth.

        5.12 Disclosure. No representation or warranty of Borrower or any Canadian Obligor contained in this Agreement or any other document, certificate or written statement furnished to Agent or Banks, or any of them, by or on behalf of Borrower or any Canadian Obligor with respect to the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, for use in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower or any Canadian Obligor in the case of any document not furnished by Borrower or such Canadian Obligor) necessary in order to make the statements contained herein or therein not misleading. As of the Second Restatement Date, there is no fact known to Borrower (other than matters of a general economic nature or relating to the energy services, pipeline construction or gas compression industries, as a whole) which materially adversely affects the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates, and statements furnished to Agent, Banks, or any of them, for use in connection with the transactions contemplated hereby.

        5.13 Debt. Neither Borrower nor any of its Subsidiaries has any Debt outstanding on the Second Restatement Date other than the Debt disclosed in the latest of the financial statements referred to in Section 5.3 or in the Disclosure Statement. On or after the Second Restatement Date, Borrower and its Subsidiaries will not have any Debt outstanding other than the Debt permitted by Section 7.1.

        5.14 Trademarks, etc. Borrower and each of its Subsidiaries own or hold licenses in all necessary trademarks, trade names, registered copyrights, patents, patent rights, licenses and other proprietary rights required to conduct its and their respective businesses and to operate its and their respective properties as now conducted and without known material conflict with the rights of others, except where the failure to own or hold licenses in any such trademarks, tradenames, registered copyrights, patents, patent rights, licenses or other proprietary rights would not have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement and the other Loan Documents will not alter or impair any of such rights of Borrower or any of its Subsidiaries. Neither Borrower nor any of its Subsidiaries has been charged or has received a written or oral




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threat to be charged with any material infringement of, nor has any of them knowingly infringed on any unexpired trademark, trademark registration, trade name, patent, registered copyright, copyright registration, or other proprietary right of any Person which could reasonably be expected to have a material adverse effect on the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        5.15 Existing Defaults. Neither Borrower nor any of its Subsidiaries is in default under any Contractual Obligation to which it is a party or by which it or any of the properties owned by it may be bound, the effect of which would reasonably be expected to have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. Neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject, the failure to comply with which would reasonably be expected to have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        5.16 Leases. Borrower and each of its Subsidiaries enjoy peaceful and undisturbed possession under all material leases to which any of them is a party or under which any of them is operating. All of such leases are valid and subsisting, and neither Borrower, nor any of its Subsidiaries, has received any notice of a material default under any of such leases, and, to the best of their knowledge, no material default by Borrower or any of its Subsidiaries exists under any of them.

        5.17 Burdensome Agreements, etc. On the Second Restatement Date, Borrower and its Subsidiaries are not, individually or in combination, party to any unusual or unduly burdensome agreement or undertaking, or subject to any unusual or unduly burdensome court order, writ, injunction, or decree of any court or governmental instrumentality, domestic or foreign, which materially and adversely affects the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        5.18 Fire, Explosion, and Labor Disputes. Neither the business nor the properties or operations of Borrower or its Subsidiaries is presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (irrespective of whether covered by insurance), other than matters of a general economic nature or relating to the energy services or pipeline construction industry as a whole, which materially and adversely affects the properties, business, operations or condition (financial or otherwise) of Borrower and




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its Subsidiaries, taken as a whole.  As of the Second Restatement Date, none of
Borrower or its Subsidiaries is a party to any collective bargaining agreement.

     5.19        Environmental Condition.

        5.19.1 Except as set forth in the Disclosure Statement, none of the Real Property, or other properties or assets of Borrower or any of its Subsidiaries, has, to the best of Borrower's knowledge, ever been used by previous owners or operators in the disposal of or to refine, generate, manufacture, produce, store, handle, treat, transfer, release, process, or transport any Hazardous Waste, and neither Borrower nor any of its Subsidiaries now use or have in the past used such Real Property, or other of their properties or assets, for the purpose of disposal of, refining, generating, manufacturing, producing, storing handling, treating, transferring, releasing, processing, or transporting any Hazardous Waste, other than the generation, storage or handling of Hazardous Waste the release of which would not result in potential remediation costs and related costs and liabilities, in the aggregate, in excess of U.S.$5,000,000 outstanding at any particular time.

        5.19.2 Except as set forth in the Disclosure Statement, none of the Real Property, or other properties or assets of Borrower, or any of its Subsidiaries, (a) has been designated, listed, or identified in any manner under and pursuant to RCRA or CERCLA as a Hazardous Waste or Hazardous Substance disposal or removal site, Superfund cleanup site, or, to our knowledge, a candidate for removal or closure under or pursuant to RCRA or CERCLA, or (b) is so designated, listed, or identified as such a site or, to our knowledge, such a candidate in any manner by the EPA under or pursuant to any other Environmental Protection Statute.

        5.19.3 Except as set forth in the Disclosure Statement, no Lien arising under or in connection with any Fund or Environmental Protection Statute has attached to any revenues or to any real or personal property owned by Borrower or any of its Subsidiaries.

        5.19.4 Except as set forth in the Disclosure Statement, neither Borrower, nor any of its Subsidiaries has received a summons, citation, notice, directive, letter, or other communication, written or oral, from the EPA or any Canadian federal or provincial governmental authority or any other federal or state governmental agency or instrumentality, authorized pursuant to an Environmental Protection Statute, concerning any intentional or unintentional action or omission by Borrower or any of its Subsidiaries resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping, or otherwise disposing of Hazardous Waste or Hazardous Substance




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into the Environment resulting in Damage thereto or to the fish, shellfish, wildlife, biota, and other natural resources, which, if the acts or omissions discussed therein were determined to be true, would result in potential remediation costs and related costs and liabilities, in the aggregate, in excess of U.S.$5,000,000 outstanding at any particular time.

             5.19.5 Except as set forth in the Disclosure Statement, none of the Real Property or assets of Borrower or any of its Subsidiaries has been or is, to the best of Borrower's knowledge, subject to any requirement for notification or reporting under the underground storage tank program, 42 U.S.C. Sections 6991-6991i, or under Sections 304, 311, 312 or 313 of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11004, 11021 or 11023, or under Section 103 of CERCLA, 42 U.S. Section 9603, and their implementing regulations except where such requirement has been complied with or the failure to comply with such requirement would not result in liabilities and related costs, in the aggregate, in excess of U.S.$5,000,000 outstanding at any particular time.

        5.20 Partnerships and Ventures. Neither Borrower, nor any of its Subsidiaries, is a general or limited partner in any partnership or a joint venture in any joint venture except for revenue sharing arrangements entered into in the ordinary course of business, consistent with past practices or partnerships or joint ventures permitted under Section 7.17.

        5.21 No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

        5.22 Ownership Of Margin Stock. None of the property or assets of any of Borrower's Subsidiaries consists of Margin Stock. As of the Second Restatement Date, none of the property or assets of Borrower consists of Margin Stock.

        5.23 Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after receipt and application of the Loans will be, Solvent.

                                   ARTICLE VI

                       AFFIRMATIVE COVENANTS OF BORROWER

        Borrower, and each Canadian Obligor, as to matters relating to such Canadian Obligor, covenant and agree that, so long as any portion of the Total Commitment shall be in effect or any Letter of Credit shall be outstanding and until payment in full of the Loans, the Notes and all amounts drawn and unpaid in respect of any Letter of Credit, it shall, and shall cause its Subsidiaries to, perform each and all of the following:






                                      75

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        6.1         Accounting Records.  Borrower shall and shall cause each of its Subsidiaries to maintain adequate books and records in accordance with GAAP, consistently applied.

        6.2 Financial Statements; Duty to Report. Borrower shall furnish Agent and each Bank:

        (a) as soon as practicable and, in any event, within forty-five (45) days after the close of each calendar month, other than the month of December, and within ninety (90) days after the close of each month of
December: (i) consolidated statements of operations, cash flows and stockholders' equity of Borrower and its Subsidiaries for such monthly period and year to date and (ii) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such monthly period, all in reasonable detail, and certified by the Chief Financial Officer of Borrower to have been prepared in accordance with GAAP consistent with Borrower's past practices; the financial statements provided under this Section 6.2(a) to be accompanied by such consolidating (whether by business segment, subsidiary or otherwise) financial statements as Borrower shall prepare for its board of directors or its senior management in respect of each such calendar month;

        (b)             as soon as practicable and, in any event, within ninety
(90) days after the close of each fiscal year of Borrower, a copy of the annual report for such year for Borrower and its Subsidiaries, including therein: (i) consolidated statements of operations, cash flows and stockholders' equity for such fiscal year and (ii) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year, and setting forth in comparative form, if applicable, the corresponding figures for the previous year, all in reasonable detail, provided that the delivery of the financial statements contained or incorporated in Borrower's report on Form 10-K as filed with the SEC and complying with the rules and regulations of the SEC applicable thereto shall be deemed to comply with the foregoing requirements of this
Section 6.2(b) in respect of such fiscal year if the other requirements of this
Section 6.2(b) are satisfied; the consolidated statements and balance sheet to be audited by independent, nationally recognized, certified public accountants, and certified, without a "going concern" qualification or other qualification or exception of similar gravity or any qualification arising out of the scope of the audit (but not arising out of changes in financial accounting standards), by such accountants to have been prepared in accordance with GAAP, consistently applied, together with a certificate of such accounting firm to Agent and Banks, stating that in the ordinary and usual course of the regular audit of the business of Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an





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Event of Default or an Unmatured Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default or an Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof (provided, however, that such accountants shall not be liable based upon such certificate by reason of their failure to obtain knowledge of any such Event of Default or Unmatured Event of Default that would not be disclosed in the course of their audit examination) and stating that, based on their audit examination, nothing has come to their attention which causes them to believe that the information contained in the year-end certificates delivered therewith pursuant to Section 6.2(c) is not correct;

        (c) contemporaneously with each third monthly and year-end financial report required by Section 6.2(a) and (b), a certificate of the Chief Financial Officer of Borrower stating (i) that he or she has individually reviewed the provisions of this Agreement, the Notes, and the other Loan Documents, (ii) that a review of the activities of Borrower and its Subsidiaries during such year or quarterly period, as the case may be, has been made by or under such individual's supervision, with a view to determining whether Borrower has fulfilled all of its obligations under this Agreement, the Notes, and the other Loan Documents, (iii) whether to the best of his/her knowledge Borrower's Subsidiaries have fulfilled all of their obligations under the other Loan Documents, to the extent that each is a party thereto, and (iv) that to the best of his/her knowledge Borrower and its Subsidiaries have observed and performed each undertaking contained in this Agreement, the Notes, and the Loan Documents, to the extent that each is a party thereto, and Borrower and its Subsidiaries are not in default in the observance or performance of any of the provisions hereof or thereof, or if Borrower or any of its Subsidiaries shall be so in default, specifying all such defaults and events of which such individual may have knowledge or belief;

        (d) promptly after sending or making available or filing of the same, copies of all reports, notices, proxy statements, and financial statements that Borrower or any of its Subsidiaries sends or makes available to their respective shareholders and all regular and periodic reports and all filings pursuant to Sections 13 or 15(d) of the Exchange Act and registration statements and prospectuses that any such Person files with the SEC, or any governmental authority succeeding to any of its functions, and all press releases and other statements made available generally by Borrower or its Subsidiaries to the public concerning material developments in their business or of any condition or event which is required to be disclosed in a current report filed by Borrower or any





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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Subsidiary Guarantor with the SEC on Form 8-K (Items 1, 2, 3 and 4 of such Form as in effect on the Second Restatement Date) if Borrower or any Subsidiary Guarantor were required to file such reports under the Exchange Act;

        (e) notice, as soon as practicable and, in any event, within five (5) days after any Responsible Officer of Borrower has knowledge of: (i) the occurrence of any Event of Default or any Unmatured Event of Default; or (ii) any default or event of default as defined in any evidence of Debt of Borrower or any of its Subsidiaries or under any agreement, indenture, or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default waived. In either event, Borrower shall also supply Agent and Banks with a statement from the Chief Financial Officer of Borrower setting forth the details thereof and the action which Borrower or such Subsidiary proposes to take with respect thereto;

        (f) as soon as practicable and, in any event, within forty-five (45) days after the end of each calendar month and of each of the first three (3) quarterly accounting periods of Borrower in each fiscal year and within ninety (90) days after the end of each of Borrower's fiscal years, a report, in the form of an Officer's Compliance Certificate, indicating Borrower's financial status as measured by and Borrower's compliance with the quantitative financial covenants set forth in Section 7.6 and containing sufficient detail as to explain the calculation of such financial covenants, which report shall be certified as true and correct by the Chief Financial Officer of Borrower to the best of his or her knowledge or belief;

        (g) notice, as soon as practicable, of any notice, claim, action, condition, report or investigation indicating any potential or actual liability arising in connection with (i) non-compliance with or violation of the requirements of any Environmental Protection Statute which has resulted in or presents a reasonable likelihood of resulting in a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (ii) the release of any Hazardous Substance, Hazardous Wastes, or Pollutants or Contaminants into the Environment which has resulted in or presents a reasonable likelihood of resulting in a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or which release Borrower would have a duty to report under any Environmental Protection Statute, or (iii) the existence of any Environmental lien on any assets of Borrower which has resulted in or presents a reasonable likelihood of resulting in a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole;






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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

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        (h)             promptly upon receipt thereof, copies of all reports or
letters submitted to Borrower by its independent public accountants in connection with each annual, interim, or special audit of the financial statements of Borrower or its Subsidiaries made by such accountants, including the comment letter submitted by such accountants to management in respect of Borrower's or its Subsidiaries' internal control matters in connection with their annual audit; and Borrower agrees to obtain such a letter in connection with each of its annual audits;

        (i) prompt written notice of any condition or event (other than conditions or events of a general economic nature or relating to the energy services, pipeline construction or compression industries as a whole) which has resulted or may reasonably be expected to result in (i) a material adverse change in the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole or (ii) an Event of Default or Unmatured Event of Default;

        (j) prompt written notice of any claims, proceedings, or disputes against, or to the knowledge or belief of Borrower threatened, or affecting, Borrower or any of its Subsidiaries, which could reasonably be expected to have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (without in any way limiting the foregoing, claims, proceedings, or disputes involving monetary amounts of U.S.$1,000,000, or more, in excess of any insurance coverage therefor, shall be deemed to be material for purposes of this clause (j)), or any material labor controversy of which Borrower has knowledge resulting in or threatening to result in a strike against Borrower or any of its Subsidiaries, or any proposal of which Borrower has knowledge by any public authority to acquire any of the material assets or business of Borrower or any of its Subsidiaries;

        (k) promptly upon becoming aware of the occurrence of any of the following events, a written notice specifying the nature thereof, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC, or other party with respect thereto: (i) Reportable Event with respect to a Pension Plan; (ii) "prohibited transaction," as such term is defined in Section 4975 of the Code, which prohibited transaction could subject Borrower or any of its ERISA Affiliates to a material civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a material tax imposed by Section 4975 of the Code in connection with any of Borrower's or any of its ERISA Affiliates' Pension Plans or any trust created thereunder;
(iii) failure to timely pay the required annual payment or the full amount of a required installment for any Pension Plan or Multiemployer Plan in any plan year by the due date as required under the terms of the plan, collective bargaining agreement, or Section 412 of the Code;





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(iv) any material additional premium that must be paid to the PBGC under
Section 4006(a)(3)(E) of ERISA; or (v) the imposition of any lien on the assets of Borrower or any of its ERISA Affiliates under ERISA or the Code; or
(vi) any breach of a representation or warranty in Section 5.11, assuming, for purposes of this paragraph, that such representation or warranty was being repeated on a continual basis for the life of this Agreement;

        (l) promptly, copies of: (i) all notices received by Borrower or any of its ERISA Affiliates of the PBGC's (or a foreign country's) intent to terminate any of Borrower's or any of its ERISA Affiliates' Pension Plans or to have a trustee appointed to administer any of Borrower's or any of its ERISA Affiliates' Pension Plans, or of the PBGC's demand for payment or liability under Sections 4062, 4063, or 4064 of ERISA; (ii) at the request of Agent or any Bank, each annual report (IRS Form 5500 series or similar series under the applicable laws of any foreign country and all accompanying schedules), the most recent actuarial reports, the most recent financial information concerning the financial status of each of Borrower's and its ERISA Affiliates' Pension Plans or Multiemployer Plans (to the extent that this information can be obtained), and schedules showing the amounts contributed to each of Borrower's and any of its ERISA Affiliates' Pension Plans or Multiemployer Plans by or on behalf of Borrower or its ERISA Affiliates; (iii) all notices received by Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA or similar liability under the laws of any foreign country; (iv) all notices required to be sent to employees for an employer's failure to make a required installment or other payment required to meet the minimum funding standard under Section 302 of ERISA; and (v) all notifications required to be made to the PBGC for failure to make a required installment or other payment under
Section  412(n) of the Code;

        (m) contemporaneously with the delivery of the annual audited report required by Section 6.2(b), consolidated and, to the extent prepared for Borrower's board of directors or senior management, consolidating plans and financial forecasts, including a balance sheet, income statement, and cash flow projections covering proposed fundings, repayments, additional advances, investments, and other cash receipts and disbursements for each quarter of the forthcoming year and evidencing Borrower's compliance with
Section 6.6(c), as customarily prepared by the management of Borrower for internal use and any other similar reports prepared by management of Borrower pursuant to any provisions of any instrument or document relating to any Debt of Borrower or any of its Subsidiaries;

        (n) promptly upon becoming aware of any Person's seeking to obtain or threatening to seek to obtain a decree or order for relief with respect to Borrower or any of its






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Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower or any such Subsidiary is taking or proposes to take with respect thereto;

        (o) promptly, copies of all amendments to the articles of incorporation or by-laws of Borrower or any of the Subsidiary Guarantors;

        (p) contemporaneously with each third monthly and year-end financial report required by Section 6.2(a) and (b), a certificate signed by the Chief Financial Officer of Borrower separately identifying and describing all material Contingent Obligations of Borrower or any of its Subsidiaries;

        (q) promptly, and in any event within thirty (30) days after the receipt thereof, a copy of any notice, summons, citation, directive, letter, or other form of communication from the EPA, or any other governmental agency or instrumentality, in any way concerning any action or omission on the part of Borrower or any of its Subsidiaries in connection with Hazardous Substances or Hazardous Wastes or concerning the presence of same on any Real Property or other properties or assets of Borrower or any of its Subsidiaries, or concerning the filing of a Lien upon, against or in connection with Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Super Fund, or concerning any potential or actual liability referred to in Section 6.2(g), or from any governmental agency concerning the presence of any regulated substances or compounds on any Real Property or other properties or assets of Borrower or any of its Subsidiaries;

        (r) contemporaneously with each third monthly and year-end financial report required by Section 6.2(a) and (b), a schedule prepared by a Responsible Officer indicating all advances and repayments made under the intercompany revolving promissory notes referred to in Section 7.3(c)(v) during the immediately preceding quarterly accounting period; and

        (s)             as soon as practicable and, in any event, within ten
(10) days after any Responsible Officer of Borrower has knowledge of the occurrence of any of the events described in Section 8.1.2, 8.1.7, 8.1.8, 8.1.9, or 8.1.10 with respect to any Inactive Subsidiary, notice of the occurrence of any such event.

        (t) with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Agent or any Bank.





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        6.3         Corporate Existence, etc.  Except as permitted under
Section 7.7, Borrower shall, and shall cause each of its Subsidiaries other than the Inactive Subsidiaries to, preserve and keep in full force and effect at all times its and their corporate existence and any rights and franchises material to its or their businesses.

        6.4 Payment of Taxes and Claims. Borrower shall, and shall cause each of its Subsidiaries to, pay all Taxes, assessments, and other governmental charges, involving amounts in excess of U.S.$500,000 in the aggregate, imposed upon it or any of its properties or assets or in respect of any of its businesses or income before any penalty or interest accrues thereon, and all other claims (including claims for labor, services, materials, and supplies) involving amounts in excess of U.S.$1,000,000 in the aggregate, for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, prior to the time when any interest, penalty or fine shall be incurred with respect thereto; provided, however, that, unless such Taxes have become a federal tax Lien on, or subject to a statutory priority in favor of any governmental authority with respect to, any of Borrower's or its Subsidiaries' properties or assets, no such Tax, assessment, charge, or claim need be paid if the same is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision, if any, shall have been made therefor as required in order to be in conformity with GAAP.

        6.5 Maintenance of Properties. Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition all of those properties and assets useful or necessary to its business or the business of its Subsidiaries except for property and assets which in the aggregate are not material to the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or which in the ordinary course of Borrower's or its Subsidiaries' business would not be so maintained or repaired.

        6.6 Insurance. Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers satisfactory to the Majority Banks, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputations engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Borrower shall, upon request made from time to time, deliver to Agent or any Bank, copies of certificates describing all insurances then in effect.





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        6.7         Inspection.  Borrower and each Canadian Obligor will permit any Persons designated by Agent or any Bank to visit and inspect any of the properties of Borrower or any of its Subsidiaries or of any Canadian Obligor, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances, and accounts with its and their officers and independent public accountants, all upon reasonable notice and as often as may be reasonably requested. Borrower, Canadian Obligors, Agent and Banks agree to use reasonable efforts to preserve the accountant/client privilege, if any, which Borrower or Canadian Obligors may have in relation to such financial and accounting information.

        6.8 Compliance with Laws, etc. Borrower shall, and shall cause its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would materially adversely affect the properties, business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; provided, however, that this
Section 6.8 shall not prevent Borrower or any of its Subsidiaries from, in good faith and reasonable diligence, contesting the validity of application of any such laws, rules, regulations or orders by appropriate legal proceedings.

        6.9 Pollution and Other Regulations. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Environmental Protection Statutes, and all laws, rules, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which Borrower or any of its Subsidiaries do business; provided, however, that this Section 6.9 shall not prevent Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws, rules, regulations or directives by appropriate legal proceedings.

        6.10 Schedule of Letters of Credit. With each delivery of financial statements pursuant to Section 6.2(a), Borrower shall deliver to Agent, on behalf of Banks, (i) a schedule setting forth the following information with respect to each Standby Letter of Credit (including Letters of Credit) issued for the account of Borrower or any of its Subsidiaries and outstanding as of the date such schedule is delivered (including any Standby Letter of Credit issued concurrently with the delivery of such schedule): (a) the name of the Person (which Person shall be Borrower or any of its Subsidiaries) for whose account each such Standby Letter of Credit was issued;
(b) the name of the issuer of each such Standby Letter of Credit; (c) the maximum amount available to be drawn under each such Standby Letter of Credit on the date of its issuance; and (d) the expiry date of each such





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Standby Letter of Credit; and (ii) a certification by a Responsible Officer of
Borrower and each Canadian Obligor that the representations and warranties of Borrower and each of its Subsidiaries and each Canadian Obligor contained in this Agreement and in the Collateral Documents to the extent each is a party thereto are true and correct as of the date of the certification (except to the extent such representations and warranties expressly relate solely to an earlier date).

        6.11 Further Assurances. At any time or from time to time upon the request of Agent or any Bank, Borrower shall, and shall cause its Subsidiaries to, execute and deliver such further documents and do such other acts and things as Agent or any Bank may reasonably request in order to effect fully the purposes of this Agreement, the Notes, and the other Loan Documents, and to provide for repayment of the Loans made hereunder with interest thereon in accordance with the terms of this Agreement and the Notes.

        6.12 Repatriation of Earnings. To the extent necessary to make principal or interest payments to Banks when due on any of the A Loans or B Loans made under the Credit Facility, Borrower shall repatriate or shall cause its Subsidiaries to repatriate earnings from its foreign Subsidiaries sufficient to make such payments.

        6.13 Additional Subsidiary Guarantors. If, after the Second Restatement Date, the aggregate amount of assets of any wholly-owned Subsidiary of Borrower that is not a Subsidiary Guarantor shall equal or exceed U.S.$25,000,000, based upon a fair valuation thereof, Borrower shall cause such Subsidiary to execute and deliver to Agent, on behalf of Banks, the Subsidiary Guaranty and any other appropriate Collateral Documents in respect of its Collateral requested by Agent in form and substance satisfactory to Agent and deliver all such Collateral to Agent, on behalf of the Banks; provided that this Section 6.13 shall not apply to any foreign Subsidiary to the extent that it is prohibited, or would suffer a material adverse consequence, under the laws of its jurisdiction of organization from compliance with this Section 6.13.

                                  ARTICLE VII

                         NEGATIVE COVENANTS OF BORROWER

        Borrower, and each Canadian Obligor, as to matters relating to such Canadian Obligor, covenant and agree that, so long as any portion of the Total Commitment shall be in effect or any Letter of Credit shall be outstanding and until payment in full of the Loans, the Notes and all amounts drawn and unpaid in respect of any Letter of Credit, it shall, and shall cause its Subsidiaries to, perform each and all of the following:






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        7.1         Debt.  Borrower shall not, and shall not permit any of its
Subsidiaries to, create, incur, assume, permit, guarantee, or otherwise become, or remain, directly or indirectly, liable with respect to any Debt, except:

        (a) Borrower may become and remain liable with respect to Debt evidenced by this Agreement, the A Notes and the B Note;

        (b) Canadian Obligors may become and remain liable with respect to Debt evidenced by this Agreement and the C Note.

        (c) Borrower's Subsidiaries may become and remain liable with respect to Debt owed to Borrower or any of the Subsidiary Guarantors or under loans and advances permitted pursuant to Sections 7.3(c)(ii), 7.3(c)(iv) or 7.3(c)(v), so long as such Debt is evidenced by promissory notes and is unsecured, such Debt to be used by such Subsidiaries as permitted under Section 7.15;

        (d) The Subsidiary Guarantors may become and remain liable with respect to Debt created by the Subsidiary Guaranty;

        (e) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 7.4;

        (f) Borrower and its Subsidiaries may remain liable with respect to Debt set forth in the Disclosure Statement, other than Debt described under Section 7.3(c), and any renewal thereof on substantially similar terms as in effect on the Second Restatement Date;

        (g) Borrower may become and remain liable with respect to Debt owed to any Subsidiary of Borrower, so long as such Debt is evidenced by a promissory note, is unsecured and is subordinated in right of payment to the prior payment in full of the Debt evidenced by the Notes and this Agreement on terms acceptable to Agent and Majority Banks, it being understood that the terms of subordination and the form of promissory note attached as Exhibit N have been reviewed and are acceptable to Majority Banks;

        (h) Borrower and its Subsidiaries may become and remain liable with respect to Debt secured by the Permitted Liens referred to in
Section 7.2(l) or (o), and any renewal thereof on terms substantially similar to the terms as of the date of acquisition of the property subject thereto;

          (i) Borrower and its domestic Subsidiaries may become and remain liable with respect to Debt incurred in the ordinary course of business, other than Debt described under Section 7.1(a), (b), (c) or (g), in an amount not to exceed, in




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the aggregate, U.S.$20,000,000 at any time outstanding less any other Debt outstanding pursuant to Section 7.1(f) and (k);

        (j) Borrower may become and remain liable with respect to Debt, which Debt shall be subordinate to the Debt evidenced by the Notes and this Agreement, on terms and conditions (including, interest rate, amortization, subordination provisions, and otherwise) and in such amounts, all subject to documentation, satisfactory to the Majority Banks and such Banks' counsel;

        (k) Borrower's foreign Subsidiaries may become and remain liable with respect to Debt, other than Debt described under Sections 7.1(b) or 7.1(c), in an amount not to exceed, in the aggregate, U.S.$20,000,000 at any time outstanding less any other Debt outstanding pursuant to Sections 7.1(f) and 7.1(i); provided, however, that, in the event of a default on such Debt, the sole recourse of the Person to whom such Debt is owed is to the respective assets of such foreign Subsidiaries;

        (l) Borrower and its Subsidiaries may become and remain liable with respect to Debt resulting from Capitalized Leases; and

        (m) A Subsidiary of Borrower may remain liable with respect to Debt existing at the time of its acquisition or creation in accordance with
Section 7.3(d), (g), (j) or (k) and not created in anticipation thereof;

provided, however, that, the aggregate amount of Debt (including Debt incurred pursuant to Section 7.17) of Borrower and its Subsidiaries (including related joint venture entities of which they may be a part), other than Debt incurred pursuant to Section 7.1(a), (b), (c), (d), (g), and (j) and the Total IRB/Stockholder Indebtedness, shall not exceed U.S.$20,000,000 at any time outstanding. If Borrower creates or acquires a Subsidiary after the Second Restatement Date in accordance with Section 7.3(d), (g), (j) or (k), Borrower may request, and the Majority Banks shall consider, and may (but shall not be obligated to) agree to, a modification of the foregoing proviso so as to permit Debt or Contingent Obligations prohibited by the foregoing proviso but otherwise permitted by Section 7.1(m) or Section 7.4(f).

        7.2 Liens. Borrower shall not, and shall not permit any of its Subsidiaries (other than CRC-Evans Canada Ltd., an Alberta corporation, so long as it does not have any Debt owing to Borrower, any Canadian Obligor or any Subsidiary Guarantor) to, create, incur, assume or permit to exist, directly or indirectly, any Lien on or with respect to any of its properties or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except:





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        (a)             Liens for Taxes, assessments, or governmental charges
or claims the payment of which is not, at such time, required by Section 6.4;

        (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, and other Liens imposed by law and incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

        (c)             Liens (other than any Lien that would violate Section
7.16 or result in an Event of Default under Section 8.1.12) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of immaterial statutory obligations, immaterial surety and appeal bonds, and bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (d) any attachment or judgment Lien in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed and Liens incurred to secure any immaterial surety appeal and supersedeas bonds or other instruments serving a similar purpose in connection with the appeal of any such judgment;

        (e) leases or subleases granted to others in the ordinary course of business not interfering with the ordinary course of business of Borrower or any of its Subsidiaries;

        (f) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary course of business of Borrower or any of its Subsidiaries;

        (g)             Liens granted by Borrower pursuant to the Collateral
Documents;

        (h) Liens granted by Canadian Obligors pursuant to the Collateral Documents;

        (i) Liens granted by Subsidiary Guarantors pursuant to the Collateral Documents;

        (j) banker's liens in the nature of rights of set-off arising in the ordinary course of business of Borrower or any of its Subsidiaries;





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        (k)             the Liens reflected in the Disclosure Statement
securing Debt existing on the Second Restatement Date, and any renewal thereof on substantially similar terms as in effect on the Second Restatement Date; provided that the Liens identified in the Disclosure Schedule as being required to be terminated within a specified period after the Second Restatement Date are so terminated; and provided further that no such Lien shall secure Debt in excess of the amount secured as of the Second Restatement Date;

        (l) Liens on items of property taken by or granted to a Person other than Agent, on behalf of Banks, who, by making advances or incurring an obligation gives value to enable Borrower, or any of its Subsidiaries, to acquire rights in or the use of such items of property after the Second Restatement Date; provided that such Liens do not attach to any other item of property of Borrower or any of its Subsidiaries;

        (m) Liens granted to a Person, other than Agent, on behalf of Banks, or Canadian Bank, in cash or cash equivalents of Borrower or its Subsidiaries, to secure the Contingent Obligations permitted under Section 7.4(e); provided, however, that at no time may the Liens permitted under this clause 7.2(m) encumber cash or cash equivalents in an aggregate U.S. Dollar amount materially in excess of the Contingent Obligation; provided further that no Lien shall be permitted under this clause (m) in respect of any such Contingent Obligation unless (i) Borrower is advised in writing by each Issuing Bank that such Issuing Bank (1) will not issue a Letter of Credit representing such Contingent Obligation because of a failure to satisfy Section 2.1(c)(iv)(C) or Section 2.3(c)(iv)(C) in respect thereof in the case of (and notwithstanding) Borrower's satisfaction of the other conditions of this Agreement for issuance thereof or (2) would not issue such Letter of Credit because of a failure to satisfy Section 2.1(c)(iv)(C) or Section 2.3(c)(iv)(C) in respect thereof in the case of Borrower's or Canadian Obligors' inability to satisfy such other conditions, and (ii) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the issuance of such Contingent Obligation;

        (n) Liens on the properties and assets of any Subsidiary existing at the time of acquisition or creation of such Subsidiary in accordance with Section 7.3(d), (g), (j) or (k) and not in anticipation thereof; and

        (o) Liens on any property existing at the time, and not created in anticipation, of the acquisition thereof by Borrower or any of its Subsidiaries;

provided that the foregoing exceptions shall not include a Lien in favor of the PBGC or any Pension Plan. The items described in

SECOND AMENDED AND RESTATED CREDIT AGREEMENT clauses (a) through (o) of this Section 7.2 are collectively referred to herein as the "Permitted Liens".

        7.3 Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, make or own, directly or indirectly, any Investment in any Person, except:

        (a)     Borrower and each of its Subsidiaries may make and own
Investments in:

                (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (l) year from the date of acquisition thereof;

                (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

                (iii) commercial paper maturing no more than one (l) year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

                (iv) certificates of deposit, repurchase agreements, or bankers' acceptances maturing within one (l) year from the date of acquisition thereof or issued by any Bank, or by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia which has combined capital and surplus of not less than U.S.$500,000,000;

                (v) short term master notes of Persons which, at the time of acquisition of the Investment, have one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

                (vi) money market funds organized under the laws of the United States of America or any state thereof that invest primarily in any of the Investments permitted under clauses (i), (ii), (iii),
          (iv) and (v) of this Section 7.3(a); or





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                (vii)   high-grade, short-term investment securities having
          substantially equivalent safety as any of the Investments permitted under clauses (i), (ii), (iii), (iv), (v) and (vi) of this Section 7.3(a) of the type or quality marketed or sponsored by any of the Banks.

         (b) Borrower and each of its Subsidiaries may maintain any Investment existing on the Second Restatement Date, which Investments are set forth in the Disclosure Statement;

         (c) (i) Borrower and the Subsidiary Guarantors may make equity contributions, loans or advances to any of their respective directly owned Subsidiaries so long as any such equity or Debt is evidenced by stock certificates or promissory notes, as the case may be, and such stock certificates and promissory notes are pledged and delivered as Collateral pursuant to the Borrower Pledge Agreement or the Subsidiary Pledge Agreement;
(ii) Canadian Obligors may make loans or advances to any of their respective directly owned Subsidiaries so long as any such Debt is evidenced by promissory notes and such promissory notes are pledged and delivered as Collateral pursuant to the Canadian Pledge Agreement; (iii) any Subsidiary of Borrower may make loans or advances to Borrower so long as such Debt satisfies the requirements of Section 7.1(g); (iv) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, and so long as no Event of Default or Unmatured Event of Default shall result from any such Investment, Borrower or any Subsidiary of Borrower may make loans and advances to any Inactive Subsidiary of Borrower disclosed on the Disclosure Statement in an amount not to exceed U.S.$50,000 at any time outstanding to any one Inactive Subsidiary, provided that the aggregate amount of all such loans and advances made after the First Restatement Date shall not exceed U.S.$500,000 at any time outstanding; and (v) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, and so long as no Event of Default or Unmatured Event of Default shall result from any such Investment, any Subsidiary of Borrower which holds a revolving promissory note of any other Subsidiary of Borrower disclosed on the Disclosure Statement may make advances under such note after the Second Restatement Date in an amount not to exceed the unfunded balance thereof set forth on the Disclosure Statement, plus the amount of repayments of principal on such note after the Second Restatement Date, provided that such advances shall not be funded directly or indirectly from the proceeds of any Investment by the Borrower or any Subsidiary Guarantor except to the extent of the sum of (A) such unfunded balance as of the Second Restatement Date and (B) the amount of repayments of principal received by the Borrower or any Subsidiary Guarantor from the advancing Subsidiary after the Second Restatement Date in respect of a promissory note pledged




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pursuant to the Borrower Pledge Agreement or the Subsidiary Pledge Agreement;

        (d) Borrower, Borrower's Subsidiaries (other than an Inactive Subsidiary), or a newly formed Subsidiary of Borrower may make acquisitions so long as: (i) such acquisitions (1) do not constitute or result in an Event of Default or Unmatured Event of Default; (2) are of properties, assets or the capital stock of Persons engaged in an energy related business, except for businesses or activities regulated by the Nuclear Regulatory Commission or any successor thereto; provided, however, that if less than one hundred percent (100%) of the capital stock of a Person is to be acquired: (A) such capital stock shall be non-marketable Securities; and (B) if the acquisition is considered, in the sole discretion of Agent and Banks, to be hostile, Borrower's or its Subsidiary's, as applicable, ownership of such non-marketable Securities shall empower Borrower or its Subsidiary to elect a majority of the members of the board of directors of such Person and shall empower Borrower or its Subsidiary to direct, or cause the direction of, the management and policies of such Person; (3) are not considered, in the sole discretion of Agent and Banks, to be hostile acquisitions of the capital stock of a customer of Agent or any Bank; (ii) if the acquisition is to be made by, or results in, a newly formed Subsidiary of Borrower, Borrower shall have complied with the requirements of Section 7.3(g); and (iii) Borrower shall have delivered to Agent prior written notice of such intended acquisition providing Agent reasonable time to review and analyze such intended acquisition and Borrower's compliance with the terms of this Agreement; provided further that Borrower may make Investments permitted by Section 7.3(j) or (k). For purposes of this Section 7.3(d), "non-marketable Securities" shall mean Securities other than Margin Stock;

        (e) Borrower and its Subsidiaries may make or maintain Investments permitted under Section 7.17;

        (f) Borrower and each of its Subsidiaries (other than an Inactive Subsidiary) may make advances to their respective employees in the ordinary course of business of Borrower and each such Subsidiary, respectively, and in accordance with the past practices of Borrower and each such Subsidiary, respectively; provided, however, that the aggregate U.S. Dollar amount of advances made to any one employee by Borrower or its Subsidiaries may not exceed U.S. $500,000 at any time outstanding; and provided further however, that the aggregate U.S. Dollar amount of advances made by Borrower and its Subsidiaries to all employees may not exceed U.S. $2,000,000 at any time outstanding;

        (g) Upon prior written notice given to Agent by Borrower, which notice provides Agent reasonable time to review and analyze Borrower's proposed creation of such new Subsidiary




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and Borrower's compliance with the terms and conditions of this Agreement:  (i)
Borrower may create Subsidiaries to complete acquisitions permitted by Section 7.3(d); and (ii) Borrower, or the Subsidiary Guarantors, may create additional directly owned Subsidiaries and may transfer properties or assets thereto for use in the ordinary course of such transferee's business, so long as (1) concurrent with each such creation, Borrower or the Subsidiary Guarantors shall pledge the stock or other equity interest of the new Subsidiary (which pledge shall be limited, in the case of the creation of a foreign Subsidiary to the pledge of stock or other equity interest in an amount not to exceed sixty-five percent (65%) of the stock or other equity interest of such foreign Subsidiary and shall not include Margin Stock) to Agent, on behalf of Banks, pursuant to the Borrower Pledge Agreement or the Subsidiary Pledge Agreement and (2) Borrower shall cause the new domestic wholly-owned Subsidiaries which own or acquire assets having a value, based upon the fair valuation thereof, equal to or greater than U.S.$25,000,000 to execute and deliver to Agent, on behalf of Banks, the Subsidiary Guaranty and any other appropriate Collateral Documents requested by Agent and shall deliver all Collateral subject thereto to Agent, on behalf of Banks;

        (h) Borrower or its Subsidiaries may make and maintain Investments in any Person arising from the settlement of amounts, in the context of a bankruptcy, insolvency, or workout proceeding, owed by such Person to Borrower, or any such Subsidiary in respect of the sale or lease of goods or services in the ordinary course of business by Borrower or any such Subsidiary to such Person;

        (i) Borrower and its Subsidiaries may make and maintain other Investments in the ordinary course of business, in an amount not to exceed, in the aggregate, U.S.$2,000,000 at any time outstanding;

        (j) So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and so long as no Event of Default or Unmatured Event of Default shall result from any such Investment, Borrower may make and maintain one or more Investments, with the proceeds of the A Loans and B Loans, in an amount not to exceed U.S.$10,000,000 in the aggregate, in the Margin Stock of one or more Persons so long as such Investment is not considered, in the sole discretion of Agent, to be hostile in respect of a customer of Agent or any Bank, and subject to the prior written notice to Banks of the identity of such Person or Persons and the consent of the Majority Banks to use the proceeds of the Loans to acquire Margin Stock in the Person identified, which consent will not be unreasonably withheld or delayed; and





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        (k)             Borrower may make and maintain one or more Investments
in Margin Stock of Persons engaged in an energy related business (including the transactions permitted under Section 7.5(f)), except for businesses or activities regulated by the Nuclear Regulatory Commission or any successor thereto, so long as: (i) the amount of any such Investment does not exceed, at the time when made, the difference between (1) Borrower's cash and cash equivalents reflected on its most recent consolidated balance sheet minus (2) the outstanding balance of the A Loans and B Loans, after giving effect to any Borrowing under Section 7.3(j), plus the U.S. Letter of Credit Usage; (ii) such Investment is not made with the proceeds of the Loans (unless the Investment is made in accordance with Section 7.3(j)); (iii) such Investments are not acquisitions considered, in the sole discretion of Agent, to be hostile acquisitions of Margin Stock of a customer of Agent or any Bank; (iv) concurrent with an acquisition of Margin Stock hereunder, Borrower delivers to Agent a certificate substantially in the form of Exhibit L evidencing Borrower's compliance with Regulation U of the Federal Reserve Board (and Regulations G and T of the Federal Reserve Board, to the extent applicable) and representing and warranting that none of Borrower's Subsidiaries owns any Margin Stock; and (v) at the time of the making of such Investment, no Event of Default or Unmatured Event of Default shall have occurred or be continuing or shall result from such Investment.

        7.4 Contingent Obligations. Borrower shall not, and shall not permit any of its Subsidiaries to, create or become or be liable, directly or indirectly, with respect to any Contingent Obligation, except:

        (a) Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;

        (b) Contingent Obligations disclosed in the financial statements delivered prior to the Second Restatement Date referred to in
Section 5.3 or described in the Disclosure Statement, and any refinancing, renewals or extensions of such Contingent Obligations on terms substantially similar to the terms in effect as of the Second Restatement Date;

        (c) Contingent Obligations incurred in the ordinary course of business of Borrower and its Subsidiaries, subject to Section 6.4(e);

        (d) Contingent Obligations of Borrower and the Subsidiary Guarantors resulting from their guaranties of the Debt incurred hereunder or with respect to the U.S. Letters of Credit issued or outstanding hereunder, and Contingent Obligations of the Canadian Obligors with respect to the Canadian Letters of Credit issued or outstanding hereunder;




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        (e)             Contingent Obligations of Borrower, or its
Subsidiaries, to a Person(s), other than Agent, on behalf of U.S. Banks, or Canadian Bank, respecting Standby Letters of Credit issued from and after the Second Restatement Date for its (their) account; provided, however, that at no time shall the aggregate U.S. Dollar amount of the Contingent Obligations permitted under Section 7.4(b), Section 7.4(c) and this Section 7.4(e) exceed the positive difference between (i) U.S.$20,000,000 and (ii) the U.S. Letter of Credit Usage plus the Canadian Letter of Credit Usage; and

        (f) Contingent Obligations of any Subsidiary acquired or created by Borrower in accordance with Section 7.3(d), (g), (j) or (k) after the Second Restatement Date and existing at the time of such acquisition or creation, and not in anticipation thereof.

        7.5 Dividends. Borrower shall not, and shall not permit any of its Subsidiaries to, make or declare any dividend (in cash, return of capital, or any other form of property) directly or indirectly, on, or make any other payment or distribution on account of, or set aside assets for a sinking or other similar fund for the purchase, redemption, retirement of, or redeem, purchase, retire, or otherwise acquire any shares or interest of any class of Borrower's or its Subsidiaries' capital stock, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto or other security convertible into any of the following, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property or in obligations; provided, however, that so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and so long as no Event of Default or Unmatured Event of Default shall result therefrom, the foregoing shall not restrict the ability of:

        (a) Borrower or any Subsidiary of Borrower to pay cash dividends directly to the stockholders of Borrower, provided, however, that the aggregate amount of such dividends, per annum, shall not exceed the greater of
(i) U.S.$10,000,000 or (ii) seventy-five percent (75%) of Consolidated Net Income for the fiscal year ended immediately prior to the fiscal year in which such dividends are paid;

        (b) any Subsidiary of Borrower to make any dividend or other distribution, so long as such dividend or distribution is paid to Borrower or another Subsidiary of Borrower;

        (c) Borrower to make any dividend or other distribution to its shareholders consisting of shares of capital stock or rights to acquire its capital stock;




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          (d)             Borrower to pay dividends or make other distributions
on preferred stock issued in compliance with Section 7.7(d) solely in accordance with the terms and conditions of such preferred stock;

          (e) Borrower to grant or issue warrants, rights, and options with respect to its common stock or preferred stock issued in compliance with Section 7.7(d); and

          (f) Borrower to purchase, redeem, retire, or otherwise acquire shares of its capital stock so long as: (i) the U.S. Dollar amount of such purchase, redemption, retirement, or other acquisition does not exceed, at the time when made, the difference between (1) Borrower's cash and cash equivalents reflected on its balance sheet minus (2) the outstanding balance of the A Loans or B Loans plus the U.S. Letter of Credit Usage; (ii) the aggregate U.S. Dollar amount of all such purchases, redemptions, retirements and other acquisitions of the capital stock of Borrower does not exceed U.S.$10,000,000;
(iii) concurrent with any purchase or other acquisition of Margin Stock hereunder, Borrower delivers to Agent a certificate substantially in the form of Exhibit L evidencing Borrower's compliance with Regulation U of the Federal Reserve Board (and Regulations G and T of the Federal Reserve Board to the extent applicable) and representing and warranting that none of Borrower's Subsidiaries owns any Margin Stock; and (iv) at the time of the making of such purchase, redemption, retirement or other acquisition, no Event of Default or Unmatured Event of Default shall have occurred or be continuing or shall result from such purchase, redemption, retirement or other acquisition.

     7.6         Financial Covenants.

          (a) Ratio of Consolidated Total Liabilities to Consolidated Net Worth. Borrower shall not permit, on the final day of any calendar month, the ratio of: (i) the Consolidated Total Liabilities of Borrower and its Subsidiaries, on the date of determination, to (ii) Consolidated Net Worth, on such date, to be greater than one and two-tenths to one (1.2:1.0).

          (b) Consolidated Net Worth. On the final day of each calendar month, Borrower's Consolidated Net Worth shall not be less than the sum of: (i) U.S.$246,690,000; (ii) fifty percent (50%) of the sum of Borrower's positive Consolidated Net Income, if any, for each calendar month beginning September 1994; and (iii) one hundred percent (100%) of the increase in stockholders' equity resulting from the issuance or sale by Borrower of its capital stock after the First Restatement Date (whether for cash, property or securities or pursuant to any other transaction).

          (c) Debt Coverage Ratio. Borrower shall not permit, on the final day of any of its fiscal quarters, the ratio of




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(i) Consolidated Cash Flow for the 12-month period then ended; to (ii)
Consolidated Interest Expense for such period plus the U.S. Dollar amount of the scheduled reductions in Debt of Borrower or its Subsidiaries due to third Persons during such period (excluding any scheduled reduction in the principal of the Total Credit Facility through the First Restatement Date), to be less than two to one (2.0:1.0).

          (d) Working Capital Ratio. Borrower shall not permit, on the final day of any calendar month, its Working Capital Ratio to be less than one and three-tenths to one (1.3 to 1.0).

          (e) EBITDA Ratio. Borrower shall not permit, on the final day of any of its fiscal quarters, the ratio of (i) Consolidated Debt on such date to (ii) EBITDA for the 12-month period then ended, to exceed two and four- tenths to one (2.4 to 1.0).

     7.7 Restriction on Fundamental Changes. Borrower shall not, and shall not permit any Subsidiary (other than an Inactive Subsidiary) to, change the nature of its business, enter into any merger, consolidation, reorganization or recapitalization or reclassify its capital stock or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property of, assets of, or stock or other evidence of beneficial ownership of, any Person, except:

          (a) Any Subsidiary of Borrower may be merged or consolidated with or into Borrower or any of its other Subsidiaries, or be liquidated, wound up, or dissolved, or all or substantially all of its business, property or assets may be conveyed, sold, assigned, leased, transferred, or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any of its other Subsidiaries other than an Inactive Subsidiary; provided, however, that in the case of such a merger or consolidation to which Borrower, any Canadian Obligor, any Subsidiary Guarantor or any other Subsidiary whose stock or other equity interests have been pledged as Collateral is a party, Borrower, such Canadian Obligor, such Subsidiary Guarantor or such other Subsidiary shall be the continuing or surviving corporation and the surviving corporation shall take all steps reasonably necessary or desirable to continue the perfection of Agent's Liens, for the benefit of Banks and Issuing Banks, and Canadian Bank's Liens, on any Collateral affected by such merger or consolidation;

          (b) Borrower and its Subsidiaries may make any Investment permitted under Section 7.3;





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          (c)             Borrower and its Subsidiaries may sell assets in
accordance with the provisions of Section 7.9; and

          (d) With the prior written consent of Majority Banks, Borrower may issue preferred stock in an amount and containing such terms and conditions (including dividend rate and redemption features) acceptable in the discretion of the Majority Banks.

     7.8 Sales and Lease-Backs. Borrower shall not, and shall not permit any of its Subsidiaries to, become or remain liable, directly or indirectly, as lessee or as guarantor or other surety with respect to any Operating Lease of any property (whether real, personal, or mixed real and personal) whether now owned or hereafter acquired: (a) which Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person, or (b) which Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower or any such Subsidiary to any Person in connection with such lease, unless such sale or transfer is permitted pursuant to Section 7.9, without aggregation.

     7.9         Sale of Assets.

          (a) Except as permitted by Section 7.7(a), Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign, transfer, convey, or otherwise dispose of its or their assets, whether now owned or hereafter acquired, except for:

                            (i) the sale or other disposition by Borrower or any of its Subsidiaries of properties or assets in the ordinary and usual course of business;

                           (ii) the sale or other disposition of any of the properties, businesses, or assets of Borrower or its Subsidiaries, outside of the ordinary and usual course of business, for not less than the fair valuation thereof; provided, however, that Borrower shall pay to Agent one hundred percent (100%) of the Net Cash Proceeds in excess of U.S.$10,000,000 in the aggregate, arising from such sales or other dispositions during any fiscal year of Borrower to reduce the Loans in accordance with, and subject to the limitations of, Section 2.15; and
                          (iii) the sale or other disposition to any of Borrower's Subsidiaries of any of the properties, businesses, or assets of Borrower or any of its Subsidiaries in accordance with the terms and conditions of Section 7.3(g).





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          (b)             At the time of any sale or other disposition under
Section 7.9(a)(ii), above, Borrower shall deliver to Agent a certificate, duly executed by a Responsible Officer of Borrower, setting forth in detail the determination of the Net Cash Proceeds of such sale or other disposition, and such other information as is necessary to demonstrate compliance with
Section 2.15.

     7.10 Transactions with Shareholders and Affiliates. Except as permitted hereunder or as set forth in the Disclosure Statement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of equity securities of Borrower or with any Affiliate of Borrower on terms that are less favorable to Borrower or any of its Subsidiaries, as the case may be, than those terms which might be obtained at the time from Persons who are not such a holder or Affiliate, or if such transaction is not one in which terms could be obtained from such other Person, on terms that are not negotiated in good faith on an arm's length basis.

     7.11 Disposal of Subsidiary Debt or Securities. Except as permitted hereunder, Borrower shall not:

          (a) directly or indirectly sell, assign, pledge, transfer, or otherwise encumber or dispose of or forgive any Debt of or claim against or any shares or other securities of (or warrants, rights, or options to acquire shares or other equity interests of) any of its Subsidiaries; provided, however, that Borrower may (i) forgive any Debt of or claim against any wholly-owned Subsidiary whose stock or other equity interests are pledged as Collateral in accordance herewith and (ii) dispose of its interest in the stock or other equity interests of Inactive Subsidiaries for fair value; or

          (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge, transfer or otherwise encumber or dispose of or forgive any Debt of or claim against Borrower or any of Borrower's Subsidiaries or any share or other securities (or warrants, rights or options to acquire shares or other equity interests) of Borrower's Subsidiaries or of any other such Subsidiary; provided, however, that such Subsidiaries may (i) forgive any Debt of or claim against Borrower or any of its Subsidiaries whose stock or other equity interests are pledged as Collateral in accordance herewith, and
(ii) dispose of its interest in the stock or other equity interests of Inactive Subsidiaries for fair value.

     7.12 Conduct of Business. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other





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than the businesses in which they are engaged as of the Second Restatement
Date, or any businesses or activities substantially similar or related or incidental thereto, or if such Subsidiaries became Subsidiaries after the Second Restatement Date, the businesses or activities in which they were engaged as of the date they became Subsidiaries of Borrower and any businesses or activities substantially similar or related or incidental thereto.

        7.13 Amendments or Waivers of Certain Documents. Borrower will not agree to any amendment to, or waive any of its rights with respect to, the terms and provisions regarding interest rates, principal or interest payment amounts, total principal amounts or similar terms and provisions of the Debt, and related indentures or agreements, referred to in Section 7.1(j), if any, or any amendments or waivers with respect to any of the foregoing, without in each case obtaining the prior written consent of the Majority Banks to such amendment or waiver; provided, however, that no such consent shall be required with respect to any amendment thereof to conform such agreements to the terms of this Agreement.

        7.14 Prepayment of Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, (i) prepay or repay any Debt that is subordinate to the Debt evidenced by the Notes and this Agreement or any Contingent Obligation; (ii) enter into or modify any agreement in a way which would be materially adverse to the interests of Banks or as a result of which the terms of payment of any Debt are accelerated; or (iii) amend the terms of any intercompany note pledged as Collateral hereunder, so as to permit any such amendment to become effective prior to the physical attachment of such amendment to such intercompany note in the possession of Agent, except that:

        (a) Borrower and its Subsidiaries may prepay or repay any such subordinate Debt to the extent of regularly scheduled payments and any mandatory prepayments, or any Contingent Obligation to the extent that it ceases to be contingent and is matured, and then only to the extent that each is obligated therefor; and

        (b) Borrower's Subsidiaries may repay or prepay Debt owed to Borrower or any Subsidiary Guarantor.

        7.15        Use of Proceeds.

        (a) Borrower shall use the proceeds of the A Loans and B Loans made hereunder solely:

                (i)   for Borrower's general corporate purposes;




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                (ii)   to make loans to its Subsidiaries:  (A) for such
          Subsidiary's general corporate purposes other than acquisitions; and
          (B) for acquisitions to be made by such Subsidiary so long as such acquisitions are in compliance with the terms and conditions of
          Section 7.3(d);

                (iii) for Standby Letters of Credit required by Borrower or its Subsidiaries in the ordinary course of their respective businesses; and

                (iv) to make and maintain an Investment, other than loans to its Subsidiaries to the extent permitted in clause (ii) of this
          Section 7.15(a), permitted in accordance with Section 7.3.

          (b) Canadian Obligors shall use the proceeds of the C Loans made hereunder solely:

                (i)   for Canadian Obligors' general corporate purposes;

                (ii) to make loans to their respective Subsidiaries: (A) for such Subsidiary's general corporate purposes other than acquisitions; and (B) for acquisitions to be made by such Subsidiary so long as such acquisitions are in compliance with the terms and conditions of
          Section 7.3(d);

                (iii) for Standby Letters of Credit required by Canadian Obligors or their respective Subsidiaries in the ordinary course of business; and

                (iv) to make and maintain an Investment, other than loans to their respective Subsidiaries to the extent permitted in clause (ii) of Section 7.15(b), permitted in accordance with Section 7.3.

        7.16 ERISA. Borrower shall not, and shall not permit any of its ERISA Affiliates to,

        (a) engage in any transaction which it knows or should reasonably know could subject it or any of its ERISA Affiliates to either a civil penalty assessed pursuant to Section 502(i) and (l) of ERISA or a tax imposed by Section 4975 of the Code or any penalty, tax, or other form of financial obligation under the laws of any foreign country, which would have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole;

        (b) permit the aggregate present value of all benefit liabilities on a termination basis (as defined in Section

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

4001(a)(16) of ERISA and determined on the basis of assumptions prescribed by the PBGC under Section 4044 of ERISA) under all Pension Plans (excluding unfunded deferred compensation agreements, welfare plans, or other arrangements of similar nature not subject to the funding requirements of ERISA) that have assets less than such benefits (irrespective of whether vested) to exceed the current fair market value of the assets of such Pension Plans allocable to such benefits by an aggregate amount of more than the greater of (i) U.S.$500,000 or
(ii) five percent (5%) of Consolidated Net Worth;

          (c) fail to make any payments to any Multiemployer Plan that Borrower or any of its ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which would have a material adverse effect on the properties, business, operations or condition (financial or otherwise) Borrower and its Subsidiaries, taken as a whole;

          (d) voluntarily terminate or permit to be terminated any one or more of their Pension Plans, if such termination would result in the imposition of liens on Borrower or any of its ERISA Affiliates under Section 4068 of ERISA or the applicable laws of any foreign country, in an amount which when aggregated with all such prior liens imposed from previous Pension Plan terminations (voluntary or involuntary) would materially affect the ability of Borrower or any of its Subsidiaries to comply at any time with any of the provisions of this Agreement;

          (e) fail to make required contributions to any Pension Plan subject to Section 412(n) of the Code that with the passage of time reasonably could result in a lien upon the assets of Borrower or any of its ERISA Affiliates which would have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole;

          (f) adopt an amendment to any Pension Plan where the amount of the security required to be provided to such Pension Plan under
Section  401(a)(29) of the Code is in excess of U.S.$500,000; or

          (g) cause, suffer, or permit the unfunded present value of all liabilities for post-retirement medical benefits, unfunded deferred compensation arrangements, plant closing benefits, and Multiemployer Plan withdrawal liability, in the aggregate for Borrower and all ERISA Affiliates, to exceed the greater of (i) U.S.$500,000 or (ii) five percent (5%) of Consolidated Net Worth.




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     7.17        Partnerships.  Neither Borrower nor any of its Subsidiaries
shall be or become a general or limited partner in any partnership or a joint venture in any joint venture except:

          (a) revenue sharing arrangements entered into in the ordinary course of business, consistent with past practices; or

          (b) Borrower's Subsidiaries may enter into or be a party to Joint Ventures so long as: (i) Borrower shall give Agent prompt written notice of such Subsidiary's entrance into such Joint Venture; (ii) neither Borrower nor its Subsidiaries shall loan, advance or make capital contributions to such Joint Ventures in excess of U.S.$20,000,000 in the aggregate at any time outstanding, less any other Debt incurred or outstanding as described in the last paragraph of Section 7.1; (iii) if such Subsidiary is a Subsidiary Guarantor, its stock or other equity interest in such Joint Venture is pledged to Agent, on behalf of Banks, pursuant to the Subsidiary Pledge Agreement; and
(iv) no Event of Default or Unmatured Event of Default shall have occurred and be continuing hereunder nor shall result from such Subsidiary's entry into such Joint Venture.

     7.18 Restrictive Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be a party to any agreement which restricts the ability of such Subsidiary to make payments to Borrower by way of dividends, advances, reimbursements, or otherwise, other than this Agreement.

     7.19 Margin Regulation. Borrower shall not, and shall not permit any of its Subsidiaries to, make any Investment which might cause the Borrowings hereunder to violate Regulations G, T, U, or X of the Federal Reserve Board or any other regulations of such board or to violate the Exchange Act. No portion of the proceeds of any of the Loans shall be used by Borrower in any manner which might cause the Borrowing, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations G, T, U, or X of the Federal Reserve Board or any other regulation of such board or to violate the Exchange Act.

     If, notwithstanding Borrower's, Banks', and Agent's intent to comply with Regulation U of the Federal Reserve Board (and Regulations G and T of the Federal Reserve Board, to the extent applicable), the transactions contemplated by this Agreement would violate Regulation U of the Federal Reserve Board (or Regulation G or T of the Federal Reserve Board, to the extent applicable), then, without any further action by the parties hereto, the following Sections of this Agreement shall be amended as set forth below and such amendments shall be deemed to have been effective as of the Second Restatement Date:




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        (a)             The word "and" shall be added at the end of Section
7.2(o), and a new Section 7.2(p) inserted as follows:

                        "(p)    Borrower may grant Liens on or with respect
                        to any of its property or assets consisting of Margin Stock;";

        (b) The last sentence of Section 7.2 shall be deleted and the following new sentence added in lieu thereof:

                        The items described in clauses (a) through (p) of this Section 7.2 are collectively referred to herein as the "Permitted Liens."; and

        (c) Section 7.9(a) shall be amended by deleting the period at the end of such Section and adding "; and" and a new Section 7.9(a)(iv) thereto as follows:

                        "(iv)     the sale or other disposition by Borrower
                        of any of its properties or assets consisting of Margin Stock."

        7.20 Concentration of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, allow the book value of the consolidated assets of the Borrower and its Subsidiaries (other than Intangible Assets) located or held in any country other than the United States, Canada or Great Britain to exceed fifteen percent (15%) of the total book value of all such consolidated assets (other than Intangible Assets).

                                 ARTICLE VIII

                               EVENTS OF DEFAULT

        8.1 Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (an "Event of Default") hereunder:

          8.1.1          Failure to Make Payments When Due.

                         (a)         Borrower or any Canadian Obligor shall
fail to pay any amount owing by it hereunder or under any of the Notes with respect to the principal of any Loans when such amount is due, whether at stated maturity, as a result of a mandatory prepayment requirement, or otherwise; or Borrower or any Canadian Obligor shall fail to pay any of its Reimbursement Obligations within three (3) days of the date when due; or

                         (b)         Borrower or any Canadian Obligor shall
fail to pay, within five (5) days of the date when due, any amount owing by it hereunder or under any of the Notes with respect to




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interest on any of the Loans or any Reimbursement Obligation or with respect to the Fees or any other amounts other than principal (including, fees, costs, and expenses payable to Agent) payable in connection herewith when such amount is due; or

          8.1.2           Default in Other Agreements.

                          (a)         Borrower or any of its Subsidiaries other
than an Inactive Subsidiary shall default (as principal or guarantor or other surety) in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any monetary obligation on (howsoever designated) any Debt, whether such indebtedness now exists or shall hereafter be created; provided, however, that no default under this clause (a) shall occur or result from a default in the payment of any monetary obligation on any Debt of, or Debt guaranteed by Borrower, or any of its wholly-owned Subsidiaries, which, when added to the amount of all other such Debt in default, does not exceed U.S.$1,000,000 and no default under this clause (a) shall occur or result from a default in the payment of any monetary obligation on and Debt of, or Debt guaranteed by, any partially-owned Subsidiary of Borrower, which when added to the amount of all other such Debt in default, does not exceed U.S.$5,000,000; or

                          (b)         An event of default, as defined in any
agreement, mortgage, indenture, interest rate swap agreement, instrument, or other agreement relating thereto under which there may be issued, or by which there may be secured or evidenced, any Debt of, or Debt guaranteed by, Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, whether such Debt now exists or shall hereafter be created, shall occur and such Debt is declared due and payable prior to its stated maturity or due date; provided, however, that no default under this clause (b) shall occur or result from a default in any Debt of, or Debt guaranteed by, Borrower or any of its wholly-owned Subsidiaries, which, when added to the amount of all other such Debt in default, does not exceed $1,000,000 and no default under this clause
(b) shall occur or result from a default in any Debt of, or Debt guaranteed by, any partially-owned Subsidiary of Borrower which, when added to the amount of all other such Debt in default, does not exceed $5,000,000; or

         8.1.3 Breach of Certain Covenants. Borrower, or any of its Subsidiaries, shall fail to perform or comply with any covenant, term, or condition contained in Section 6.2(e) or Article VII of this Agreement and (except in the case of Sections 6.2(e) and 7.6) such default shall not have been remedied within ten (10) U.S. Business Days after receipt of notice from Agent of such default; or




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          8.1.4           Breach of Warranty.  Any financial statement,
representation, warranty, or certification made or furnished by Borrower or any of its Subsidiaries under this Agreement or in any statement, document, letter, or other writing or instrument furnished or delivered to any Bank or to Agent pursuant to or in connection with this Agreement or as an inducement to Agent or any Bank to enter into this Agreement contains as of the date thereof any untrue statement of a material fact or omits to state a material fact (known to Borrower, or its Subsidiaries, in the case of any document not furnished by them) necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, effective, or reaffirmed, not misleading; or

          8.1.5           Other Defaults Under Agreement.

                          (a)         Borrower, or any of its Subsidiaries,
shall default in the performance of or compliance with any term contained in this Agreement other than (i) those referred to above in Sections 8.1.1, 8.1.3 and 8.1.4, and (ii) those set forth in Sections 6.2(a), (b), (c) or (e), 6.5, 6.6, 6.7, 6.11 or 7.6 and such default shall not have been remedied or waived within ten (10) U.S. Business Days after receipt of notice from Agent of such default; or

                         (b)         Borrower, or any of its Subsidiaries,
shall default in the performance of or compliance with any term contained in Sections 6.2(a), (b), (c), 6.5, 6.6, or 6.11 and such default shall not have been remedied or waived within five (5) U.S. Business Days after receipt of notice from Agent of such default; or

         8.1.6 Default Under Collateral Documents. Borrower, any of the Canadian Obligors or any of the Subsidiary Guarantors shall fail to observe or perform any term, covenant, condition, agreement, or obligation to be observed or performed by it or them as applicable, under the Collateral Documents, to the extent that each is a party thereto, and (a) such failure arises out of the granting by Borrower, any of the Canadian Obligors or any of the Subsidiary Guarantors, of a Lien with respect to any of the Collateral, in favor of any Person, except for Permitted Liens; or (b) such failure arises out of any other act or failure to act of Borrower, any of the Canadian Obligors or any of the Subsidiary Guarantors, which act adversely affects the Liens granted in favor of Banks by Borrower, or the Subsidiary Guarantors; provided, however, that the failure to comply with any further assurance provisions contained in the Collateral Documents shall, per se, be deemed to materially adversely affect such Liens; or (c) such failure arises other than under circumstances set forth in clauses (a) and (b) above and continues for ten (10) U.S. Business Days after notice of such failure from Agent; or (d) such failure arises other than under




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circumstances set forth in clauses (a) and (b) above and continues for fifteen
(15) U.S. Business Days after Agent is notified of such failure by Borrower or its Subsidiary; or

          8.1.7 Inability to Pay Debts. Borrower or any of its Subsidiaries other than an Inactive Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

          8.1.8           Involuntary Bankruptcy; Appointment of Receiver, etc.

                          (a)         If an involuntary case seeking the
liquidation or reorganization of Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, under Chapter 7 or Chapter 11, respectively, of the federal Bankruptcy Code or any similar proceeding shall be commenced against Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, under any other applicable law, including without limitation the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada), and any of the following events occur: (i) Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, as applicable, consents to the institution of the involuntary case; (ii) the petition commencing the involuntary case is not timely controverted; (iii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; provided, however, that, during the pendency of such period, Banks shall be relieved of the Total Commitment; (iv) an interim trustee is appointed to take possession of all or a substantial portion of the property or to operate all or any substantial portion of the business of Borrower, or any of its Subsidiaries other than an Inactive Subsidiary; or (v) an order for relief shall have been issued or entered therein; or

                        (b) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, shall have been entered and, within sixty
(60) days from the date of entry, is not vacated, discharged, or bonded against, or any similar relief shall be granted against Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, under any applicable federal or state law and, within sixty (60) days from the date of entry, is not vacated, discharged, or bonded against; provided, however, that, during the pendency of such period, Banks shall be relieved of the Total Commitment; or




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          8.1.9           Voluntary Bankruptcy; Appointment of Receiver, etc.
Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the federal Bankruptcy Code; or Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, shall file a petition, answer, or complaint, or notice thereof, including without limitation a notice of intention under the Bankruptcy and Insolvency Act (Canada), or shall otherwise institute any similar proceeding under any other applicable federal, state, provincial or municipal law, including without limitation the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada), or shall consent thereto; or Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, shall consent to the conversion of an involuntary case to a voluntary case; or Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of the property or to operate all or a substantial portion of the business of Borrower, or any of its Subsidiaries other than an Inactive Subsidiary; or Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, shall make a general assignment for the benefit of creditors; or the board of directors of Borrower, or any of its Subsidiaries other than an Inactive Subsidiary (or any committee thereof), adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

          8.1.10          Judgments and Attachments.

                          (a)         Borrower, or any of its Subsidiaries other
than an Inactive Subsidiary, shall suffer any money judgment(s), writ(s), or warrant(s) of attachment, or similar process(es) involving payment of money in an amount in excess of U.S.$1,000,000, which such amount in excess of U.S.$1,000,000 is not fully covered by insurance, and shall not discharge, vacate, bond, or stay the same within a period of sixty (60) days or, in any event, within ten (10) days of the date of any proposed sale thereunder; or

                          (b)         A judgment creditor shall obtain
possession of any material portion of the properties or assets of Borrower, and its Subsidiaries other than an Inactive Subsidiary, taken as a whole, by any means, including levy, distrait, replevin, or self-help; or

          8.1.11 Dissolution. Any order, judgment, or decree shall be entered decreeing the dissolution or division of Borrower, or any of its Subsidiaries other than an Inactive Subsidiary, and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or




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          8.1.12          ERISA Liabilities.

                          (a)         Any Reportable Event (or similar
occurrence under the applicable laws of a foreign country) occurs which can reasonably be expected to result in a liability by Borrower, or any of its ERISA Affiliates, to the PBGC (or foreign regulatory authority), which would reasonably be expected to have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, and which Majority Banks determine, in good faith, constitutes grounds for the termination of any Pension Plan by the PBGC (or foreign regulatory authority) or for the appointment of a trustee to administer any Pension Plan; or

                         (b)         Any Pension Plan maintained by Borrower,
or any of its ERISA Affiliates, shall be terminated or a trustee appointed by an appropriate United States district court, or pursuant to the applicable law of a foreign country, to administer any Pension Plan, or the PBGC shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan if, as of the date thereof, Borrower's, or any of its ERISA Affiliates', liability or the aggregate liability of Borrower and its ERISA Affiliates for unfunded benefit liabilities (calculated under assumptions prescribed by the PBGC under ERISA Section 4044) under all such Pension Plans exceeds the then current fair market value of assets accumulated in such Pension Plans by more than the greater of (i) U.S.$500,000 or (ii) five percent (5%) of Consolidated Net Worth (or in the case of a termination involving Borrower, or any of its ERISA Affiliates as a Substantial Employer (within the meaning of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

                         (c)         Failure to make full payment (including
all required installments) when due of all amounts which, under the provisions of any Pension Plan, Multiemployer Plan, agreement relating thereto, or applicable law, Borrower, or any of its ERISA Affiliates, is required to pay as contributions thereto, which failure would have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; or

                          (d)         Borrower, or any of its ERISA Affiliates,
creates any accumulated funding deficiency as defined by ERISA, irrespective of whether waived, with respect to any Pension Plan, which would have a material adverse effect on the properties, business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; or

                          (e)         Borrower, or any of its ERISA Affiliates,
as an employer under a Multiemployer Plan, shall have made a





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complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding U.S.$500,000 or, at any time, the then aggregate annual amount of all such withdrawal liabilities for Borrower and its ERISA Affiliates together exceeds U.S.$500,000; or

                         (f)         Any Lien on the properties or assets of
Borrower, or any of its Subsidiaries, shall arise under ERISA or the Code and shall exceed U.S.$500,000; or

                         (g)         The present value of the unfunded
liability for all post-retirement medical benefits, unfunded deferred compensation arrangements, and plant closing benefits, in the aggregate, for Borrower and all of its ERISA Affiliates, taken as a whole, exceeds the greater of (i) U.S.$500,000 or (ii) five percent (5%) of Consolidated Net Worth.

          8.1.13 Termination of Collateral Documents. Any of the Collateral Documents shall cease to be in full force and effect for any reason other than: (a) any act or omission of Agent necessary for the perfection of Liens in favor of Agent, on behalf of Banks; or (b) a release or termination thereof upon the full payment and satisfaction of the Debt due hereunder and under the Notes to Banks; or (c) upon the written consent of the Majority Banks;

          8.1.14          Change in Control.  A Change in Control shall occur.

     8.2         Remedies.  Upon the occurrence of an Event of Default:

          (a)             If such Event of Default arises under Sections 8.1.7,
8.1.8 or 8.1.9, then the unpaid principal amount of and any accrued interest on the Loans shall automatically become immediately due and payable, without presentment, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, or other requirements of any kind, all of which are hereby expressly waived by Borrower and each Canadian Obligor, and the obligation of any Bank to make any further Loan hereunder and the obligation of any Issuing Bank to issue any Letter of Credit hereunder, shall thereupon terminate and, in addition, Borrower and Canadian Obligors shall forthwith deposit with Agent with respect to each Letter of Credit then outstanding, cash or cash equivalents, to be held by Agent for the benefit of the appropriate Issuing Bank and Banks as security for, and to provide for the payment of, Borrower's and Canadian Obligors' obligations under such Letters of Credit; and

          (b) In the case of any other Event of Default, the Majority Banks may request Agent to, and Agent shall thereupon,




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by written notice to Borrower, declare all of the Loans to be and the same shall forthwith become, due and payable, together with any and all accrued interest thereon, without presentment, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, or any other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of Banks to make any further Loan hereunder and the obligation of any Issuing Bank to issue any Letter of Credit hereunder, shall thereupon terminate and, in addition, Majority Banks may request Agent to, and Agent shall thereupon, by written notice to Borrower, demand that Borrower and Canadian Obligors deposit with Agent and Borrower forthwith upon such demand shall deposit, or cause to be deposited, with Agent with respect to each Letter of Credit then outstanding, cash or cash equivalents, to be held by Agent for the benefit of each Issuing Bank and Banks as security for, and to provide for the payment of, Borrower's and Canadian Obligors' obligations under such Letters of Credit.

        Notwithstanding the foregoing, if, at any time after acceleration of the maturity of any Note, Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due other than by acceleration (with interest on principal at the rate specified herein) and all Events of Default and Unmatured Events of Default (other than nonpayment of principal and accrued interest under the Notes, due and payable solely by virtue of acceleration) have been remedied or waived pursuant to Section 12.1, then the Majority Banks, by written notice to Borrower, may rescind and annul the acceleration and its consequences; provided, however, that such action shall not affect any subsequent Event of Default or Unmatured Event of Default or impair any right consequent thereon.

        Upon acceleration, Agent, upon the request of the Majority Banks (and, with respect to the Canadian Pledge Agreement, upon the request of Canadian
Bank), without notice to or demand upon Borrower or Canadian Obligors, or any of them, which notice is expressly waived by Borrower and Canadian Obligors, may proceed, to protect, exercise, and enforce the rights and remedies hereunder and under the Notes or the other Loan Documents and any other rights and remedies as are provided by law or equity. The Majority Banks may determine, in their sole discretion, the order and manner in which Banks' rights and remedies are to be exercised, other than rights and remedies arising solely under the Canadian Pledge Agreement, and all payments received by Agent or Banks in respect thereof, or any one or more of them, shall be applied as follows (regardless of how each Bank may treat the payments for the purpose of its own accounting): first, to all costs and expenses (including, reasonable attorneys' fees, costs of maintaining, preserving or disposing of any of the Collateral, and costs of settlement) incurred by Agent, or Banks, or any of




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them, in enforcing any Debt of, or in collecting any payments due from,
Borrower or any Canadian Obligor hereunder or under the Notes or under the other Loan Documents by reason of such Event of Default; second, to all Fees due and owing to Banks and Agent (in the case of Commitment Fees, pro rata among the aggregate of such outstanding Fees in respect of the A Commitment, B Commitment and the Equivalent Amount in U.S. Dollars, as of the date of receipt of payment by Agent, of the C Commitment, and, in the case of Letter of Credit Fees, pro rata among the aggregate of outstanding U.S. Letters of Credit and the Equivalent Amount in U.S. Dollars, as of the date of receipt of payment by Agent, of the Canadian Letters of Credit); third, to accrued interest on the Loans (pro rata among the aggregate of such outstanding interest in respect of the A Loans, B Loans and the Equivalent Amount in U.S. Dollars, as of the date of receipt of payment by Agent, of the C Loans); fourth, to principal amounts outstanding with respect to the Loans (pro rata among the aggregate of such outstanding principal in respect of the A Loans, B Loans and the Equivalent Amount in U.S. Dollars, as of the date of receipt of payment by Agent, of the C Loans); fifth, to Contingent Obligations of Borrower and Canadian Obligors with respect to outstanding Letters of Credit (pro rata among the aggregate of such outstanding Contingent Obligations in respect of U.S. Letters of Credit and the Equivalent Amount in U.S. Dollars, as of the date of receipt of payment by Agent, of the Canadian Letters of Credit) to the extent that they are not fully collateralized by cash or cash equivalents; and sixth, to other Debt of Borrower or any Canadian Obligor then due and owing to Agent, or Banks, or any of them. Canadian Bank may determine, in its sole discretion, the order and manner in which its rights and remedies arising solely under the Canadian Pledge Agreement are to be exercised, and all payments received by Agent or Canadian Bank in respect thereof shall be applied as determined by Canadian Bank.

        Borrower and Canadian Obligors recognize that in the event Borrower or any Canadian Obligor fails to pay, perform, observe, or discharge any or all of the obligations under this Agreement or any of the Loan Documents, any remedy at law may prove to be inadequate relief to Agent, Issuing Banks, and Banks. Borrower and Canadian Obligors therefore agree that Agent, Issuing Banks, and Banks, if Agent, Issuing Banks, or Banks so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                   ARTICLE IX

                            THE AGENT AND THE BANKS

        9.1 Appointment and Powers of Agent. Each Bank hereby irrevocably designates and appoints Agent as its agent hereunder and hereby authorizes Agent to execute and deliver or accept, on




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behalf of each Bank, the Collateral Documents and any other Loan Documents and to take such action on its behalf and to exercise such rights, remedies, powers, and privileges hereunder as are specifically authorized to be exercised by Agent by the terms hereof or thereof, together with such rights, remedies, powers, and privileges as are reasonably incidental thereto. Agent may execute any of its respective duties as agent hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and Agent shall not be liable for any action taken or omitted to be taken in accordance with the advice of counsel selected by it.

        Except as required by the specific terms of this Agreement, Agent shall have no duty to exercise any right, power, remedy, or privilege granted to it hereby, or to ascertain whether any Event of Default or Unmatured Event of Default has occurred and is continuing or otherwise to inquire into the performance or observance on the part of Borrower or any Canadian Obligor of any term, covenant, condition, or agreement on its part to be performed or observed, or to take any affirmative action hereunder, unless requested or directed to do so by the Majority Banks or all Banks, as provided herein, and shall not, without the prior approval of the Majority Banks or all Banks, as provided herein, consent to any departure by Borrower or any Canadian Obligor from the terms hereof, waive any default on the part of Borrower or any Canadian Obligor hereunder or amend, modify, supplement, or terminate, or agree to any surrender of, this Agreement, the Notes, or any other Loan Documents.

        Agent and Co-Agent have and shall have the same rights and powers under this Agreement, the Notes, and any other Loan Documents with respect to their pro rata shares of the A Commitment and A Loans hereunder as each other U.S. Bank and may exercise the same as though they were not the agent and the co-agent; and the terms "Bank" or "Banks" include Wells Fargo, or any successor agent, and First Interstate in their respective individual capacities hereunder, even if there are no other Banks which are party hereto. Agent and Co-Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any of its Subsidiaries or Affiliates, as applicable, as if they were not the agent and the co-agent hereunder and without any duty to account therefor to Banks.

        Neither Agent, Co-Agent, nor any of their respective directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct; nor shall Agent or Co-Agent be responsible to any Person for the representations, warranties, or other




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statements made by any other Person or for the due execution or delivery, validity, effectiveness, genuineness, value, sufficiency, or enforceability against Borrower, or any of its Subsidiaries, of this Agreement, the Notes, or any other Loan Documents.

        Each Bank hereby agrees, in the ratio that such Bank's pro rata share of the Total Commitment bears to the Total Commitment, to indemnify and hold Agent and Co-Agent harmless, as agent or co-agent hereunder, from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, and expenses (including reasonable attorneys' fees and expenses) incurred or suffered by Agent or Co-Agent in such capacity as a result of any action taken or omitted to be taken by Agent or Co-Agent in such capacity, or otherwise incurred or suffered by, made upon, or assessed against Agent or Co-Agent in such capacity (whether or not the negligence of Agent or Co-Agent was the sole or contributing cause in respect thereof); provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, or expenses resulting from or attributable to gross negligence or willful misconduct on the part of Agent, Co-Agent or their respective directors, officers, agents or employees. Without limiting the generality of the foregoing, each Bank hereby agrees, in the ratio aforesaid, to reimburse Agent promptly following its demand for any out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by Agent hereunder and not reimbursed to Agent by Borrower. Each Bank's obligations under this paragraph shall survive the termination of this Agreement and the discharge of Borrower's obligations hereunder.

        9.2         Nature of Duties; Independent Credit Investigation.
Neither Agent nor Co-Agent shall have any duties or responsibilities, except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature; Agent and Co-Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein. Each Bank expressly acknowledges: (a) that each of Agent and Co-Agent has not made any representations or warranties to it and that no act by Agent or Co-Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Agent or Co-Agent to any Bank; (b) that it has made and will make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of Borrower and Canadian Obligors in connection with this Agreement; and (c) that Agent and Co-Agent shall have no duty or responsibility, either



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initially or on a continuing basis, to provide any Bank with any credit or other information except as provided herein, whether coming into its possession before the making of any Loans hereunder or at any time or times thereafter.

        9.3         Actions in Discretion of Agent; Instructions from Banks.
Agent agrees, upon the written request of the Majority Banks, to take any action of the type specified as being within Agent's rights, powers, or discretion herein. In the absence of a request by the Majority Banks, Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Majority Banks or all Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on all Banks and on all holders of Notes. Agent shall not in any event be required to take or refrain from taking any action which would, in Agent's opinion, expose Agent to liability not specifically indemnified against pursuant to Section 9.1 hereof, be inconsistent with Agent's practice in similar situations when acting solely for its own account, or be contrary to the provisions of any Loan Document or to applicable law. No Bank shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Banks or all Banks, as applicable, or in the absence of such instructions, in the absolute discretion of Agent, subject to the provisions of Section 9.1.

        9.4 Exculpatory Provisions. Each of Agent and Co-Agent shall be under no obligation to any Bank to ascertain the existence or possible existence of any Event of Default or Unmatured Event of Default. Agent shall not be deemed to have knowledge of the occurrence of an Event of Default or Unmatured Event of Default unless a required payment by Borrower to Agent has not been made or unless Agent has received notice from a Bank or Borrower and stating that such notice is a "Notice of Default." In the event that such a payment default occurs or that Agent receives such a notice of the occurrence of an Event of Default or Unmatured Event of Default, Agent shall give prompt notice thereof to Banks. Agent shall (subject to Section 12.1) take such action with respect to such Event of Default or Unmatured Event of Default as shall be directed by the Majority Banks, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable and in the best interests of Banks.

        9.5 Reliance by Agent. Agent shall be entitled to rely upon any communication, instrument, paper, writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order, other document,




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conversation by telephone, or otherwise, believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons. Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by Banks (in the ratio provided in Section 9.1) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such actions.

        9.6 Excess Payments. If while an Event of Default shall have occurred and be continuing any Bank or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal or interest on any Note or payment of Commitment Fees or Letter of Credit Fees in excess of its pro rata share (as determined in accordance with Section 8.2(b)) of payments and other recoveries obtained by all Banks or holders of Notes, such Bank or other holder shall purchase from the other Banks or holders such participations in the Notes or Note held by them as shall be necessary to cause such purchasing Bank or holder to share the excess payment or other recovery ratably (as so determined) with each other Bank or holder (computed using the Equivalent Amount in U.S. Dollars as of the date of payment or other recovery of all amounts received or outstanding in Canadian Dollars); provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to such Bank or other holder to the extent of such recovery, but without interest. Borrower agrees that any Bank or holder so purchasing a participation from another Bank or holder pursuant to this Section 9.6 may, to the fullest extent permitted by law, exercise all of its rights of payment (including setoff) with respect to such participation as fully as if such Bank or holder were the direct creditor of Borrower in the amount of such participation.

        9.7 Obligations Separate. The obligations of each Bank under this Agreement are separate, and neither any Bank nor Agent or Co-Agent shall be responsible for the obligation or commitment of any other Person under this Agreement, nor will the failure of any Bank to perform any of its obligations hereunder relieve Agent or any other Bank from the performance of its respective obligations hereunder. Nothing contained in this Agreement, and no action taken by Banks, Agent or Co-Agent pursuant to this Agreement, the Notes or any of the other Loan Documents or in connection herewith or therewith shall be deemed to constitute Banks, together or with Agent or Co-Agent, a partnership, association, joint venture, or other entity.

        9.8 Resignation by Agent. Agent may resign its agency at any time by giving at least thirty (30) days prior written notice of its intention to do so to each Bank and to Borrower. Such




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resignation shall become effective upon the earlier of: (a) the appointment by the Majority Banks of a successor Agent (which successor Agent shall be a Bank) or (b) the effective date set forth in Agent's notice of resignation; provided, however, that unless an Event of Default has occurred and is continuing, Agent's resignation shall not become effective prior to the appointment by the Majority Banks of a successor Agent. After any resigning Agent's resignation hereunder as Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder. Upon such appointment, the term "Agent" shall for all purposes of this Agreement thereafter mean such successor.

                                   ARTICLE X

                            BANKS' REPRESENTATIONS

        10.1 Investment Representation. Each Bank hereby represents that it will acquire its Note or Notes for its own account for investment and not with a view to the public distribution of such Note or Notes; provided, however, that the disposition of the Note or Notes held by such Bank shall at all times be within such Bank's exclusive control subject to Section 10.2. Each Bank's acquisition of its Note or Notes shall constitute its reaffirmation of the foregoing representation as of the date of such acquisition.

        10.2        Participation in Notes; Compliance with Law.
Notwithstanding the provisions of Section 10.1, each Bank shall have the right at any time to do either or both of the following: (a) furnish one or more purchasers or potential purchasers of all or any portion of the Loans or the Notes or of a participation interest therein with any and all information concerning Borrower or its Subsidiaries which has been supplied by Borrower to Agent or any Bank subject to any such purchaser agreeing to comply with the provisions of Section 10.3; or (b) to sell, assign, syndicate, transfer, or negotiate all or any portion of such Bank's interests in the Loans or the Notes or to sell, assign, transfer, or grant participations in all or any portion of such Bank's interests in the Loans or the Notes in accordance with the terms and conditions of Section 12.5. To the extent that after the Second Restatement Date other financial institutions express an interest in being a "Bank" hereunder, Borrower, Canadian Obligors and Agent agree to execute such amendments or new documentation (including new Notes and a new Exhibit C-1 or Exhibit C-2) to reflect and join such financial institutions as parties hereto and to reflect properly their pro rata benefits and obligations hereunder.

        10.3 Confidentiality. Each Bank agrees that material, non-public information regarding Borrower, its operations, assets,



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and existing and contemplated business plans shall be treated by such Bank in a confidential manner, and shall not be disclosed by it to Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants and auditors to such Bank; (b) to any regulatory authority having jurisdiction over such Bank; (c) as may be required by statute, decision or judicial or administrative order, rule or regulation; (d) as may be agreed to in advance by Borrower; (e) as to any such information which is or becomes generally available; and (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participation of a Bank's interests hereunder.

        10.4 Release of Liens. From and after the First Restatement Date, Wells Fargo shall, upon Borrower's request and at Borrower's expense, (a) deliver to Borrower any documents or instruments evidencing any collateral required under the Amended and Restated Credit Agreement, dated as of January 15, 1991, between Borrower on the one hand and financial institutions signatory thereto and Wells Fargo, as agent, on the other hand, and not required under the First Restatement or this Agreement and (b) execute and deliver to Borrower such agreements, documents and instruments as Borrower may reasonably request to evidence or effect the release of Liens in favor of Wells Fargo in such collateral, including all mortgages and deeds of trust executed and delivered by Borrower or any of its Subsidiaries in connection with the Original Credit Agreement.

                                   ARTICLE XI

                            EXPENSES AND INDEMNITIES

        11.1 Expenses. Irrespective of whether the transactions contemplated hereby shall be consummated, Borrower agrees to pay on demand: (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of this Agreement, the Notes and all other Loan Documents; (b) the cost of delivering the Notes to Banks pursuant to the provisions of this Agreement; (c) the reasonable fees, expenses, and disbursements of counsel to Agent (including in- house counsel to Agent) in connection with the negotiation, preparation, printing, reproduction, execution, delivery, and administration of this Agreement, the Notes, the Letters of Credit, and all other Loan Documents, and any amendments and waivers hereto or thereto; (d) the reasonable fees, expenses, and disbursements of counsel to Canadian Bank (including in-house counsel to Canadian Bank) in connection with the negotiation and preparation of this Agreement, the Notes and all other Loan Documents (e) filing, recording, publication, search, and title fees paid or incurred by or on behalf of Agent or Banks in connection with the transactions contemplated by this Agreement, the Notes, and all other Loan Documents; (e) the reasonable costs and expenses incurred by Agent, on behalf of




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Banks, in connection with audits, inspections, and appraisals contemplated by this Agreement, the Notes, the all other Loan Documents; (f) all other reasonable costs and expenses incurred by Agent and each Issuing Bank in connection with the Letters of Credit, other than customary issuance, maintenance and other administrative (but not enforcement) costs included in the Letter of Credit Fee; (g) all other actual and reasonable out-of-pocket expenses incurred by Banks in connection with the negotiation, preparation, and execution of this Agreement, the Notes, all other Loan Documents, and the making of the Loans hereunder; and (h) all costs and expenses (including reasonable fees and disbursements of counsel (including allocated costs of in-house counsel of Agent and Banks) and costs of settlement) incurred by Agent or Banks in enforcing this Agreement, the Notes, and all other Loan Documents or collecting any Debt of Borrower.

        11.2 Indemnity. To the extent permitted by applicable law, in addition to the payment of expenses pursuant to Section 11.1, and irrespective of whether the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, exonerate, pay, and hold Banks, Agent, Co-Agent, each Issuing Bank and any holder of any interest in the Notes, and the officers, directors, employees, and agents of Banks, Agent, Co-Agent, each Issuing Bank and such holders (collectively the "Indemnitees" and individually an "Indemnitee") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel (including allocated costs of in-house counsel to Agent, Co-Agent and Banks) for such Indemnitees in connection with any investigative, administrative, or judicial proceeding, irrespective of whether such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitee in any manner relating to or arising out of any of the Total Commitment, the use or intended use of the proceeds of the Loans, the issuance of Letters of Credit, the consummation of the transactions contemplated by this Agreement, or the merger of Total into a wholly-owned Subsidiary of Borrower on August 12, 1994, or any of the other transactions contemplated thereby, or any acquisition or disposition or proposed acquisition or disposition (whether or not consummated) of any Person, business or other operating unit whether or not any proceeds of any Loans are applied or proposed to be applied thereto, directly or indirectly, by Borrower or any of its Subsidiaries (WHETHER OR NOT THE NEGLIGENCE OF SUCH INDEMNITEE WAS THE SOLE OR CONTRIBUTING CAUSE IN RESPECT THEREOF) (the "Indemnified Liabilities"); provided, however, that Borrower shall have no obligation hereunder with respect to an Indemnitee for any Indemnified Liabilities proximately caused by the gross negligence or willful misconduct of such Indemnitee. Each Indemnitee will promptly notify Borrower of each event of which




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it has knowledge which may give rise to a claim under the indemnification provisions of this Section 11.2; provided however, that if an Indemnitee fails to give notice Borrower shall be entitled to offset any incremental losses incurred by Borrower as a result of such failure against amounts otherwise payable under this Section 11.2. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee indemnified or intended to be indemnified pursuant to this
Section 11.2, Borrower will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to the Indemnitee or intended Indemnitee). Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit, or proceeding. To the extent that the undertaking to indemnify, pay, and hold harmless set forth above may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Borrower under this Section 11.2 shall survive the termination of this Agreement and the discharge of Borrower's other obligations hereunder.

                                  ARTICLE XII

                                 MISCELLANEOUS

        12.1 Waivers; Modifications in Writing. No failure or delay on the part of Agent, any Bank, any Issuing Bank or any holder of any Note in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for under this Agreement, in the Notes, and in the other Loan Documents, are cumulative and are not exclusive of any remedies that may be available to Agent, any Bank or any Issuing Bank at law, in equity, or otherwise. No amendment, modification, supplement, termination, consent, or waiver of or to any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure therefrom, nor release of any obligor or Collateral thereunder, shall in any event be effective unless the same shall be in writing and signed by or on behalf of the Majority Banks; provided, however, that no such amendment, modification, supplement, termination, waiver, or consent, as the case may be, which has the effect of: (a) reducing the rate or amount or extending the stated maturity or due date of any sum payable by Borrower or any Canadian Obligor, to any Bank hereunder or under the Notes (other than the Agency Fee, which shall only require the consent of Agent); or (b) increasing the amount, or extending the stated expiration or termination date, of each Bank's




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commitment hereunder; or (c) changing this Section 12.1 or Section 12.5 or the definitions of the terms "A Commitment," "B Commitment," "C Commitment," "Total Commitment," "Event of Default," or "Majority Banks," shall be effective unless the same shall be signed by or on behalf of all of Banks; provided further, however, that no such amendment, modification, supplement, termination, waiver, or consent, as the case may be, which has the effect of: (a) increasing the duties or obligations of Agent hereunder; (b) increasing the standard of care or performance required on the part of Agent hereunder; (c) releasing any of the Collateral, other than in accordance with the other provisions hereof; or
(d) reducing or eliminating the indemnities or immunities to which Agent is entitled hereunder (including, any amendment or modification of this Section 12.1), shall be effective unless the same shall be signed by or on behalf of Agent; provided, further, however, that Exhibit C-2 may be amended as provided in Section 2.13. Any waiver of any provision of this Agreement, the Notes, or the other Loan Documents, and any consent to any departure by Borrower or any Canadian Obligor from the terms of any provisions of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower or any Canadian Obligor, in any case shall entitle Borrower or any Canadian Obligor, to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver, or consent effected in accordance with this Section 12.1 shall be binding upon each holder of any Note, each future holder of any Note, Borrower and each Canadian Obligor.

        12.2 Failure or Delay. No failure or delay on the part of Banks, Agent, or any holder of any Note in the exercise of any power, right, or privilege under this Agreement, the Notes, or the other Loan Documents, shall impair such power, right, or privilege or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise of any other power, right, or privilege.

        12.3        Notices, etc.  Except to the extent provided in Sections
2.9 or 2.10, all notices, demands, instructions, and other communications required or permitted to be given to or made upon any party hereto shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by telecopy, or telegram (with messenger delivery specified) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing




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provisions of this Section 12.3, notices, demands, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) indicated on Exhibit M attached hereto.

        12.4 Confirmations. Borrower, Canadian Obligors and each holder of a Note agree that, upon written request received from time to time by one from another, each will confirm to one another in writing (with a copy of each such confirmation sent to Agent) the aggregate unpaid principal amount of the Loans then outstanding under any Note. Each holder of a Note agrees that, upon written request received from time to time by it from Borrower, to make any Note held by it (including the schedule attached thereto) available for reasonable inspection by Borrower at the office of such holder.

        12.5        Benefit of Agreement.

          (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither Borrower nor any Canadian Obligor may assign or transfer any interest hereunder without the prior written consent of Banks and, provided further, however, that, although any Bank may grant participations in its rights hereunder, (i) such Bank shall remain a "Bank" for all purposes hereunder and the participant shall not constitute a "Bank" hereunder, (ii) any such grant of a participation shall not require Borrower to file a registration statement with the SEC or qualify the Loans or Notes under the blue sky laws of any State, (iii) such Bank, together with its Affiliates, shall continue at all times to hold beneficial interests in Loans and the Total Commitment having an aggregate principal amount of not less than an amount equal to: (y) twenty percent (20%) (or such lesser percentage as may be approved by Borrower and Agent) multiplied by (z) that Bank's original pro rata share of the Total Commitment, and (iv) no Bank shall grant any participation (other than to an Affiliate of such Bank) under which the participant shall have rights to approve any amendment to or waiver of this Agreement except to the extent such amendment or waiver would (aa) change the final maturity date of the Loans hereunder in which such participant is participating; (bb) reduce the interest rate applicable to Loans hereunder in which such participant is participating; or (cc) release all or substantially all of the Collateral or guarantees (except as expressly provided in the operative documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other documents entered into in connection herewith (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor




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of the participant relating thereto) and all amounts
payable to any Bank hereunder shall be determined as if such Bank had not sold such participation.

          (b) Notwithstanding the foregoing, any Bank may assign a portion of its rights and obligations hereunder to (i) one or more Banks or
(ii) with the prior written consent of Borrower and Agent (which consent will not be unreasonably withheld), to one or more commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions each of which assignees shall become a party to this Agreement as a "Bank" by execution of an Assignment and Assumption Agreement executed by such assignee, such transferor Bank, and Agent (and, in the case of an assignee that is not then a Bank, by Borrower also); provided, however, that (x) the parties to each such Assignment and Assumption Agreement shall deliver to Agent a processing fee of U.S.$3,000, (y) at such time Exhibit C-1 or Exhibit C-2, as applicable, shall be modified to reflect the pro rata share of the A Commitment of such new Bank and of the existing Banks, if appropriate, and (z) if any such institution becomes a Bank while Loans or any portion of the Total Commitment are outstanding hereunder, new Notes will be issued to such new Bank and to the assigning Bank in conformity with the requirements of Article II to the extent needed to reflect their revised pro rata share of the A Commitment, B Commitment or C Commitment, as appropriate, and, if applicable, Loans. To the extent of any assignment pursuant to this Section 12.5, the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned portion of the Total Commitment.

     12.6 Availability of Funds. Unless Agent shall have been notified by a Bank prior to the date upon which any A Loan or B Loan is to be made that such Bank does not intend to make available to Agent such Bank's portion of such A Loan or B Loan, Agent may assume that such Bank has made or will make such proceeds available to Agent on such date and Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Bank, Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from Borrower), together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to Borrower, and ending on the date Agent recovers such amount, at a rate, per annum, equal to the Federal Funds Rate (or in the case of payment by Borrower, the U.S. Basic Rate). The provisions of this Section 12.6 are solely for the benefit of Banks and Issuing Banks and their assigns and are not intended to benefit Borrower, its successors and assigns, or any other Person.




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     12.7        Judgment.

          (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Exchange Rate as of the date of such judgment.

          (b) The obligation of Borrower, any Canadian Obligor or any Subsidiary Guarantor in respect of any sum due to any Bank or Agent hereunder shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the U.S. Business Day or Canadian Business Day, as the case may be, following receipt by such Bank or Agent, as the case may be, of any sum adjudged to be so due in the Judgment Currency such Bank or Agent, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to such Bank or Agent, as the case may be, in the Agreement Currency, Borrower, such Canadian Obligor or such Subsidiary Guarantor, as the case may be, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or Agent, as the case may be, against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Bank or Agent, as the case may be, such Bank or Agent, as the case may be, agrees to remit to Borrower, such Canadian Obligor or such Subsidiary Guarantor, as the case may be, such excess.

     12.8 Headings. Article and Section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or affect the construction of this Agreement.

     12.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.




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

     12.10       Governing Law and Venue.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA.

          (b) The Borrower and each Canadian Obligor hereby expressly and irrevocably agree and consent that any suit, action or proceeding arising out of or relating to this Agreement, the Notes, the other Loan Documents or the transactions contemplated herein or therein may be instituted by Agent or any Bank in any State or Federal court sitting in the County of Dallas, State of Texas, United States of America and, by the execution and delivery of this Agreement, Borrower and each Canadian Obligor expressly waive any objection that any of them may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding. BORROWER AND EACH CANADIAN OBLIGOR HEREBY WAIVE ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE THE COURTS REFERRED TO IN THIS SECTION 12.10 ON THE BASIS FORUM NON CONVENIENS.

          (c) Borrower agrees that service of process may be made on Borrower by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to the address of Borrower specified on Exhibit M hereto, or by any other method of service provided for under the applicable laws in effect in the State of Texas. Each Canadian Obligor hereby irrevocably appoints Borrower, located at the address of Borrower specified on Exhibit M, as its agent for service of process in the State of Texas and agrees that service of process may be made on such Canadian Obligor by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to the addresses of such Canadian Obligor or Borrower specified in Exhibit M hereto or by any other method of service provided for under the applicable laws in effect in the State of Texas.

          (d) Nothing contained in subsections (b) or (c) hereof shall preclude Agent or any Bank from bringing any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any of the other Loan Documents in the courts of any place where Borrower or Canadian Obligors or any of their respective property or assets may be found or located. To the extent permitted by the applicable laws of any such jurisdiction, Borrower and Canadian Obligors hereby irrevocably submit to the jurisdiction of any such court and expressly waive, in respect of any such suit, action or proceeding, the jurisdiction of any other court or courts which now or hereafter, by reason of their




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


present or future domicile, or otherwise, may be available to them.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, BORROWER AND EACH CANADIAN OBLIGOR HEREBY AGREE, TO THE EXTENT PERMITTED BY LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     12.11 Severability of Provisions. Any provision of this Agreement which is illegal, invalid, prohibited, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition, or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.12 Changes in Accounting Principles. If any changes in accounting principles from those used in the preparation of the financial statements referred to in this Agreement are hereafter occasioned by the promulgation of rules, regulations, pronouncements, or opinions of or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), or there shall occur any change in Borrower's or any of its Subsidiaries' fiscal or tax years and, as a result of any such changes, there shall result in a change in the method of calculating any of the financial covenants, negative covenants, standards, or other terms or conditions found in this Agreement, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Borrower's financial condition shall be the same after such changes as if such changes had not been made.

     12.13 Survival of Agreements, Representations, and Warranties. All agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of Letters of Credit hereunder, and the execution and delivery of the Notes.

     12.14 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each holder or transferee of any Note or any Person with any interest in any Note (whether by way of participation or otherwise) is hereby authorized by Borrower and each Canadian Obligor at any time or from time to time, without notice to





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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Borrower or any Canadian Obligor, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by that Bank, or that subsequent holder to or for the credit or the account of Borrower or any Canadian Obligor, or against and on account of the Debt of Borrower or any Canadian Obligor, to that Bank, or that subsequent holder under this Agreement and the Notes, including all claims of any nature or description arising out of or connected with this Agreement or the Notes, irrespective of whether that Bank or that subsequent holder shall have made any demand under this Agreement; provided, however, that Banks agree, for their mutual benefit, to refrain from exercising such rights unless authorized to do so by the Majority Banks.

     12.15 Obligations Separate. The obligations of each Bank under this Agreement are separate, and neither any Bank, Co-Agent nor Agent shall be responsible for the obligation or commitment of any other Person under this Agreement. Nothing contained in this Agreement, and no action taken by Banks pursuant to this Agreement, the Notes or any of the other Loan Documents or in connection herewith or therewith shall be deemed to constitute Banks, with Borrower, to be a partnership, association, joint venture, or other entity.
The relationship between Borrower or any Canadian Obligor and each Bank, and Borrower or any Canadian Obligor and each Issuing Bank, is solely that of debtor and creditor, and neither Agent, Co-Agent, any Issuing Bank, nor any Bank has any fiduciary or other special relationship with Borrower or any Canadian Obligor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower or any Canadian Obligor and any Bank, or Borrower or any Canadian Obligor and any Issuing Bank, to be other than that of debtor and creditor.

     12.16 Publicity. Except for disclosures required to be made under the Federal Securities laws, any applicable state securities laws or any applicable rules of the New York Stock Exchange, any publicity release, advertisement, filing, public statement, or announcement made by or at the request of Borrower, or any of its Subsidiaries, or Affiliates regarding this Agreement or the financing provided under this Agreement which makes reference to Agent, Co-Agent or Banks, or any Bank, or describes the financing provided by Banks, shall be first reviewed by and must be satisfactory to Agent; provided, however, that Agent and Banks acknowledge and agree that Borrower or any of its Subsidiaries may be legally obligated to disclose such information irrespective of Agent's and Banks' failure to approve such filing, public statement, or announcement.




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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     12.17 FINAL AGREEMENT OF THE PARTIES. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS CONSTITUTE A "LOAN AGREEMENT" FOR THE PURPOSES OF
SECTION 26.02(A) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

     12.18 Limitation of Liability. None of Agent, Co-Agent, any Issuing Bank, any Bank, or any Affiliate, officer, director, employee, attorney, or agent thereof (collectively, the "Bank Related Parties," and each, a "Bank Related Party") shall have any liability with respect to, and Borrower and each Canadian Obligor hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower or any Canadian Obligor in connection with, arising out of, or in any way related to, this Agreement, the Notes or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first hereinabove set forth.

                                        ENTERRA CORPORATION,
                                        a Delaware corporation


                                        By: ______________________________
                                            Title: _______________________


                                        ENTERRA CANADA LIMITED, an Alberta
                                        corporation


                                        By: ______________________________
                                            Title: _______________________


                                        CHERCO-BARBER LTD., an Alberta
                                        corporation


                                        By: ______________________________
                                            Title: _______________________


                                        WELLS FARGO BANK, N.A.,
                                        a national banking association, in
                                        its individual capacity and as
                                        Agent


                                        By: ______________________________
                                            Title: _______________________


                                        FIRST INTERSTATE BANK OF TEXAS,
                                        N.A., a national banking
                                        association, in its individual
                                        capacity and as Co-Agent


                                        By: ______________________________
                                            Title: _______________________

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                        BANK ONE, TEXAS, N.A., a national
                                        banking association


                                        By: ______________________________
                                            Title: _______________________


                                        TEXAS COMMERCE BANK NATIONAL
                                        ASSOCIATION, a national
                                        banking association


                                        By: ______________________________
                                            Title: _______________________


                                        BANK OF MONTREAL


                                        By: ______________________________
                                            Title: _______________________





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SECOND AMENDED AND RESTATED CREDIT AGREEMENT